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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004

                             ---------------------

                                    FORM 8-K

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

                                AUGUST 30, 2000

                         COMMISSION FILE NUMBER 1-6154

                    ASSOCIATES CORPORATION OF NORTH AMERICA
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                       74-1494554
        (State or other jurisdiction                          (I.R.S. Employer
      of incorporation or organization)                      Identification No.)

         250 EAST CARPENTER FREEWAY                              75062-2729
                IRVING, TEXAS                                    (Zip Code)
  (Address of principal executive offices)

               Registrant's Telephone Number, including area code
                                  972-652-4000

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

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     Associates Corporation of North America ("ACONA" or the "Company"), a Delaware corporation, is a wholly-owned subsidiary and the principal operating unit of Associates First Capital Corporation ("First Capital"). On August 30, 2000, First Capital contributed several of its wholly-owned subsidiaries to the Company. The subsidiaries include ACONA B.V., AIC Associates Canada Holdings, Inc., Associates Capital Corporation of Canada, Associates Credit Card Services, Inc., Associates International Holdings Corporation, Avco Financial Services Limited, The Northland Company, and several other subsidiaries, collectively referred to hereafter as "Contributed Entities". The Contributed Entities are a group of diversified financial services companies providing finance, leasing, insurance and related services to individual consumers and businesses in the United States and international markets, primarily Japan, Canada and the United Kingdom. The consolidated financial statements of ACONA have been restated retroactively to reflect the results of these contributions in a manner similar to a pooling-of-interests, in accordance with generally accepted accounting principles, and are filed as exhibits to this Form 8-K. Upon consummation of the contribution, these restated financial statements became the historical consolidated financial statements of ACONA, and such related financial statements modify and supercede the consolidated financial statements and related financial information and other disclosures of ACONA contained in its Form 10-K for the year ended December 31, 1999 and its Form 10-Q for the six months ended June 30, 2000. The contribution of the Contributed Entities to the Company increased revenues by $4.3 billion, $2.0 billion and $1.0 billion for the year ended December 31, 1999, 1998 and 1997, respectively, and increased net earnings by $742.2 million, $337.1 million and $213.3 million in 1999, 1998 and 1997, respectively.

     Prior to First Capital's acquisition by Ford Motor Company ("Ford") in 1989 (see Note 1 to the consolidated financial statements), all of the international and domestic finance operations were owned by ACONA. When Ford acquired First Capital in 1989, Ford transferred ACONA's ownership in the international operations to certain subsidiaries of Ford. The contribution as described herein returns ACONA to its former operational structure while solidifying First Capital's global funding presence under ACONA. Further, management believes the contribution of the Contributed Entities will enhance ACONA's liquidity, access and execution in the global capital markets.

     Immediately following the contribution of the Contributed Entities, ACONA declared a dividend to First Capital in the amount of approximately $3.0 billion. On a proforma basis, after giving effect to the dividend, ACONA's debt to equity ratio would have been 5.4 to 1 and 5.5 to 1 at June 30, 2000 and December 31, 1999, respectively. ACONA's debt to tangible equity ratio would have been 7.7 to 1 and 8.2 to 1 at June 30, 2000 and December 31, 1999, respectively. See Item 6. -- "Selected Financial Data" for additional financial information.

     In addition, First Capital intends to assign to ACONA certain of its outstanding foreign currency forward exchange contracts or to enter into corresponding intercompany agreements with ACONA for such contracts, as well as for any foreign denominated debt issued by First Capital, all of which are designated as hedges of its net investment in one of the foreign currency denominated Contributed Entities. The financial statements of ACONA contained in this Form 8-K have been restated to reflect the effects of such hedging instruments for all periods presented, as if such instruments had been contributed to ACONA in conjunction with the Contributed Entities.

     In order to more clearly define the names of the participants of the transaction, unless the context otherwise requires, (i) "ACONA" or the "Company" refers to Associates Corporation of North America and its consolidated subsidiaries after giving effect to the contribution of the Contributed Entities, (ii) "First Capital" refers to Associates First Capital Corporation and its consolidated subsidiaries, and (iii) "Contributed Entities" refers to the entities contributed to ACONA on August 30, 2000, as defined above.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements of Associates Corporation of North America and Financial Statements of Contributed Entities

                  (i) ASSOCIATES CORPORATION OF NORTH AMERICA
                           AT AND FOR THE YEARS ENDED
                        DECEMBER 31, 1999, 1998 AND 1997

     Item 1.  Business

     Item 2.  Properties

     Item 3.  Legal proceedings

     Item 4.  Submission of matters to a vote of security holders

     Item 5. Market for registrant's common equity and related stockholder matters

     Item 6.  Selected financial data

     Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     Item 7A. Quantitative and Qualitative Disclosures about Market Risk

     Item 8.  Financial statements and supplementary data

                - Report of Independent Auditors

                - Consolidated Statement of Earnings for the years ended
                  December 31, 1999, 1998 and 1997

                - Consolidated Balance Sheet at December 31, 1999 and 1998

                - Consolidated Statement of Changes in Stockholders' Equity for
                  the years ended December 31, 1999, 1998 and 1997

                - Consolidated Statement of Cash Flows for the years ended
                  December 31, 1999, 1998 and 1997

                - Notes to Consolidated Financial Statements

                  (ii) ASSOCIATES CORPORATION OF NORTH AMERICA
                 AT AND FOR THE SIX MONTHS ENDED JUNE 30, 2000

     Item 1. Financial statements

               - Consolidated Statement of Earnings for the six months ended
                 June 30, 2000 and 1999 and for the three months ended June 30, 2000 and 1999 (Unaudited)

               - Consolidated Balance Sheet at December 31, 1999 (Audited) and
                 at June 30, 2000 (Unaudited)

               - Consolidated Statement of Cash Flows for the six months ended
                 June 30, 2000 and 1999 (Unaudited)

               - Notes to Consolidated Financial Statements

     Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

     Item 3. Quantitative and Qualitative Disclosures about Market Risk

                           (iii) CONTRIBUTED ENTITIES
                        AT AND FOR THE PERIODS INDICATED

  Financial statements

     - Report of Independent Auditors

     - Combined Statement of Earnings for the years ended December 31, 1999, 1998 and 1997 (Audited) and for the six months ended June 30, 2000 and 1999 (Unaudited)

     - Combined Balance Sheet at December 31, 1999 and 1998 (Audited) and at June 30, 2000 (Unaudited)

     - Combined Statement of Changes in Stockholder's Equity for the years ended December 31, 1999, 1998 and 1997 (Audited) and for the six months ended June 30, 2000 (Unaudited)

     - Combined Statement of Cash Flows for the years ended December 31, 1999, 1998 and 1997 (Audited) and for the six months ended June 30, 2000 and 1999 (Unaudited)

     - Notes to Combined Financial Statements

FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). The 1995 Act provides a "safe harbor" for forward-looking statements to encourage companies to provide information without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected. Although the Company does not anticipate that it will make forward-looking statements as a general policy, the Company will make forward-looking statements as required by law or regulation, and from time to time may make such statements with respect to management's estimation of the future operating results and business of the Company.

     The following is a summary of the factors the Company believes important and that could cause actual results to differ from the Company's expectations. The Company is publishing these factors pursuant to the 1995 Act. Such factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosure made by the Company prior to the effective date of the 1995 Act. Readers should understand that many factors govern whether any forward-looking statement will be or can be achieved. Any one of those factors could cause actual results to differ materially from those projected. No assurance is or can be given that any important factor set forth below will be realized in a manner so as to allow the Company to achieve the desired or projected results. The words "believe," "expect," "anticipate," "intend," "aim," "will" and similar words identify forward-looking statements. The Company cautions readers that the following important factors, among others, could affect the Company's actual results and could cause the Company's actual consolidated results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.

     - Rapid changes in interest rates, which may (i) limit the Company's ability to generate new finance receivables (ii) decrease the Company's net interest margins and (iii) adversely affect the valuation of the Company's interest sensitive assets.

     - Increase in contractual delinquencies, non-performing loans and credit losses.

     - Decline in the values of collateral securing customer obligations resulting in increased credit losses.

     - Rapid changes in receivable prepayment rates.

     - Adverse changes, or any announcement relating to a possible or contemplated adverse change, in the ratings obtained from any of the independent rating agencies relating to the Company's debt securities or other financial instruments.

     - The inability of the Company to access capital and financing on terms acceptable to the Company.

     - Changes in any domestic or foreign governmental regulation affecting the Company's ability to declare and pay dividends, conduct business, the manner in which it conducts business or the level of product pricing.

     - Heightened competition, including the intensification of price competition, the entry of new competitors and the introduction of new products by new and existing competitors.

     - Adverse publicity and news coverage about the Company or about any of its proposed products or services.

     - Adverse results in litigation matters and governmental proceedings involving the Company.

     - General economic and inflationary conditions affecting consumer debt levels and credit losses and overall increases in the cost of doing business.

     - Changes in social and economic conditions such as increasing consumer bankruptcies, inflation and monetary fluctuations, foreign currency exchange rate fluctuations and changes in tax rates or tax laws.

     - Changes in generally accepted accounting policies and practices, and the application of such policies and practices to the Company.

     - Loss or retirement of key executives, employees or technical personnel.

     - The effect of changes within the Company's organization or in compensation and benefit plans and the ability of the Company to attract and retain experienced and qualified management personnel.

     - Natural events and acts of God such as earthquakes, fires or floods affecting the Company's branches and other operating facilities.

     - The Company's ability to integrate the operations of acquisitions into its operations and to efficiently exit selected operations.

     - The decline in stock price adversely affecting First Capital's ability to access the equity markets.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

                                    ASSOCIATES CORPORATION OF NORTH AMERICA

                                            By:     /s/ ROY A. GUTHRIE
                                              ----------------------------------
                                                       Roy A. Guthrie
                                              Senior Executive Vice President,
                                              Principal Financial Officer and
                                                          Director

Date: August 30, 2000

                  (i) ASSOCIATES CORPORATION OF NORTH AMERICA

    For purposes of Rule 412 of the Securities Act of 1933, the following modifies and supercedes the corresponding Items of the Company's Form 10-K for the year ended December 31, 1999.

                                                                                  PAGE
                                                                                  ----

     Item 1.       Business....................................................     8

     Item 2.       Properties..................................................    20

     Item 3.       Legal proceedings...........................................    20

     Item 4.       Submission of matters to a vote of security holders.........    20

     Item 5.       Market for registrant's common equity and related
                     stockholder matters.......................................    21

     Item 6.       Selected financial data.....................................    22

     Item 7.       Management's Discussion and Analysis of Financial Condition
                     and Results of Operations.................................    23

     Item 7A.      Quantitative and Qualitative Disclosures about Market
                     Risk......................................................    33

     Item 8.       Financial statements and supplementary data

                   - Report of Independent Auditors............................    36

                   - Consolidated Statement of Earnings for the years ended
                     December 31, 1999, 1998 and 1997..........................    37

                   - Consolidated Balance Sheet at December 31, 1999 and
                     1998......................................................    38

                   - Consolidated Statement of Changes in Stockholders' Equity
                     for the years ended December 31, 1999, 1998 and 1997......    39

                   - Consolidated Statement of Cash Flows for the years ended
                     December 31, 1999, 1998 and 1997..........................    40

                   - Notes to Consolidated Financial Statements................    41

                                     PART I

ITEM 1. BUSINESS.

COMPANY OVERVIEW

     Associates Corporation of North America ("ACONA" or the "Company"), a Delaware corporation, is a wholly-owned subsidiary and the principal operating unit of Associates First Capital Corporation ("First Capital"). The Company is a leading diversified financial services organization providing finance, leasing, insurance and related services to consumers and businesses in the United States and internationally. The Company had approximately 2,700 branch offices and approximately 31,000 employees at December 31, 1999. The Company's corporate headquarters are located in Irving, Texas.

     On December 31, 1999, First Capital contributed its wholly-owned subsidiary, Associates World Capital Corporation ("AWCC"), to the Company. AWCC, through its principal operating subsidiary Associates First Capital B.V., issues unsecured debt and commercial paper which is used to fund certain international consumer and commercial finance operations.

     On August 30, 2000, First Capital contributed several of its wholly-owned subsidiaries to ACONA. The subsidiaries include ACONA B.V., AIC Associates Canada Holdings, Inc., Associates Capital Corporation of Canada, Associates Credit Card Services, Inc., Associates International Holdings Corporation, Avco Financial Services Limited, The Northland Company and several other less significant subsidiaries, collectively referred to hereafter as "Contributed Entities". The Contributed Entities are a group of diversified financial services companies providing finance, leasing, insurance and related services to individual consumers and businesses in the United States and international markets, primarily Japan, Canada and the United Kingdom. The contribution as described herein returns ACONA to its former legal structure while solidifying First Capital's global funding presence under ACONA. Further, management believes the contribution of the Contributed Entities will enhance ACONA's liquidity, access and execution in the global capital markets. The revenues, pre-tax earnings and stockholders' equity of the Contributed Entities were approximately $4.7 billion, $1.1 billion and $3.9 billion, respectively, as of and for the year ended December 31, 1999. The consolidated financial statements of ACONA have been restated retroactively to reflect the results of these contributions in a manner similar to a pooling-of-interests in accordance with generally accepted accounting principles, and are filed as exhibits to this Form 8-K. Upon consummation of these contributions, these restated financial statements became the historical consolidated financial statements of ACONA, and such related financial statements modify and supercede the consolidated financial statements and related financial information and other disclosures of ACONA contained in its Form 10-K for the year ended December 31, 1999 and its Form 10-Q for the six months ended June 30, 2000. The contribution of the Contributed Entities to the Company increased revenues by $4.3 billion, $2.0 billion and $1.0 billion for the year ended December 31, 1999, 1998 and 1997, respectively, and increased net earnings by $742.2 million, $337.1 million and $213.3 million in 1999, 1998 and 1997, respectively.

     In addition, First Capital intends to assign to ACONA certain of its outstanding foreign currency forward exchange contracts or to enter into corresponding intercompany agreements with ACONA for such contracts, as well as for any foreign denominated debt issued by First Capital, all of which are designated as hedges of its net investment in one of the foreign currency denominated Contributed Entities. The financial statements of ACONA contained in this Form 8-K have been restated to reflect the effects of such hedging instruments for all periods presented, as if such instruments had been contributed to ACONA in conjunction with the Contributed Entities.

     In order to more clearly define the names of the participants of the transaction, unless the context otherwise requires, (i) "ACONA" or the "Company" refers to Associates Corporation of North America and its consolidated subsidiaries after giving effect to the contribution of the Contributed Entities, (ii) "First Capital" refers to Associates First Capital Corporation and its consolidated subsidiaries, and (iii) "Contributed Entities" refers to the entities contributed to ACONA on August 30, 2000, as defined above.

     On September 5, 2000, First Capital and Citigroup Inc. entered into an agreement and plan of merger whereby First Capital will be merged with and into Citigroup Inc. (the "Agreement"). Under the Agreement, which was filed as a Form 8-K dated September 6, 2000, holders of First Capital common stock will receive
0.7334 shares of Citigroup Inc. common stock for each share of First Capital common stock.

     For the year ended December 31, 1999, the Company had total managed revenues of $12.7 billion and net earnings of $1.8 billion. At December 31, 1999, managed finance receivables were $77.1 billion, total managed assets were $86.8 billion and stockholders' equity was $13.4 billion.

     The Company's finance receivables are geographically dispersed. At December 31, 1999, approximately 80% of total managed receivables were dispersed across the United States with 9% in California, 7% in Texas and 6% in Florida; no other individual state had more than 4%. The remaining 20% of total managed receivables were dispersed across 12 foreign countries, with 10% in Japan, 5% in Canada, and no more than 4% in any other foreign country.

     For internal reporting purposes, the Company is managed as an integral component of First Capital. Under its present financial reporting structure, the Company does not report performance measures to the chief operating decision-maker based on a segment organization. Pursuant to the provisions of Statement of Financial Accounting Standards No. 131 ("SFAS 131") Disclosures about Segments of an Enterprise and Related Information, no segment disclosures are required because the Company is not managed on a segment basis. See Note 2 to the consolidated financial statements.

     Certain prior year amounts presented herein have been restated to conform to the current year presentation.

SIGNIFICANT 1999 TRANSACTIONS

     During 1999, First Capital completed several significant strategic acquisitions of which a substantial portion were eventually contributed, sold or the finance receivables were participated to the Company or its subsidiaries. Set forth below is a summary of the most significant transactions.

  Significant 1999 Acquisitions:

     - Avco Financial Services, Inc. ("Avco")

     - Shell Oil and British Petroleum Private Label Credit Card

     - Newcourt Credit Group's Canadian and United Kingdom fleet leasing operations ("Newcourt")

  Significant 1999 Dispositions:

     - 128 U.S. consumer finance branches acquired from Avco

     - 41 consumer finance branches located in Canada (28 of which were former Avco branches)

     - The SPS Network Transaction Services electronic transaction processing services operation acquired in 1998

     The Avco acquisition was the largest in Company history and is described in more detail below. The other acquisitions listed above are described in more detail in the "-- Product Information" section and in Note 3 to the consolidated financial statements.

  Acquisition of Avco Financial Services, Inc.

     On January 6, 1999, First Capital purchased the assets and assumed the liabilities of Avco. First Capital subsequently transferred substantially all of the domestic finance operations of Avco to the Company, which at the time included approximately $9 billion in assets. Avco's product offerings included home equity lending, retail sales finance and consumer loans, equipment, inventory and vendor finance, and credit and collateral-related insurance.

     During 1999, the Company sold 156 former Avco branches (128 domestic and 28 Canadian). These sales were initiated pursuant to the Company's acquisition, integration and capital planning activities.

     During the first two quarters of 1999, the Company consolidated certain headquarters activities in the United States, the United Kingdom and Canada, resulting in a reduction in the Company's workforce. In the United States, Avco's headquarters in Costa Mesa, California, were closed in the second quarter of 1999, as all corporate functions were consolidated with the Company's headquarters in Irving, Texas. Most of the 400 jobs at Avco's headquarters were eliminated. Internationally, the Company closed its United Kingdom headquarters in Slough, England and consolidated functions into the existing Avco facilities in Reading, England. In addition, the Company closed its Canadian consumer finance headquarters in Toronto, Ontario and consolidated these functions into Avco's Canadian headquarters in London, Ontario. Certain other facilities including the Avco Technology Center in Costa Mesa and Avco's Denver Purchasing Center were also closed during 1999.

  Other Acquisitions

     On January 31, 2000, First Capital, through its subsidiary, Associates National Bank ("ANB"), entered into an agreement with KeyCorp, under which the companies will jointly manage KeyCorp's credit card program. Additionally, First Capital acquired KeyCorp's credit card receivables portfolio with a fair market value of $1.3 billion and intangible assets, primarily related to customer lists and operating agreements, of approximately $350 million for $1.7 billion. Although ANB maintains the relationship with KeyCorp, ACONA will receive revenues from participation rights which were transferred to the Company as part of the August 30, 2000 contribution from First Capital.

     In April 2000, First Capital acquired Arcadia Financial Ltd. ("Arcadia") for approximately $195 million which approximated the fair value of the intangible assets established in the acquisition. Subsequent to the acquisition, First Capital contributed Arcadia to the Company. Arcadia had approximately $470 million in senior and subordinated notes at the time of the acquisition. At June 30, 2000, the Company managed approximately $3.4 billion of Arcadia's serviced assets originated and sold with servicing retained prior to the acquisition.

PRODUCT INFORMATION

     This section provides additional information about the products and services offered by the Company. This information is provided on a Company-wide product line basis.

     The Company offers a variety of consumer financing products and services, including home equity and personal loans, retail sales finance and private label credit cards and purchases participations in bankcard and private label credit card receivables originated by an affiliate. The Company also offers retail and wholesale financing, and leasing for heavy-duty and medium-duty trucks and truck trailers, construction, material handling and other industrial and communications equipment, auto fleet leasing and other products and services to commercial customers. As part of these finance activities, the Company makes available to its customers credit-related and other insurance products.

     The Company's consumer finance customers span a wide range of income levels and credit histories. These customers generally have a history of using credit from a variety of sources and include homeowners and purchasers of automobiles and consumer durables (such as furniture, electronics and appliances).

     The Company uses credit scoring models to evaluate risk and other factors in extending credit to its customers. Information considered by the Company in the credit scoring model includes, among other things, the customer's capacity to repay (e.g., income, debt ratio, and employment stability), credit history and available collateral to secure the loan, including home ownership.

     The Company distributes its consumer finance and commercial products through multiple delivery systems, which include branch offices and centralized operations. Home equity loans account for the largest portion of the Company's consumer finance portfolio, and are distributed through a branch delivery system and centralized lending operations. The Company offers automobile financing, personal installment and revolving loans and purchases consumer retail sales finance contracts through its branch delivery and centralized lending systems. In addition, the Company offers private label credit cards through its subsidiary, Associates Capital Bank, Inc. ("ACB"), and purchases participations in the private label credit card receivables and bankcard receivables of affiliates. The Company, through certain subsidiaries and third parties, makes available various credit-related and other insurance products to its consumer finance customers, including credit life, credit accident and health, accidental death and dismemberment, involuntary unemployment and personal property insurance. The Company also provides emergency roadside assistance and auto club services.

     Delivery of Consumer and Commercial Products and Services. The Company distributes its consumer and commercial finance products through branch offices and centralized lending operations as described below:

     Consumer Branch System. At December 31, 1999, the Company's consumer finance branch system consisted of approximately 2,600 geographically dispersed office locations in the United States and internationally. In addition, the U.S. home equity branch system consisted of 257 direct sales offices. The domestic locations operate under four different nameplates -- Associates Financial Services, TranSouth Financial, First Family Financial Services and Kentucky Finance. All former Avco branches are now operating under the Associates Financial Services nameplate. Products distributed include direct origination of home equity loans, personal loans, automobile finance and retail sales finance.

     Commercial Branch System. The Company provides truck and truck trailer financing, equipment financing and leasing services and related insurance through 116 branch offices in the United States and internationally. Additionally, the Company's sales force regularly contacts truck and truck trailer dealers and construction equipment dealers to purchase finance contracts made between those dealers and retailers and the ultimate end-user. The Company also provides short-term trailer rentals through 23 U.S. branch offices. In addition, insurance products are offered through approximately 5,500 general and independent agents and brokers.

     Centralized Consumer Lending. At December 31, 1999, the Company distributed home equity, personal loans, sales finance and automobile lending through seven regional service centers and centralized lending operations. The Company distributes its centralized home equity products primarily through Associates Home Equity Services, Inc. ("AHES"). AHES offers both fixed and variable rate closed-end loans and lines of credit, secured by residential property. Home equity loans are originated through unaffiliated mortgage brokers, financial institutions and existing customer relationships targeted through direct mail and telemarketing efforts. Mortgage brokers are independent agents who match their customers with a lender based on the customer's needs and the credit profile requirements of the lender. The Company distributes its revolving personal lending and sales finance products through its federally insured Utah industrial thrift, ACB, and its retail auto lending products through TranSouth Financial's retail auto center.

     Additionally, the Company has a centralized warehouse lending operation, which is conducted through First Collateral Services, Inc. ("FCS"). FCS provides short-term lines of credit secured by residential mortgages to small and mid-sized mortgage brokers throughout the United States.

     Centralized Commercial Lending, Leasing and Services. The Company utilizes eight centralized operations to distribute lending, leasing and fee-based products and services. The Company's auto fleet leasing and fleet management services operation is directed through Associates Fleet Services. Additionally, the Company utilizes centralized operations to provide material handling and other industrial and communications equipment products, employee relocation services and government guaranteed lending programs. Insurance products are marketed to commercial finance customers through the same delivery systems used to market commercial finance products and services.

     The following table shows certain information with respect to the Company's managed receivables outstanding by product (in millions):

                       MANAGED RECEIVABLES OUTSTANDING(1)

                                                     AT DECEMBER 31
                                ---------------------------------------------------------
                                  1999        1998        1997        1996        1995
                                ---------   ---------   ---------   ---------   ---------
Home Equity...................  $27,358.5   $22,622.3   $18,796.0   $16,691.4   $14,316.3
Personal Lending/Retail Sales
  Finance.....................   15,999.3    11,459.2     8,731.6     7,425.1     6,225.1
Truck and Truck Trailer.......   13,130.3    10,783.6     9,688.9     8,598.3     7,724.0
Credit Card...................   10,913.7     9,831.1     7,937.4     5,735.9     4,743.3
Equipment.....................    6,301.4     5,444.6     5,300.5     4,571.8     3,781.7
Auto Fleet Leasing............    2,070.1     1,589.7     1,551.1     1,090.8       330.8
Manufactured Housing(2).......       46.0        31.6        33.1     1,262.8     2,049.3
Other Financial Services(3)...    1,320.0     1,268.4       822.4       358.5       290.7
                                ---------   ---------   ---------   ---------   ---------
          Total...............  $77,139.3   $63,030.5   $52,861.0   $45,734.6   $39,461.2
                                =========   =========   =========   =========   =========

---------------

(1) See the "Management's Discussion and Analysis -- Managed Basis Reporting" section for more information on Managed Basis reporting.

(2) Prior to December 31, 1997, the Company participated in First Capital's manufactured housing activities. On December 31, 1997, this participation was terminated and substantially all manufactured housing assets and liabilities were transferred, at book value, to First Capital. In January 2000, First Capital announced its intention to discontinue the manufactured housing loan origination operations of its Associates Housing Finance unit.

(3) Includes warehouse lending, government guaranteed lending and public finance (prior to 1997, public finance was included in truck and truck trailer and equipment net finance receivables).

     Home Equity. Home equity lending activities consist of originating and servicing fixed and variable rate mortgage loans that are secured primarily by single-family residential properties. Typically, such loans are not used for the acquisition of homes, but are made to borrowers primarily for the purpose of debt consolidation, including the refinancing of existing mortgage loans, home improvements and a variety of other purposes.

     Home equity loans have maturities of up to 360 months. Fixed rates were charged on approximately 93% of home equity managed receivables outstanding at December 31, 1999. Home equity loans may be secured by either first or second mortgages. At December 31, 1999, approximately 76% of the aggregate net outstanding balance of home equity lending receivables was secured by first mortgages.

     Personal Lending/Retail Sales Finance. The Company's personal lending business consists of direct origination and servicing of secured and unsecured personal loans to individuals. Personal loans are direct consumer loans that are generally not secured by real estate. Such loans may be secured by existing personal property (the realizable value of which may be less than the amount of the loan secured), including automobiles and consumer durables. Personal loan contract terms range up to 60 months and generally require payments on an installment basis. In general, personal loans are made for the purpose of debt consolidation, home improvement, education and purchasing automobiles, appliances and other durable goods. Personal loans are marketed through direct mail, advertising, referrals and the solicitation of existing retail sales finance customers.

     Retail sales finance contracts are generally for the purchase of items such as household electronics and appliances, automobiles, furniture and home improvements. These contracts are generally purchased from retailers of such items, and provide an important source of new customers. The sales finance relationship often leads to other types of financing for the customer based upon the individual's needs. The terms of retail sales finance contracts differ based on the amount financed and the credit quality of the customer. Generally, retail sales finance contracts have terms ranging from 24 to 36 months. Automobile contracts can be written for up to 72 months.

     Truck and Truck Trailer Financing and Leasing. The Company believes that it is one of the leading independent sources of financing and leasing for heavy-duty trucks and truck trailers in the United States based on receivables outstanding. The Company provides retail financing and leasing for purchasers and users of medium-duty trucks, heavy-duty trucks and truck trailers, as well as wholesale financing, accounts receivable financing and working capital loans to dealers and trucking companies. The Company also provides financing and leasing for truck and truck trailer purchases by truck leasing and rental companies. Truck and truck trailer customers are principally located in the United States and, to a lesser extent, in Canada and other countries.

     The Company provides retail financing and leasing of new and used medium-duty trucks, heavy-duty trucks and truck trailers primarily on an indirect basis through truck and truck trailer dealers. Under an installment sales contract, the dealer and purchaser enter into a financing arrangement for the installment purchase of a truck or truck trailer. Subject to credit approval by the Company, the dealer assigns the installment contract to the Company. The Company funds the transaction by a payment to the dealer for the net amount financed in the contract. Retail truck and truck trailer financing and leasing is also sourced directly with truck or truck trailer purchasers.

     Generally, retail financing transactions provide for terms up to 60 months for trucks and up to 84 months for truck trailers at fixed rates of interest. The interest rate varies depending on, among other things, the credit quality of the purchaser, the transaction size, the term and down payment, and whether the collateral is new or used.

     Fleet leasing is provided for users of medium-duty trucks, heavy-duty trucks and truck trailers. Most truck and truck trailer leases are non-maintenance, open-end terminal rental adjustment clause ("TRAC") leases. Under such leases, the customer is responsible for the maintenance and terminal or residual value of the vehicle and the Company generally retains the tax depreciation benefit.

     The Company also provides truck trailer rental services through short-term operating leases. Under these leases, the Company is the owner of the equipment and the lessee enjoys the use of the equipment for periods from a few days to several months.

     In addition, new and used vehicle wholesale financing is provided to truck and truck trailer dealers throughout the United States and, to a lesser extent, Canada. Generally, such loans are short-term with variable (prime rate based) rates and are secured by inventory.

     Credit Card. Credit card receivables consist primarily of VISA(R) and MasterCard(R) bankcards and private label credit cards which are marketed to the public directly and through co-operative marketing programs with other companies. Effective as of August 30, 2000, the date of the contribution of the Contributed Entities to ACONA, the Company receives revenues from the direct participation rights in the credit card finance receivables pursuant to agreements that were negotiated by First Capital.

     Bankcards are issued across a wide spectrum of customers with interest rates based on customer credit profiles. Bankcard operations were expanded through the December 1998 agent bank agreement with Washington Mutual Bank, FA. In addition, in January 2000, First Capital acquired the credit card receivables portfolio of KeyCorp and entered into an ongoing agent bank partnership. Although First Capital, through its subsidiary, ANB, maintains the relationship, the participation rights were transferred to the Company as part of the August 30, 2000 contribution. Combined, these relationships give First Capital rights to market credit card products to approximately 9 million customers through approximately 2,000 branches.

     The private label credit card business consists of customized revolving credit programs for retail and oil companies. First Capital's retail Private Label Card program includes Radio Shack, Gateway, Goodyear, Staples, Office Depot and Office Max, among others. First Capital's private label oil program includes Texaco, Amoco, Shell Oil and British Petroleum. The Shell Oil and British Petroleum credit card programs were acquired during 1999, establishing First Capital as the leading provider of oil company credit cards in the United States. In August 1999, First Capital announced an agreement to acquire and manage the proprietary credit card program of CITGO Petroleum Corporation. In March 2000, First Capital acquired approximately $130 million in receivables under this agreement. First Capital's private label relationships include approxi-mately 38 million oil and retail customers and approximately 82,000 oil and retail outlets. These relationships allow First Capital to leverage the oil and retail companies' brand names in order to cross sell related products and services to these customers.

     The Company's credit card related revenues are derived from finance charges on revolving accounts, the interchange fees resulting from merchant discounts, annual membership and other account fees, as well as fees earned from the sale of insurance and other fee-based products. The Company's credit card receivables typically bear variable interest rates tied to movements in the prime lending rate.

     Equipment Financing and Leasing. The Company believes that, based on receivables outstanding, it is one of the leading independent sources of financing and leasing of new and used construction, mining, forestry, industrial, machine tool, material handling, aircraft, communications and turf maintenance equipment and golf cars in the United States, Canada, the United Kingdom, Puerto Rico and France and to a lesser extent in other countries. Wholesale and rental fleet financing is offered to dealers (who may either sell or rent the equipment to end-users) and retail financing and leasing is offered to equipment end-users.

     The Company provides retail financing for the purchase of new and used equipment through installment sales contracts purchased from dealers and distributors, and through direct loans to purchasers. Generally, retail financing transactions for equipment provide for maturities of up to 60 months at fixed rates of interest. The interest rate depends on, among other things, the credit quality of the purchaser, transaction size, term, down payment and whether the collateral is new or used.

     Leasing for end-users of equipment, either directly to the customer or through dealers, is also provided. Finance leases typically include an option for the lessee to acquire the equipment at a set time before the termination of the lease for a specified price (designed to offer the lessee an incentive to purchase as part of residual risk management) and typically include an option for the lessee to acquire the equipment at the end of the lease term for the fair market value. Under certain lease transactions, the Company retains the depreciation tax benefit.

     In addition, the Company provides wholesale and rental fleet financing for selected dealers. Generally, wholesale loans are short-term loans with variable (prime rate based) rates and are secured by inventory.

     Auto Fleet Leasing. The Company believes it is one of the leading providers of auto fleet leasing and management services for corporations in the United States, Canada and the United Kingdom with auto and light truck fleets of generally 100 or more vehicles. These operations were expanded substantially through the acquisition of Newcourt Credit Group's Canadian and U.K. fleet management operations, which were purchased by First Capital in June 1999 and transferred to the Company through the August 30, 2000 contribution transaction. Management services, which are provided through a centralized operation, primarily include vehicle purchasing and sales, license and title administration, vehicle maintenance management, accident management, fuel card management, driver expense report processing and other tailored services to allow companies to fully outsource their fleet management operations.

     Other Financial Services. The Company's other activities principally include the following:

          Warehouse Lending -- The Company provides short-term financing, secured by real estate mortgages, to mortgage companies and other mortgage lenders.

          Government Guaranteed Lending -- SBA and B&I Loans. The Company extends credit to small businesses that is partially guaranteed by the United States government under the Small Business Administration 7(a), 504, LowDoc, and SBAExpress programs, as well as the USDA Business and Industrial Loan program. These programs provide financing of $50,000 to $5 million for working capital, equipment, commercial real estate, debt refinancing and business acquisitions. The Company maintains Preferred Lender Status in 14 SBA Districts and it plans to extend its Preferred Lender Status to additional SBA districts in the upcoming year.

          Employee Relocation Services -- The Company provides corporations and certain federal government agencies with assistance in employee relocation, origination of mortgages and management and disposition of residential real estate.

          Public Finance -- The Company provides financing for the acquisition of real and personal property by state and local government entities, not-for-profit (sec.501(c)(3)) corporations and qualified industrial companies in the United States.

          Emergency Roadside Assistance and Auto Club Services -- The Company offers various emergency roadside assistance and related auto club services to consumers through major corporations, primarily automobile manufacturers.

     Related Insurance Products and Services. Historically the Company has offered various credit and non-credit insurance products to its finance customers through its consumer and commercial finance product delivery systems. The Company expanded its insurance products and delivery systems through First Capital's acquisition and subsequent contribution of The Northland Company ("Northland") in December 1998 and Avco in January 1999, as described below. Consumer related insurance products include credit life, credit accident and health, accidental death and dismemberment, involuntary unemployment and personal property insurance. Commercial related insurance products offered include commercial auto and dealers' open lot physical damage, credit life and motor truck cargo insurance. In addition to insurance underwriting, the Company also receives compensation for certain insurance programs underwritten by other companies. The Company underwrites liability insurance in certain states for its commercial auto physical damage customers.

     The purchase of insurance by a finance customer is optional, with the exception of physical damage insurance on loan collateral, which is generally required. The customer can purchase such insurance from the Company or an alternative carrier chosen by the customer.

     The following table sets forth certain information relating to the Company's insurance operations (in millions):

                         INSURANCE STATISTICAL DATA(1)

                                                      YEAR ENDED DECEMBER 31
                                           --------------------------------------------
                                           1999(2)     1998     1997     1996     1995
                                           --------   ------   ------   ------   ------
Net Written Premium
  Credit life, accident and other
     related.............................  $  384.9   $290.1   $307.1   $282.2   $240.6
  Physical damage........................     351.2    197.8    210.3    185.1    180.3
  Other casualty and liability...........     436.6    103.7     91.3     75.8     69.6
                                           --------   ------   ------   ------   ------
          Total..........................  $1,172.7   $591.6   $608.7   $543.1   $490.5
                                           ========   ======   ======   ======   ======
Premium Revenue(3)
  Credit life, accident and other
     related.............................  $  298.0   $210.6   $201.4   $178.4   $164.8
  Physical damage........................     344.8    171.2    153.4    158.7    148.5
  Other casualty and liability...........     404.3     89.7     65.9     64.7     57.3
                                           --------   ------   ------   ------   ------
          Total..........................  $1,047.1   $471.5   $420.7   $401.8   $370.6
                                           ========   ======   ======   ======   ======
Investment Income........................  $  198.9   $ 98.5   $ 82.6   $ 71.7   $ 68.5
                                           ========   ======   ======   ======   ======
Benefits Paid or Provided................  $  447.0   $158.1   $145.7   $148.2   $142.5
                                           ========   ======   ======   ======   ======

---------------

(1) This table does not reflect any direct or indirect expenses that may be associated with the Company's insurance operations. The Company markets its insurance products through its consumer and commercial distribution systems and, accordingly, does not allocate overhead and related expenses to its insurance operations.

(2) The increase in the 1999 Net Written Premium and Premium Revenue relates primarily to the acquisition of Northland and the affiliate insurance operations of Avco.

(3) Includes compensation for insurance policies underwritten by other companies.

     As described below, the Company enhanced existing lines of insurance products through First Capital's December 1998 acquisition of Northland and January 1999 acquisition of Avco which were part of the contribution on August 30, 2000. The acquisition of Northland in December 1998 did not have a significant impact on the Company's 1998 operating results.

     Northland. The addition of Northland increased the Company's property and casualty insurance business and enhanced the Company's existing lines of insurance products. Northland operates through approximately 5,500 general agents, independent agents and brokers. Historically, the Company has sold credit-related insurance, mainly to customers of its consumer finance and commercial finance operations. Northland's insurance products, which include commercial auto (predominantly trucking), excess and surplus lines and non-standard auto, complemented the Company's insurance business and significantly expanded its distribution capability. Nearly half of Northland's writings are in lines of businesses the Company serves extensively through its commercial finance operations. Northland completed its 13th consecutive year of underwriting profit in 1999 with a combined ratio of 92.7. Northland and its subsidiaries operate in 50 states and the District of Columbia and have approximately 750 employees at their St. Paul, Minnesota headquarters and a subsidiary in Scottsdale, Arizona. Northland is rated A+ (Superior) by A.M. Best.

     Avco. First Capital's acquisition of Avco and subsequent contribution to ACONA included the affiliate insurance operations of Balboa Casualty and Life Insurance Companies. The Balboa acquisition significantly expanded the affiliate insurance business of the Company's U.S. and international operations. Affiliate insurance relates to insurance products distributed through the finance affiliates. Avco offered insurance products to consumers and businesses in the United States, Canada and the United Kingdom through its affiliated finance operations, as well as to non-credit related customers. See Note 3 to the consolidated financial statements and the "-- Significant 1999 Transactions" section for more information on the Avco acquisition and related dispositions.

ADDITIONAL INFORMATION REGARDING THE COMPANY

  Allowance for Losses, Credit Losses and Contractual Delinquency

     The Company maintains an allowance for losses on finance receivables at an amount that it believes is sufficient to provide for losses in its existing receivables portfolios. The allowance is determined principally on the basis of historical loss experience, and reflects management's judgment of the present loss exposure at the end of the period considering economic conditions and the nature and characteristics of the underlying finance receivables. The Company records an allowance for losses when it believes the event causing the loss has occurred. The allowance is evaluated on an aggregate basis considering, among other things, the relationship of the allowance to net finance receivables and historical net credit losses. Additions to the allowance are generally charged to the provision for losses on finance receivables.

     Finance receivables are charged to the allowance for losses when they are deemed to be uncollectible. As set forth below, the Company's policy generally provides for charge-off of various types of accounts on a contractual basis. Consumer direct and other installment and credit card receivables are charged to the allowance for losses when they become 180 days contractually delinquent. All other finance receivables are charged to the allowance for losses when any of the following conditions occur: (i) the related security has been converted or destroyed; (ii) the related security has been repossessed and sold or held for sale for one year; or (iii) the related security has not been repossessed and the receivable has become contractually delinquent for one year. A contractually delinquent account is one on which the customer has not made payments as contractually agreed. Finance charge accruals are suspended on accounts when they become 60 days contractually delinquent. The accrual is resumed when the loan becomes contractually current. Recoveries on losses previously charged to the allowance are credited to the allowance at the time recovery is collected.

     The following table sets forth information as of the dates shown regarding the allowance for losses. For further information concerning allowance for losses, net credit losses and contractual delinquencies, see "-- Management's Discussion and Analysis of Financial Condition and Results of Operations".

                ALLOWANCE FOR LOSSES TO NET FINANCE RECEIVABLES

                                                       YEAR ENDED OR AT DECEMBER 31
                                         --------------------------------------------------------
                                           1999        1998        1997        1996        1995
                                         --------    --------    --------    --------    --------
OWNED BASIS
Allowance for Losses Amount (in
  millions)............................  $2,054.6    $1,891.2    $1,871.8    $1,543.1    $1,253.8
Allowance for Losses to Net Finance
  Receivables..........................      3.15%       3.39%       3.55%       3.37%       3.18%
Allowance for Losses to Net Credit
  Losses(1)............................      1.52x       1.67x       1.56x       1.78x       2.04x

---------------

(1) Calculated as a ratio of the allowance for losses to related trailing or annualized net credit losses on receivables owned at the end of the period (as adjusted to exclude net credit losses related to securitized receivables and to reflect the impact of significant acquisitions).

     The Company's ten largest accounts at December 31, 1999 (all of which were current at December 31, 1999) represented approximately 1% of the Company's total managed finance receivables outstanding. All of such accounts are secured commercial finance accounts.

  Competition

     The markets in which the Company operates are highly competitive. Many competitors are large companies that have substantial capital and technological and marketing resources. Some of these competitors are larger than the Company in some markets and may have access to capital at a lower cost than the Company. The Company believes that the finance charge rate is one of the primary competitive factors in many of its markets. From time to time, competitors of the Company may seek to compete aggressively on the basis of pricing, and the Company may lose market share to the extent it is not willing to match competitor pricing, in order to maintain interest margins.

     Competition in the credit card industry has been intense over the last several years. Large money-center banks have been seeking to expand their credit card units through, among other things, aggressive pricing, marketing and acquisitions. In addition, many non-bank competitors specialize in certain growth strategies, such as partnership and database marketing. The Company addresses these competitive pressures by focusing on targeted segments of the domestic consumer market, co-branding relationships and its private label credit card programs.

     Traditional competitors in the consumer finance related businesses include independent finance companies, banks and thrift institutions, credit unions, industrial banks, credit card issuers, leasing companies, manufacturers and vendors. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some competitors have substantial local market positions; others are part of large, diversified organizations. Because of their longstanding insured deposit base, many banks that compete with the Company are able to offer financial services on very competitive terms. While there is considerable competition in the home equity loan market, the market is fragmented with no single competitor claiming a significant market share. The Company, which is primarily a portfolio lender, maintains considerable product and delivery flexibility, which the Company believes is a competitive advantage.

     Competition also varies by delivery system and geographic region. For example, competitors of the Company's branch system are distinct from the competitors of the Company's centralized lending operations.

     In its commercial finance businesses, the Company competes with captive and independent finance companies, commercial banks, thrifts and other financial institutions, leasing companies, lease brokers, manufacturers, vendors and others. The Company believes, based on its experience in the industry, that the primary competitive factors in the commercial finance and leasing business are price, product quality, risk management, new account marketing and retention of customers through emphasis on superior customer service. In addition, the Company believes that innovation is necessary to compete in the industry, including enhanced customer service, specialization in certain types of equipment, use of alternative channels of distribution and, in certain lines of business, optimization of tax treatment between owner and user. Purchasers of equipment financed by the Company generally seek transactions that are simple, flexible and customer responsive.

     The international competitors of the Company include those types of business entities which have traditionally competed in the local and international markets. Competition varies on the basis of product and local jurisdiction, with commercial banks, credit card issuers, finance companies and vendors frequently constituting an established source of competition. The Company's experience indicates that primary competitive factors in its international markets vary from market to market but may include product quality, customer service, risk management and capital resources.

     The Company also competes with international, national and regional insurance companies, as well as self-insurance programs and captive insurers, to provide its credit related and non-credit related insurance products. Competition in the insurance business is based upon price, product design and service levels rendered to producers and policyholders. The insurance business is extremely competitive, in both price and services, and no single insurer is dominant. The Company believes that its ability to market its insurance products through its distribution systems gives it a distinct competitive advantage over its competitors who do not have such ability.

  Regulation

     The Company is subject to regulation in most of the countries in which it has operations, and is often required to obtain governmental licensing or approval before commencing business. The Company's operations in the United States are subject to extensive state and federal regulation including, but not limited to, the following federal statutes and regulations: The Consumer Credit Protection Act of 1968, as amended (including certain provisions thereof, commonly known as the "Truth-in-Lending Act" or "TILA"), the Equal Credit Opportunity Act of 1974, as amended (the "ECOA"), the Fair Credit Reporting Act of 1970, as amended (the "FCRA"), and the Real Estate Settlement Procedures Act, as amended ("RESPA"). In addition, the Company is subject to state laws and regulations with respect to the amount of interest and other charges which lenders can collect on loans.

     In the judgment of the Company, existing statutes and regulations have not had a materially adverse effect on the operations of the Company. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or regulatory interpretations or their impact on the future business, financial condition or prospects of the Company.

     The Company's consumer finance businesses, including its credit card businesses, are generally subject to detailed supervision by governmental authorities under legislation and regulations which generally require licensing of the lender, limitations on the amount, duration and charges for various categories of loans, adequate disclosure of certain contract terms and limitations on collection practices and creditor remedies. Licenses are renewable, and may be subject to revocation for violations of such laws and regulations. In addition, most states in the United States have usury laws which limit interest rates. Federal legislation in the United States preempts state interest rate ceilings on first mortgage loans and state laws which restrict various types of alternative home equity receivables, except in those states which have specifically opted out of such preemption.

     The Company is subject to the TILA and Regulation Z promulgated thereunder in the United States. The TILA requires, among other things, disclosure of pertinent elements of consumer credit transactions, including the finance charges and the comparative costs of credit expressed in terms of an annual percentage rate. The TILA disclosure requirements are designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to enable them to compare credit terms. The TILA also guarantees consumers a three-day right to cancel certain credit transactions, including purchase money loan refinancing and home equity loans secured by a consumer's primary residence. Section 32 of Regulation Z mandates that applicants for real estate loans which contain certain rate and fee amounts be provided an additional three-day waiting period prior to signing loan documents.

     In addition, the Company is subject to the ECOA which, in part, prohibits credit discrimination on the basis of race, color, religion, sex, marital status, national origin or age. Regulation B, promulgated under ECOA, restricts the type of information that may be obtained by creditors in connection with a credit application. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants who are denied credit of the reasons therefor. In instances where a loan application is denied or the rate or charge on a loan is increased as a result of information obtained from a consumer credit agency, the FCRA requires the lender to supply the applicant with the name and address of the reporting agency.

     RESPA covers real estate secured loans that are subordinated to other mortgage loans. RESPA and Regulation X promulgated thereunder require disclosure of certain information to customers within prescribed time frames and regulate the receipt or payment of fees or charges for services performed.

     ACB (formerly Associates Investment Corporation) is regulated by the FDIC and the Utah Department of Financial Institutions. ACB is subject to regulation relating to capital adequacy, leverage, loans, deposits, consumer protection, community reinvestment, the payment of dividends, transactions with affiliates and other aspects of operations.

     Federal and state legislation seeking to regulate the maximum interest rate and/or other charges on consumer finance receivables has been introduced in the past, and may from time to time be changed in the future. However, it is not possible to predict the nature of future legislation with respect to the foregoing or its impact on the future business, financial condition or prospects of the Company.

     Although most jurisdictions do not regulate commercial finance, certain jurisdictions do require licensing of lenders and financiers, limitations on interest rates and other charges, adequate disclosure of certain contract terms and limitations on certain collection practices and creditor remedies. In the United States the Company is also required to comply with certain provisions of the ECOA which are applicable to commercial loans.

     Small Business Administration loans made by the Company are governed by the United States Small Business Act and the Small Business Investment Act of 1958, as amended, and may be subject to the same regulations by certain states in the United States as are other commercial finance operations. The Federal statutes and regulations specify the types of loans and loan amounts which are eligible for the Small Business Administration's guaranty as well as the servicing requirements imposed on the lender to maintain Small Business Administration guarantees.

     The international operations of the Company's finance business are subject to diverse regulatory frameworks. Regulatory qualifications, licensing procedures, interest rates, lending practices and regulatory reporting requirements vary substantially from jurisdiction to jurisdiction.

     In December 1999, the Japanese Government enacted legislation effective June 1, 2000, which reduces the maximum allowable rate for all new loans and borrowings, after the effective date, which financial institutions may charge from 40.004% to 29.2%. As of December 31, 1999, approximately half of the Company's consumer loans in Japan were below the newly enacted rate ceiling of 29.2%. While the legislation will have the effect of decreasing the maximum rate of interest the Company may charge on new loans and borrowings, the Company believes that the change will not have a material adverse impact on the Company's operations. The Company is reviewing its products and services in Japan as well as distribution channels, new products, and expense attributes to minimize any impact of the rate change. Based on previous experiences, the Company believes the decreases in the interest rate ceiling will result in industry consolidation, creating opportunities for portfolio or business acquisitions in Japan.

     The domestic and foreign insurance operations of the Company are subject to detailed regulation and supervision in each state or other jurisdiction in which they conduct business. The laws of the various jurisdictions establish supervisory and regulatory agencies with broad administrative powers. Generally, such laws cover, among other things, types of insurance that may be sold, policy forms, reserve requirements, permissible investments, premiums charged, trade practices, limitations on the amount of dividends payable by any insurance company and guidelines and standards with respect to dealings between insurance companies and affiliates.

     Due to the nature of the Company's business and the various countries in which certain of the Company's businesses are domiciled, the acquisition of its equity securities beyond certain percentage levels may not be permitted without regulatory approval. U.S. Federal and state banking laws and state insurance regulations may limit ownership of the Company's equity securities by certain entities. In addition, regulations of various governing bodies in foreign countries where the Company or a subsidiary conducts business also may limit an entity or affiliated entity's interest in the Company. The information set forth herein is not meant to be complete, and any person or entity investing in the Company should consult their own legal counsel regarding such investment.

ITEM 2. PROPERTIES.

     The furniture, equipment and other physical property owned by the Company and its subsidiaries represent less than 1% of total assets at December 31, 1999 and are therefore not significant in relation to total assets. Branch finance operations are generally conducted on leased premises under operating leases with terms not normally exceeding five years. At December 31, 1999, the Company had approximately 2,700 offices worldwide. The Company owns its administrative headquarters in Irving, Texas, consisting of approximately 550,000 square feet, and a centralized processing center also located in Irving, Texas, consisting of approximately 440,000 square feet.

ITEM 3. LEGAL PROCEEDINGS.

     As of December 31, 1999, various legal actions and proceedings and claims were pending or might be instituted or asserted in the future against the Company and its subsidiaries. Certain of the pending legal actions were, or were purporting to be, class actions. Some of the foregoing matters involved or might involve compensatory, punitive or treble damage claims which, if adversely held against the Company, would require large expenditures or could affect the manner in which the Company conducts its business.

     In addition, the Company, like many other companies that operate in regulated businesses, is from time to time the subject of various governmental inquiries and investigations. As of December 31, 1999, the Company was the subject of certain investigations and inquiries by federal and state governmental authorities relating generally to the Company's lending practices. As of December 31, 1999, the Company did not have sufficient information to predict with certainty the ultimate outcome of such investigations and inquiries or their ultimate effect, if any, on the Company's results of operations or financial condition or the manner in which the Company operates its business.

     Legal actions, governmental inquiries and investigations are subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. Some of the matters discussed in the foregoing paragraphs could be decided unfavorably to the Company or the subsidiary involved and could require the Company or such subsidiary to pay damages or make other expenditures in amounts or a range of amounts that cannot be estimated at December 31, 1999. The Company does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on future consolidated financial statements for a particular year, although such an outcome is possible.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     None.

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     As of December 31, 1999, all of the outstanding common stock of the Company is owned by First Capital and all of the Class B common stock is owned by Associates International Holdings Corporation ("AIHC"), a wholly-owned subsidiary of First Capital. In December 1999 and immediately prior to the contribution of AWCC to the Company, AWCC sold, at book value, its investment in the Company's Class B common stock to AIHC. There is no market for the Company's common or Class B stock.

     Dividends on the common stock and Class B common stock are paid when declared by the Board of Directors. Dividends of $14.20 per share per annum on the Class B common stock outstanding must be paid each year before any dividends may be paid on the common stock. The Company declared dividends of $14.2 million and $28.4 million on the Class B common stock in 1999 and 1998, respectively. The Company declared a dividend of $508.4 million and $230.0 million on the common stock in 1999 and 1998, respectively. In 1999, a subsidiary of the Company declared a dividend of $46.3 million.

     The Company is subject to various limitations under the provisions of its outstanding debt and revolving credit agreements. At December 31, 1999, a restriction contained in certain revolving credit agreements requires the Company to maintain a minimum tangible net worth, as defined, of $2.5 billion. At December 31, 1999, the Company's tangible net worth was $9.9 billion. In addition, ACB and the Company's insurance subsidiaries may pay dividends and make certain other transfers of funds to the Company only up to amounts permitted by applicable banking and insurance regulations, respectively, and the repatriation of funds from the Company's foreign subsidiaries may be subject to withholding taxes or other restrictions.

ITEM 6. SELECTED FINANCIAL DATA.

     The following table sets forth selected consolidated financial information regarding the Company's financial position and operating results, which has been extracted from the Company's consolidated financial statements for the five years ended December 31, 1999, after giving effect to the contribution of the Contributed Entities from First Capital. This information is being provided in lieu of the information called for by Item 6 of Form 10-K, in accordance with General Instruction I.(2)(a) to Form 10-K. The information should be read in conjunction with Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this report (dollar amounts in millions):

                                                             YEAR ENDED OR AT DECEMBER 31
                                               ---------------------------------------------------------
                                                 1999        1998        1997        1996        1995
                                               ---------   ---------   ---------   ---------   ---------
Results of Operations
  Total revenue..............................  $11,806.0   $ 9,109.5   $ 8,133.3   $ 7,017.8   $ 6,076.3
  Finance charge revenue.....................    8,672.1     7,416.9     7,426.0     6,400.7     5,519.0
  Interest expense...........................    3,396.7     3,047.2     2,682.4     2,351.7     2,113.0
  Net interest margin........................    5,275.4     4,369.7     4,743.6     4,049.0     3,406.0
  Operating expenses.........................    3,655.5     2,607.6     2,200.9     1,905.7     1,684.8
  Provision for losses.......................    1,375.6     1,227.6     1,348.1     1,064.6       820.9
  Insurance benefits paid....................      447.0       158.1       145.7       148.2       142.5
  Earnings before provision for income
    taxes....................................    2,931.2     2,069.0     1,756.2     1,547.6     1,315.1
  Provision for income taxes.................    1,084.5       757.7       644.8       597.3       515.8
  Net earnings...............................    1,846.7     1,311.3     1,111.4       950.3       799.3
Balance Sheet Data
  Finance receivables, net of unearned
    finance income...........................  $65,187.5   $55,707.7   $52,749.0   $45,734.6   $39,461.2
  Allowance for losses.......................    2,054.6     1,891.2     1,871.8     1,543.1     1,253.8
  Total assets...............................   78,182.8    70,259.8    56,586.1    47,571.7    41,200.0
  Short-term debt (notes payable)............   17,597.6    20,236.6    19,342.5    16,338.6    13,662.3
  Long-term debt(1)..........................   39,959.9    36,787.5    27,753.5    23,311.1    20,494.2
  Stockholders' equity.......................   13,434.5     9,684.9     7,466.4     6,420.8     5,841.6
Selected Data and Ratios(2)
  Total debt to equity(3)(7).................      4.2:1       5.6:1       6.3:1       6.1:1       5.8:1
  Total debt to tangible
    equity(3)(4)(7)..........................      5.8:1       6.9:1       7.3:1       7.6:1       7.4:1
  Return on average assets...................       2.36%       2.02%       2.09%       2.09%       2.07%
  Return on average equity...................      14.50       15.29       16.01       15.50       14.37
  Return on average adjusted
    equity(5)................................      15.65       16.96       18.47       18.30       17.29
  Allowance for losses to net finance
    receivables..............................       3.15        3.39        3.55        3.37        3.18
  Allowance for losses to net credit
    losses(6)................................       1.52x       1.67x       1.56x       1.78x       2.04x
Number of employees..........................     31,146      27,162      21,368      18,600      16,382
Number of branch offices
  Domestic...................................      1,442       1,446       1,539       1,624       1,542
  International..............................      1,293       1,044         697         499         404
                                               ---------   ---------   ---------   ---------   ---------
         Total...............................      2,735       2,490       2,236       2,123       1,946
                                               =========   =========   =========   =========   =========

---------------

(1) Includes current portion of long-term debt.

(2) The 1999 return on asset and equity ratios were calculated assuming the January 6, 1999 Avco acquisition and subsequent contribution to the Company occurred on December 31, 1998.

(3) Calculated net of short-term investments.

(4) Tangible equity is defined as stockholders' equity minus goodwill as set forth in Note 9 to the consolidated financial statements. In July 1999, First Capital issued a $500 million capital security and on a proforma basis, after assuming that First Capital would contribute the proceeds from the $500 million issuance to the Company, the total debt to tangible equity would have been 5.4 to 1 at December 31, 1999.

(5) Excludes the push-down goodwill created by Ford's acquisition of foreign affiliates of the Company in 1989.

(6) Calculated as a ratio of the allowance for losses to related trailing or annualized net credit losses on receivables owned at the end of the period (as adjusted to exclude net credit losses related to securitized receivables and to reflect the impact of significant acquisitions).

(7) Immediately following the contribution of the Contributed Entities, ACONA declared a dividend to First Capital in the amount of approximately $3.0 billion. On a proforma basis, after giving effect to the dividend, ACONA's debt equity ratio would have been 5.4 to 1 at December 31, 1999. ACONA's debt to tangible equity ratio would have been 8.2 to 1 at December 31, 1999.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

     The Company is a leading diversified finance organization providing finance, leasing, insurance and related services to consumers and businesses in the United States and internationally. The Company's revenues principally consist of finance charge income and, to a lesser extent, insurance premiums and investment income, servicing related income and other fee income. The Company's primary expenses are interest expense from the funding of its finance business, provision for loan losses and operating expenses. A principal factor determining the profitability of the Company is finance charge revenue less interest expense ("net interest margin").

     On December 31, 1999, First Capital contributed its wholly-owned subsidiary, Associates World Capital Corporation ("AWCC"), to the Company. AWCC, through its principal operating subsidiary, Associates First Capital B.V., issues unsecured debt and commercial paper which is used to fund certain international consumer and commercial finance operations.

     On August 30, 2000, First Capital contributed several of its wholly-owned subsidiaries to the Company. The subsidiaries include ACONA B.V., AIC Associates Canada Holdings, Inc., Associates Capital Corporation of Canada, Associates Credit Card Services, Inc., Associates International Holdings Corporation, Avco Financial Services Limited, The Northland Company and several other less significant subsidiaries collectively referred to hereafter as "Contributed Entities". The Contributed Entities are a group of diversified financial services companies providing finance, leasing, insurance and related services to individual consumers and businesses in the United States and international markets, primarily Japan, Canada and the United Kingdom. The contribution as described herein returns ACONA to its former legal structure while solidifying First Capital's global funding presence under ACONA. Further, management believes the contribution of the Contributed Entities will enhance ACONA's liquidity, access and execution in the global capital markets. The revenues, pre-tax earnings and stockholders' equity of the Contributed Entities were approximately $4.7 billion, $1.1 billion and $3.9 billion, respectively, as of and for the year ended December 31, 1999. The consolidated financial statements of the Company have been restated retroactively to reflect the results of these contributions in a manner similar to a pooling-of-interests in accordance with generally accepted accounting principles, and are filed as exhibits to this Form 8-K. Upon consummation of these contributions, these restated financial statements became the historical consolidated financial statements of the Company, and such related financial statements modify and supercede the consolidated financial statements and related financial information and other disclosures of ACONA contained in its Form 10-K for the year ended December 31, 1999 and its Form 10-Q for the six months ended June 30, 2000. The contribution of the Contributed Entities to the Company increased revenues by $4.3 billion, $2.0 billion and $1.0 billion for the year ended December 31, 1999, 1998 and 1997, respectively, and increased net earnings by $742.2 million, $337.1 million and $213.3 million in 1999, 1998 and 1997, respectively.

     In addition, First Capital intends to assign to ACONA certain of its outstanding foreign currency forward exchange contracts or to enter into corresponding intercompany agreements with ACONA for such contracts, as well as for any foreign denominated debt issued by First Capital, all of which are designated as hedges of its net investment in one of the foreign currency denominated Contributed Entities. The financial statements of ACONA contained in this Form 8-K have been restated to reflect the effects of such hedging instruments for all periods presented, as if such instruments had been contributed to ACONA in conjunction with the Contributed Entities.

     In order to more clearly define the names of the participants of the transaction, unless the context otherwise requires, (i) "ACONA" or the "Company" refers to Associates Corporation of North America and its consolidated subsidiaries after giving effect to the contribution of the Contributed Entities, (ii) "First Capital" refers to Associates First Capital Corporation and its consolidated subsidiaries, and (iii) "Contributed Entities" refers to the entities contributed to ACONA on August 30, 2000, as defined above.

     For internal reporting purposes, the Company is managed as an integral component of First Capital. Under its present financial reporting structure, the Company does not report performance measures to the chief operating decision-maker based on a segment organization. Pursuant to the provisions of SFAS 131, no segment disclosures are required because the Company is not managed on a segment basis. See Note 2 to the consolidated financial statements.

     The following discussion and analysis provides information that management believes to be relevant to understanding the Company's consolidated financial condition and results of operations. This discussion should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto.

MANAGED BASIS REPORTING

     The discussion that follows includes amounts reported in the historical financial statements ("Owned Basis") adjusted on a pro forma basis to include certain effects of receivables held for securitization and receivables sold with servicing retained ("Managed Basis"). Previously, the Company discussed the results of operations on an Owned Basis; however, management believes the discussion of proforma Managed Basis information is useful in evaluating the Company's operating performance due to increased securitization activity during 1999. Prior period amounts have been restated to reflect the current period presentation. On an Owned Basis, the net earnings on the Company's retained securitization interests and receivables held for securitization or sale, as well as gains from subsequent sales in revolving securitization structures, are included in servicing related income in the consolidated statement of earnings. On a proforma Managed Basis, these earnings are reclassified and presented as if the receivables had neither been held for securitization nor sold. The initial gains recorded on securitization transactions are recorded in investment and other income on both an Owned and Managed Basis.

     The following table contains selected pro forma Managed Basis financial information (in millions):

                                                           YEAR ENDED DECEMBER 31
                                                      ---------------------------------
                                                        1999        1998        1997
                                                      ---------   ---------   ---------
Finance charges.....................................  $10,734.5   $ 8,452.4   $ 7,426.0
Insurance premiums..................................    1,047.1       471.5       420.7
Investment and other income.........................      914.9       628.9       286.6
                                                      ---------   ---------   ---------
  Total revenue.....................................   12,696.5     9,552.8     8,133.3
                                                      ---------   ---------   ---------
Interest expense....................................    3,624.6     3,147.8     2,682.4
Operating expenses..................................    3,655.5     2,607.6     2,200.9
Provision for losses................................    2,038.2     1,570.3     1,348.1
Insurance benefits paid or provided.................      447.0       158.1       145.7
                                                      ---------   ---------   ---------
  Total expenses....................................    9,765.3     7,483.8     6,377.1
                                                      ---------   ---------   ---------
Earnings before provision for income taxes..........    2,931.2      2069.0     1,756.2
Provision for income taxes..........................    1,084.5       757.7       644.8
                                                      ---------   ---------   ---------
Net earnings........................................  $ 1,846.7   $ 1,311.3   $ 1,111.4
                                                      =========   =========   =========
Net Finance Receivables
  End of period.....................................  $77,139.3   $63,030.5   $52,861.0
  Average...........................................  $73,301.0   $57,945.8   $49,297.8
Total Assets
  End of period.....................................  $86,944.3   $73,748.9   $56,586.1
  Average...........................................  $84,263.8   $66,880.7   $53,180.4

RESULTS OF OPERATIONS

  Summary of Results of Operations

     The following table summarizes the Company's earnings and related data on an Owned and Managed Basis (dollars in millions):

                           EARNINGS AND RELATED DATA

                                                             YEAR ENDED DECEMBER 31
                                                         ------------------------------
                                                           1999       1998       1997
                                                         --------   --------   --------
Earnings before provision for income taxes.............  $2,931.2   $2,069.0   $1,756.2
Net earnings...........................................   1,846.7    1,311.3    1,111.4
Change in net earnings
  Amount...............................................  $  535.4   $  199.9   $  161.1
  Percent..............................................      40.8%      18.0%      17.0%
Return on average
  Managed assets.......................................      2.19%      1.96%      2.09%
  Equity...............................................     14.50      15.29      16.01
  Adjusted equity(1)...................................     15.65      16.96      18.47

---------------

(1) Excludes the push-down goodwill created by Ford's acquisition of foreign affiliates of the Company in 1989.

     Earnings before provision for income taxes and net earnings increased in each of the years ended December 31, 1999, 1998 and 1997. The principal factors that influenced the changes in the Company's net earnings are described in the sections that follow.

     Management believes that the overall business factors and trends affecting the profitability of the foreign subsidiaries are primarily the same as those affecting the Company taken as a whole. See also the discussion of the impact of foreign currency and regulatory related risks in the "-- Market Risk" section, the discussion in the "-- Competition" and "-- Regulation" sections and in Note 17 to the consolidated financial statements.

  Net Interest Margin -- Managed Basis

     The Company's Managed Basis net interest margin was as follows (dollars in millions):

                    NET INTEREST MARGIN -- MANAGED BASIS(1)

                                                YEAR ENDED DECEMBER 31
                           -----------------------------------------------------------------
                                  1999                   1998                   1997
                           -------------------    -------------------    -------------------
                            AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                           --------    -------    --------    -------    --------    -------
Net Interest Margin......  $7,109.9     9.70%     $5,304.6    9.15%      $4,743.6     9.62%

---------------

(1) Net interest margin is expressed as a percentage of average managed receivables ("AMR") outstanding for the indicated period.

     The Company's total Managed Basis net interest margin increased on a dollar basis from 1997 to 1999, primarily due to growth in average managed finance receivables. The 1999 acquisition and contribution of Avco and the 1998 contribution of Associates Commerce Solutions, Inc. ("ACS") (formerly SPS Payment Systems, Inc.) and acquisitions of DIC Finance Co., Ltd. and Beneficial Canada Holdings, Inc. ("Beneficial Canada") contributed to the growth. Managed Basis net interest margin expressed as a percentage of average managed receivables outstanding ("net interest margin ratio") during 1999 increased primarily due to a slight shift in product mix toward more unsecured receivables. Unsecured receivables generally have a higher net interest margin than secured finance products.

  Finance Charges -- Managed Basis

     The Company's Managed Basis finance charge revenue and yield were as follows (dollars in millions):

                        FINANCE CHARGES -- MANAGED BASIS

                                                           YEAR ENDED DECEMBER 31
                                                      ---------------------------------
                                                        1999         1998        1997
                                                      ---------    --------    --------
Finance Charge Revenue..............................  $10,734.5    $8,452.4    $7,426.0
Yield(1)............................................      14.64%      14.59%      15.06%

---------------

(1) Finance charge revenue is expressed as a percentage of AMR outstanding for the indicated period.

     Finance charge revenue increased, on a dollar basis, primarily due to the growth in the average managed finance receivables during each period. The principal factors which influence the trend of finance charge yields are (i) the composition of the finance receivable portfolios (i.e., "product mix"); (ii) the interest rate environment; and (iii) the level of business competition. A changing interest rate environment, changes in product mix and increased competition were the primary causes of the movements in finance charge yield from 1997 to 1999.

  Interest Expense -- Managed Basis

     Total dollars of Managed Basis interest expense increased in each of the three years ended 1999. In each year, the increase was principally due to higher average outstanding managed debt as a result of the Company's growth in managed finance receivables. The increase in Managed Basis interest expense as a result of growth in 1999 and 1998 was partially offset by a decline in the Company's average borrowing rate in each period.

  Insurance Premium Revenue

     Insurance premium revenue was $1,047.1 million, $471.5 million, and $420.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. Insurance premium revenue, which is earned over the coverage term, increased $575.6 million (122.1%) in 1999, $50.8 million (12.1%) in 1998, and $18.9 million (4.7%) in 1997. The insurance operation is engaged in underwriting credit-related and other specialized insurance products. A significant portion of insurance sales, and resulting revenue, are largely dependent on finance business activities and volume. The increase in insurance revenue in each of the years was principally caused by increased sales of insurance products associated with the increase in managed receivables outstanding, the December 1998 acquisition of The Northland Company and the January 1999 acquisition of the insurance operations of Avco Financial Services, Inc. See Note 3 to the consolidated financial statements for more information about these acquisitions.

  Investment and Other Income -- Managed Basis

     Managed Basis investment and other income for the years ended December 31, 1999, 1998 and 1997 was $914.9 million, $628.9 million and $286.6 million, respectively. Managed Basis investment and other income primarily is derived from income on notes due from related parties, fee-based businesses, such as employee relocation services, emergency roadside assistance and auto club services, real estate title and appraisal fees, trailer rental income, portfolio income and investment gains and losses. Gains and losses on asset securitization transactions and on sales and dispositions of assets held for sale are also included in investment and other income.

     The increase in investment and other income in 1999 was primarily due to
(i) increased investment income of approximately $100 million on the insurance portfolios principally due to the Northland and Avco acquisitions, (ii) net gains of approximately $75 million on the securitization and sale of receivables during 1999 and (iii) growth in the Company's fee based businesses. The net operating results of business units and branches held for sale were recorded in investment and other income. No such businesses were held for sale during 1998 or 1997. See Notes 3 and 6 to the consolidated financial statements.

     The increase in investment and other income from 1997 to 1998 was principally due to higher investment income from the growth in the Company's investment portfolio and growth in fee-based businesses.

  Operating Expenses

     Operating expenses, on an Owned and Managed Basis, were as follows (dollars in millions):

                               OPERATING EXPENSES

                                            YEAR ENDED DECEMBER 31
                          -----------------------------------------------------------
                                1999                 1998                 1997
                          -----------------    -----------------    -----------------
                           AMOUNT     % AMR     AMOUNT     % AMR     AMOUNT     % AMR
                          --------    -----    --------    -----    --------    -----
Salaries and Benefits...  $1,634.9    2.23%    $1,236.4    2.13%    $1,091.6    2.21%
Occupancy and
  Supplies..............     260.6    0.36        197.0    0.34        157.6    0.32
Data Processing and
  Communications........     269.5    0.37        200.3    0.35        174.9    0.36
Other...................   1,490.5    2.03        973.9    1.68        776.8    1.57
                          --------    ----     --------    ----     --------    ----
          Total.........  $3,655.5    4.99%    $2,607.6    4.50%    $2,200.9    4.46%
                          ========    ====     ========    ====     ========    ====
Managed Basis Efficiency
  Ratio.................              42.4%                41.7%                41.5%
                                      ====                 ====                 ====

     Total operating expenses on a dollar basis increased from 1997 to 1999, principally due to increased levels of business volume and outstanding receivables due primarily to acquisitions in each of the years. As a percentage of average managed receivables, total operating expenses increased from 1997 to 1999. In addition, the Company's total Managed Basis operating efficiency, as measured by the ratio of total operating expenses to Managed Basis revenues net of Managed Basis interest expense and insurance benefits paid or provided (the "Efficiency Ratio") increased slightly from 1997 to 1999. The increase in other expenses in 1999 included an increase of approximately $121 million of goodwill and other intangible asset amortization and approximately $89 million in new business expense. Furthermore, a slight shift in business mix toward more fee based business caused by the acquisitions of The Northland Company and ACS during the fourth quarter of 1998 also contributed to the overall increase.

  Allowance for Losses -- Owned Basis

     The Company maintains an allowance for losses on finance receivables at an amount that it believes is sufficient to provide for losses in its existing receivables portfolios. The allowance is determined principally on the basis of historical loss experience, and reflects management's judgment of the present loss exposure at the end of the period considering economic conditions and the nature and characteristics of the underlying finance receivables. The Company records an allowance for losses when it believes the event causing the loss has occurred. The allowance is evaluated on an aggregate basis considering, among other things, the relationship of the allowance to net finance receivables and historical net credit losses. Additions to the allowance are generally charged to the provision for losses on finance receivables.

     Finance receivables are charged to the allowance for losses when they are deemed to be uncollectible. As set forth below, the Company's policy generally provides for charge-off of various types of accounts on a contractual basis. Consumer direct and other installment and credit card receivables are charged to the allowance for losses when they become 180 days contractually delinquent. All other finance receivables are charged to the allowance for losses when any of the following conditions occur: (i) the related security has been converted or destroyed; (ii) the related security has been repossessed and sold or held for sale for one year; or (iii) the related security has not been repossessed and the receivable has become contractually delinquent for one year. A contractually delinquent account is one on which the customer has not made payments as contractually agreed. Finance charge accruals are suspended when they become 60 days contractually delinquent. The accrual is resumed when the loan becomes contractually current. Recoveries on losses previously charged to the allowance are credited to the allowance at the time recovery is collected. At December 31, 1999 and 1998, net finance receivables on which revenue was not being accrued approximated $1.8 billion and $1.3 billion, respectively. The interest income that would have been recorded if these nonaccruing receivables had been current was approximately $48 million in 1999 and $34 million in 1998.

     The components of the changes in the allowance for losses were as follows (dollars in millions):

               COMPONENTS OF CHANGES IN THE ALLOWANCE FOR LOSSES

                                                            YEAR ENDED DECEMBER 31
                                                       ---------------------------------
                                                         1999        1998        1997
                                                       ---------   ---------   ---------
Balance at Beginning of Period.......................  $ 1,891.2   $ 1,871.8   $ 1,543.1
  Provision for losses...............................    1,375.6     1,227.6     1,348.1
  Recoveries on receivables charged off..............      240.2       221.2       220.8
  Losses sustained...................................   (1,593.1)   (1,352.1)   (1,419.6)
                                                       ---------   ---------   ---------
     Net credit loss experience......................   (1,352.9)   (1,130.9)   (1,198.8)
                                                       ---------   ---------   ---------
  Reserves of receivables sold or held for
     securitization(1)...............................     (187.2)     (359.4)         --
  Reserves of acquired businesses and other..........      327.9       282.1       179.4
                                                       ---------   ---------   ---------
Balance at End of Period.............................  $ 2,054.6   $ 1,891.2   $ 1,871.8
                                                       =========   =========   =========
Allowance for Losses to Net Finance Receivables......       3.15%       3.39%       3.55%
Loss Coverage Ratio(2)...............................       1.52x       1.67x       1.56x

---------------

(1) The reserves related to receivables sold during 1997 were not significant.

(2) Calculated as a ratio of the allowance for losses to related trailing or annualized net credit losses on receivables owned at the end of the period (as adjusted to exclude net credit losses related to securitized receivables and to reflect the impact of significant acquisitions).

     The allowance for losses as a percent of net finance receivables declined in both 1999 and 1998, principally due to the securitization and sale of credit card receivables. The 1999 and 1998 securitization transactions described in
Note 6 to the consolidated financial statements contributed to a general shift in product mix on an Owned Basis from 1997 to 1999 towards more secured portfolios. Secured portfolios generally have lower loss rates and therefore lower allowance requirements than unsecured portfolios.

     Management believes the allowance for losses at December 31, 1999 is sufficient to provide for losses in its portfolios. Although the allowance for losses on finance receivables reflected in the Company's consolidated balance sheet at December 31, 1999 is considered adequate by management, there can be no assurance that this allowance will prove to be adequate over time to cover ultimate losses in connection with the Company's finance receivables. This allowance may prove to be inadequate due to unanticipated adverse changes in the economy or discrete events adversely affecting specific customers or industries. The Company's results of operations and financial condition could be materially adversely affected to the extent that the Company's allowance is insufficient to cover such changes or events.

  Net Credit Losses and Contractual Delinquency

     The Company's ongoing Managed Basis 60+ days contractual delinquency and ongoing Managed Basis net credit losses, which excludes the Company's manufactured housing finance receivables, net credit losses and 60+ days contractual delinquencies, as a percentage of ongoing average managed receivables for each of these years are set forth in the following table (dollars in millions):

          MANAGED BASIS CONTRACTUAL DELINQUENCY AND NET CREDIT LOSSES

                                                          YEAR ENDED OR AT DECEMBER 31
                                                         ------------------------------
                                                           1999       1998       1997
                                                         --------   --------   --------
60+ Days Contractual Delinquency(1)
  Consumer finance products............................      3.63%      3.45%      2.91%
  Commercial finance products..........................      1.06       0.96       0.89
     Total.............................................      2.83%      2.66%      2.22%
     Total dollars delinquent..........................  $2,318.2   $1,778.3   $1,258.2
Net Credit Losses to AMR
  Consumer finance products............................      3.64%      3.55%      3.51%
  Commercial finance products..........................      0.56       0.35       0.27
     Total.............................................      2.75%      2.54%      2.45%
     Total dollars.....................................  $2,014.2   $1,473.0   $1,190.7

---------------

(1) As a percentage of gross managed receivables.

     Managed basis contractual delinquencies and net credit losses on a dollar basis increased in 1999 and 1998 primarily as a result of the growth in finance receivables. Consumer finance products managed basis contractual delinquencies and net credit losses to AMR increased in each comparable period primarily as a result of the 1999 acquisition of Avco and the 1998 acquisitions of Beneficial Canada, DIC Finance Co. Ltd. and ACS. These acquisitions resulted in a shift in the product mix toward more unsecured portfolios which typically have higher losses than secured portfolios. In addition, the home equity portfolio experienced higher delinquency and loss levels from 1997 to 1999. Rising bankruptcy levels also contributed to the increase in 1998 consumer losses. Commercial delinquency and net credit loss levels increased in 1999 and 1998 primarily due to higher losses in the truck and truck trailer receivable portfolios.

  Insurance Benefits Paid or Provided

     Insurance benefits paid or provided were $447.0 million in 1999, $158.1 million in 1998 and $145.7 million in 1997. Benefits paid or provided are influenced by the amount of insurance in force, underwriting standards, loss experience, term of coverage and product mix. Benefits paid or provided increased in 1999 as compared to 1998 and 1997, primarily as a result of more insurance in force resulting from the acquisitions of Northland in December 1998 and Avco in January 1999.

  Provision for Income Taxes

     The Company's provision for income taxes and effective tax rates were as follows (dollars in millions):

                           PROVISION FOR INCOME TAXES

                                                     YEAR ENDED DECEMBER 31
                                 --------------------------------------------------------------
                                         1999                  1998                 1997
                                 --------------------   ------------------   ------------------
                                            EFFECTIVE            EFFECTIVE            EFFECTIVE
                                               TAX                  TAX                  TAX
                                  AMOUNT      RATE      AMOUNT     RATE      AMOUNT     RATE
                                 --------   ---------   ------   ---------   ------   ---------
U.S. statutory rate............  $1,025.9     35.0%     $724.2     35.0%     $614.7     35.0%
  State income taxes...........      25.6      0.9        20.7      1.0        22.3      1.3
  Non-deductible goodwill......      25.6      0.9        15.5      0.7        10.1      0.6
  Other........................       7.4      0.2        (2.7)    (0.1)       (2.3)    (0.2)
                                 --------     ----      ------     ----      ------     ----
Provision for income taxes.....  $1,084.5     37.0%     $757.7     36.6%     $644.8     36.7%
                                 ========     ====      ======     ====      ======     ====

     The effective tax rate decreased in 1998 principally due to an increase in the utilization of foreign tax credits available to the Company. The available foreign tax credits primarily related to estimated taxes paid or accrued by the Company on its Japan-based earnings. In addition, the Company was allocated foreign tax credits under a tax sharing agreement with Ford in 1998 and 1997.

     The effective tax rate increase in 1999 compared to 1998 and 1997 is due to an increase in non-deductible goodwill due primarily to the 1998 acquisitions of the stock of Beneficial Canada and Northland.

     The reduction in the effective state income tax rate in 1999 compared to 1998 and 1997 is attributable to an increase in foreign earnings as a percentage of total Company earnings.

FINANCIAL CONDITION

  Growth in Managed Finance Receivables

     The Company experienced growth in managed finance receivables in 1999 and 1998 as follows (dollars in millions):

                     GROWTH IN MANAGED FINANCE RECEIVABLES

                                                                YEAR ENDED OR AT
                                                                   DECEMBER 31
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
Managed finance receivables.................................  $77,139.3   $63,030.5
Increase....................................................   14,108.8    10,169.5
% change....................................................       22.4%       19.2%

     The growth in managed receivables was primarily due to the January 6, 1999 acquisition of Avco. Internal managed receivable growth for 1999, adjusted for announced acquisitions and dispositions, represents 50% of the total year over year growth. Had the Avco acquisition closed at the end of 1998, internal managed receivable growth, adjusted for announced acquisitions and dispositions in 1999, would have been approximately 93% of the annual growth.

  Debt

     Total outstanding debt was $57.6 billion and $57.0 billion at December 31, 1999 and 1998, respectively. Such amounts of debt reflect net increases of $0.6 billion (1.1%) in 1999 and $9.9 billion (21.0%) in 1998. In both years, the increase was primarily a result of the internal growth in net finance receivables and funding of acquisitions. At December 31, 1999 and December 31, 1998, short-term debt, including the current portion of long-term debt, as a percent of total debt was 44% and 49%, respectively. The current portion of long-term debt at December 31, 1999 and 1998 was $8.0 billion and $7.5 billion, respectively.

  Stockholders' Equity

     Stockholder's equity increased to $13.4 billion in 1999 from $9.7 billion in 1998. On December 31, 1999, First Capital contributed AWCC to the Company in a transaction that was accounted for in a manner similar to a pooling of interests. On August 30, 2000, First Capital contributed certain of its' subsidiaries ("Contributed Entities" -- see Note 1 to the consolidated financial statements for information on the contribution) to the Company in a transaction that was accounted for in a manner similar to a pooling of interests. Accordingly, the consolidated statement of changes in stockholder's equity has been restated in prior years to reflect these transactions as if they occurred on the earliest date presented. In each year, the increase in stockholders' equity was the result of net earnings during the period, a $2.5 billion capital contribution of certain Avco assets in 1999, a $1.0 billion capital contribution of certain assets of ACS and the Northland Company in the fourth quarter of 1998 (see Note 3 to the consolidated financial statements), and cash contributions from First Capital. This was partially offset by dividends. Stockholders' equity was also adjusted in 1999 and 1998 by net unrealized losses of $80.6 million and $14.2 million, respectively, related to investments in available-for-sale securities, and by unrealized gains (losses) of $27.7 million and $(51.1) million in 1999 and 1998, respectively, related to foreign exchange adjustments.

  Liquidity/Capital Resources

     Through its asset and liability management function, the Company maintains a disciplined approach to the management of liquidity, capital, interest rate risk and foreign exchange rate risk. The Company has a formal process for managing its liquidity to ensure that funds are available at all times to meet the Company's commitments.

     The Company's principal sources of cash are proceeds from the issuance of short and long-term debt, cash provided from the Company's operations and asset securitizations. Management believes the Company has available sufficient liquidity, from a combination of cash provided from operations, external borrowings and asset securitizations to support its operations.

     A principal strength of the Company is its ability to access the global debt and capital markets in a cost-efficient manner. Continued access to the public and private debt markets is critical to the Company's ability to continue to fund its operations. The Company seeks to maintain a conservative liquidity position and actively manages its liability and capital levels, debt maturities, diversification of funding sources and asset liquidity to ensure that it is able to meet its obligations as they mature. The Company's domestic operations are principally funded through domestic and international borrowings and asset securitizations. The Company's foreign subsidiaries are principally funded through private and public debt borrowings in the transactional currency and fully hedged intercompany borrowings.

     At December 31, 1999 and 1998, the Company had short- and long-term debt outstanding of $57.6 billion and $57.0 billion, respectively. Short-term debt principally consists of commercial paper and represents the Company's primary source of short-term liquidity. Long-term debt principally consists of senior unsecured long-term debt issued publicly and privately in the United States and abroad, and to a lesser extent, private and public borrowings made by the Company's foreign subsidiaries. During the years ended December 31, 1999 and 1998, the Company raised term debt aggregating $10.0 billion and $12.8 billion, respectively, through public and private offerings.

     Substantial additional liquidity is available to the Company's operations through established credit facilities in support of its net short-term borrowings. Such credit facilities provide a means of refinancing its maturing short-term obligations as needed. At December 31, 1999, these credit facilities were allocated to provide at least 75% coverage of the Company's recurring commercial paper borrowings and utilized uncommitted lines of credit. See Note 10 to the consolidated financial statements.

     In addition, the Company has access to other sources of liquidity such as asset securitization. The Company's securitization transactions as of December 31, 1999 have included the home equity and credit card asset-backed classes. The Company has additional asset classes in its portfolio which can be securitized, including asset classes within its foreign operations.

     The Company has entered into various support agreements on behalf of its foreign subsidiaries. Under these support agreements, the Company has either guaranteed specific issues of such subsidiaries' debt or agreed to supervise operations in a responsible manner and to provide additional support on a lender's reasonable request. See Notes 10, 11, and 17 to the consolidated financial statements for a further description of these borrowings and currency hedging activities.

     The Company has entered into agreements with certain debt and asset backed security holders which may require the Company to purchase such securities. See Notes 12 and 16 to the consolidated financial statements. Management believes it has sufficient liquidity to support these requirements.

     First Capital is dependent upon the operations of the Company to provide for its debt service. As of December 31, 1999, First Capital's consolidated debt obligations consisted of unsecured short-term notes payable of $27.3 billion and long-term debt of $41.4 billion. These amounts include the Company's unsecured short-term notes payable of $17.6 billion and long-term debt of $40.0 billion. As First Capital has only limited operations separate from the Company, its incremental debt obligations will be serviced primarily through dividends from the Company.

YEAR 2000 COMPLIANCE

     The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process date fields containing a 2-digit year is commonly referred to as the Year 2000 Compliance issue.

     The Company had a company-wide initiative that addressed the Year 2000 Compliance issue. A team of technology professionals began addressing the Year 2000 Compliance issue in 1995. Since then, all significant third party and internal applications that required modification to ensure Year 2000 Compliance have been identified and addressed.

     The transition from 1999 to 2000 was closely monitored to assure any unforeseen problems were quickly resolved. Additionally, the Company continued to monitor through the first quarter of 2000 to quickly identify and resolve any problems. No significant Year 2000 Compliance related problems were identified.

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, was issued by the Financial Accounting Standards Board in June 1998. This Statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Generally, changes in the fair value of derivatives must be recognized in income when they occur, except when the derivative qualifies as a hedge in accordance with the standard. This statement will be effective for the Company beginning January 1, 2001. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138 ("SFAS 138"). This Statement, which is an amendment to SFAS 133, addresses a limited number of issues causing implementation difficulties for numerous entities that have applied SFAS 133. Subsequent to evaluating the impact of the amendment, the Company has completed the process of evaluating various strategies which management believes will qualify for hedge accounting treatment under SFAS 133. During the remainder of the year, the Company will transition to these new strategies and information systems as necessary in order to be fully compliant prior to January 1, 2001. It is not anticipated that the adoption of SFAS 133 will cause a material impact on the Company's operating results.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     The risk management discussion and the estimated amounts generated from the analysis that follows are forward-looking statements of market risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from these projected results due to changes in the Company's product and debt mix and developments in the global financial markets. The analytical methods used by the Company to assess and mitigate these risks should not be considered projections of future events or operating performance.

     The Company is exposed to a variety of market risks, including the effects of movements in interest rates and foreign currency. Interest rate and foreign exchange rate exposures are monitored and managed by the Company as an integral part of its overall risk management program. The principal goal of the Company's risk management program is to reduce the potential impact of interest rate and foreign exchange exposures on the Company's financial position and operating performance. The Company utilizes derivative instruments, including foreign currency forward exchange agreements and currency swaps as well as interest rate swap and treasury lock agreements, as part of its overall risk management program. See Notes 1, 2 and 17 to the consolidated financial statements for a further discussion of the Company's use of derivative financial instruments. The Company also believes that its overall balance sheet structure has repricing and cash flow characteristics that mitigate the impact of long-term interest rate movements.

  Interest Rate Risk -- Managed Basis

     Beginning in 1999, the Company began measuring interest rate risk on a Managed Basis including both on- and off-balance sheet assets and liabilities. Accordingly, certain prior period interest rate risk measures have been restated to conform to the current year presentation. Interest rate risk is measured and controlled through the use of static gap analysis and financial forecasting, both of which incorporate assumptions about future events. The Company's gap position is defined as the sum of floating rate asset balances and scheduled principal payments on fixed rate assets, less the sum of floating rate liability balances and scheduled principal payments on fixed rate liabilities, all on a Managed Basis. The Company measures its gap position at various time horizons, ranging from three months to five years. At December 31, 1999, 1998 and 1997, the one-year gap was a positive 5%, 6% and 8%, respectively. A positive one year gap indicates that a greater percentage of assets than liabilities will reprice within a one-year time frame.

     The Company also uses a simulation model to evaluate the impact on earnings under a variety of scenarios. These scenarios may include a change in the absolute level of interest rates, prepayments, interest rate spread relationships, loan rates and floors, state and national usury ceilings, and changes in the volumes and rates of various managed asset and liability categories. For an immediate 1% increase in rates, projected annual after-tax earnings on managed assets would have increased by less than 1% at both December 31, 1999 and 1998, and would have had minimal effect at December 31, 1997. An immediate 1% rise in interest rates is a hypothetical rate scenario, used to calibrate risk, and does not currently represent the Company's view of future market developments.

     For purposes of the United States Securities and Exchange Commission disclosure requirements, the Company has also performed an enterprise-wide value at risk ("VAR") analysis of the Company's Managed assets and liabilities and their exposure to changes in interest rates. The VAR was calculated using an historical simulation risk model to calculate changes in earnings due to changes in interest rates on all significant on- and off-balance sheet exposures on a Managed Basis. The simulation generates monthly interest rate scenarios over a forecast horizon of 12 months. The VAR analysis calculates the potential after-tax earnings at risk associated with changes in interest rates, with a 95% confidence level (as required under applicable United States Securities and Exchange Commission rules) over this forward 12-month period. The model assumes interest rates are normally distributed and draws volatilities from various market sources. At December 31, 1999, 1998 and 1997, interest rate movements would reduce annual after-tax earnings by approximately $19 million, $19 million and $11 million, respectively, as calculated under the VAR methodology. This interest rate VAR averaged $16 million in 1999 and $18 million in 1998.

  Foreign Currency Risk

     The Company is exposed to foreign currency risk from changes in the value of underlying assets and liabilities of its non-United States dollar denominated foreign investments. The Company has employed a variety of risk management tools such as borrowing and lending in local currencies, converting offshore funding to US Dollars, as well as using derivative instruments to hedge its investment in foreign subsidiaries. The Company has also performed a VAR analysis on the Company's exposure to changes in foreign currency exchange rates. The VAR is calculated using an historical simulation model to calculate changes in earnings from foreign currency risk on all significant on and off-balance sheet exposures. The simulation generates foreign currency exchange rate scenarios and volatilities over a 12-month horizon and calculates the potential after-tax earnings at risk associated with foreign currency fluctuations, with a 95% confidence level (as required under applicable United States Securities and Exchange Commission rules). The model assumes currency prices are normally distributed and draws volatility and cross currency correlation data from JP Morgan Risk Metrics(TM) for the Company's three material currency exposures, Japanese Yen, Canadian Dollars and British Pounds Sterling. At December 31, 1999 and 1998 currency volatility would increase annual after-tax earnings by approximately $4 million and $11 million, respectively, and decrease annual after-tax earnings by $4 million at December 31, 1997, as calculated under the VAR methodology. This currency rate VAR averaged $1 million in 1999 and $4 million in 1998.

     The Company utilizes a wide variety of risk management methods, including those discussed above, and believes that no single risk model provides a reliable method of monitoring and controlling risk. While these models are sophisticated, the quantitative risk information generated is limited by the models' parameters. Therefore, such models do not substitute for the experience or judgment of management to adjust positions and revise strategies as deemed necessary.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     - Report of Independent Auditors

     - Consolidated Statement of Earnings for the years ended December 31, 1999, 1998 and 1997

     - Consolidated Balance Sheet at December 31, 1999 and 1998

     - Consolidated Statement of Changes in Stockholders' Equity for the years ended December 31, 1999, 1998 and 1997

     - Consolidated Statement of Cash Flows for the years ended December 31, 1999, 1998 and 1997

     - Notes to Consolidated Financial Statements

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Associates Corporation of North America

     We have audited the accompanying consolidated balance sheet of Associates Corporation of North America (a wholly-owned subsidiary of Associates First Capital Corporation) as of December 31, 1999 and 1998, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Associates Corporation of North America as of December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                  /s/ ERNST & YOUNG LLP

Dallas, Texas
August 31, 2000

                    ASSOCIATES CORPORATION OF NORTH AMERICA

                       CONSOLIDATED STATEMENT OF EARNINGS
                                 (IN MILLIONS)

                                                                  YEAR ENDED DECEMBER 31
                                                              -------------------------------
                                                                1999        1998       1997
                                                              ---------   --------   --------
REVENUE
  Finance charges...........................................  $ 8,672.1   $7,416.9   $7,426.0
  Servicing related income..................................    1,171.9      592.2         --
  Insurance premiums........................................    1,047.1      471.5      420.7
  Investment and other income...............................      914.9      628.9      286.6
                                                              ---------   --------   --------
                                                               11,806.0    9,109.5    8,133.3
EXPENSES
  Interest expense..........................................    3,396.7    3,047.2    2,682.4
  Operating expenses........................................    3,655.5    2,607.6    2,200.9
  Provision for losses on finance receivables...............    1,375.6    1,227.6    1,348.1
  Insurance benefits paid or provided.......................      447.0      158.1      145.7
                                                              ---------   --------   --------
                                                                8,874.8    7,040.5    6,377.1
                                                              ---------   --------   --------
EARNINGS BEFORE PROVISION FOR INCOME TAXES..................    2,931.2    2,069.0    1,756.2
PROVISION FOR INCOME TAXES..................................    1,084.5      757.7      644.8
                                                              ---------   --------   --------
NET EARNINGS................................................  $ 1,846.7   $1,311.3   $1,111.4
                                                              =========   ========   ========

                See notes to consolidated financial statements.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

                           CONSOLIDATED BALANCE SHEET
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                   DECEMBER 31
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                       ASSETS

CASH AND CASH EQUIVALENTS...................................  $ 1,102.2    $ 3,790.1
INVESTMENTS IN DEBT AND EQUITY SECURITIES...................    6,584.8      6,548.3
FINANCE RECEIVABLES, net of unearned finance income,
  allowance for credit losses and insurance policy and
  claims reserves...........................................   62,147.0     52,352.6
NOTES RECEIVABLES FROM RELATED PARTIES......................         --      2,797.8
OTHER ASSETS................................................    8,348.8      4,771.0
                                                              ---------    ---------
          Total assets......................................  $78,182.8    $70,259.8
                                                              =========    =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

NOTES PAYABLE
  Commercial Paper..........................................  $16,366.1    $18,671.1
  Bank Loans................................................    1,231.5      1,565.5
NOTES PAYABLE TO RELATED PARTIES............................    3,189.6      1,104.2
ACCOUNTS PAYABLE AND ACCRUALS...............................    4,001.2      2,446.6
LONG-TERM DEBT
  Senior Notes..............................................   39,534.7     36,362.2
  Subordinated and Capital Notes............................      425.2        425.3
                                                              ---------    ---------
                                                               39,959.9     36,787.5
STOCKHOLDERS' EQUITY
  Class B Common Stock, $100 par value, 2,000,000 shares
     authorized, 1,000,000 shares issued and outstanding....      100.0        100.0
  Common Stock, no par value, 5,000 shares authorized, 260
     shares issued and outstanding, at stated value.........       47.0         47.0
  Paid-in Capital...........................................    6,106.3      3,595.8
  Retained Earnings.........................................    7,126.7      5,834.7
  Accumulated Other Comprehensive Income....................       54.5        107.4
                                                              ---------    ---------
          Total stockholders' equity........................   13,434.5      9,684.9
                                                              ---------    ---------
          Total liabilities and stockholders' equity........  $78,182.8    $70,259.8
                                                              =========    =========

                See notes to consolidated financial statements.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN MILLIONS)

                                                                        ACCUMULATED
                                                                           OTHER
                                                                       COMPREHENSIVE       TOTAL
                                        COMMON   PAID-IN    RETAINED      INCOME       STOCKHOLDERS'
                                        STOCK    CAPITAL    EARNINGS      (LOSS)          EQUITY
                                        ------   --------   --------   -------------   -------------
DECEMBER 31, 1996.....................  $147.0   $2,359.5   $3,692.0      $222.3         $ 6,420.8
  Comprehensive income
     Net earnings.....................                       1,111.4                       1,111.4
     Other comprehensive loss, net of
       tax............................                                     (49.6)            (49.6)
                                                            --------      ------         ---------
          Total comprehensive income
            (loss)....................                       1,111.4       (49.6)          1,061.8
  Contributions from parent...........               33.8                                     33.8
  Dividends...........................                         (50.0)                        (50.0)
                                        ------   --------   --------      ------         ---------
DECEMBER 31, 1997.....................  147.0     2,393.3    4,753.4       172.7           7,466.4
  Comprehensive income
     Net earnings.....................                       1,311.3                       1,311.3
     Other comprehensive loss, net of
       tax............................                                     (65.3)            (65.3)
                                                            --------      ------         ---------
          Total comprehensive income
            (loss)....................                       1,311.3       (65.3)          1,246.0
  Contributions from parent...........            1,202.5                                  1,202.5
  Dividends...........................                        (230.0)                       (230.0)
                                        ------   --------   --------      ------         ---------
DECEMBER 31, 1998.....................  147.0     3,595.8    5,834.7       107.4           9,684.9
  Comprehensive income
     Net earnings.....................                       1,846.7                       1,846.7
     Other comprehensive loss, net of
       tax............................                                     (52.9)            (52.9)
                                                            --------      ------         ---------
          Total comprehensive income
            (loss)....................                       1,846.7       (52.9)          1,793.8
  Contributions from parent...........            2,510.5                                  2,510.5
  Dividends...........................                        (554.7)                       (554.7)
                                        ------   --------   --------      ------         ---------
DECEMBER 31, 1999.....................  $147.0   $6,106.3   $7,126.7      $ 54.5         $13,434.5
                                        ======   ========   ========      ======         =========

                See notes to consolidated financial statements.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                                  YEAR ENDED DECEMBER 31
                                                           ------------------------------------
                                                              1999         1998         1997
                                                           ----------   ----------   ----------
Cash Flows from Operating Activities
  Net earnings...........................................  $  1,846.7   $  1,311.3   $  1,111.4
  Adjustments to reconcile net earnings for non-cash and
     other operating activities:
     Provision for losses on finance receivables.........     1,375.6      1,227.6      1,348.1
     Amortization of goodwill and other intangible
       assets............................................       206.8         86.3         45.2
     Depreciation and other amortization.................       269.4        234.2        269.1
     Increase in insurance policy and claims reserves....        75.4          2.5         70.7
     Deferred income taxes...............................        68.8         29.5        (34.2)
     Purchases of trading securities available for sale,
       net...............................................          --           --       (117.6)
     Increase (decrease) in accounts payable and
       accruals..........................................       641.9         (4.2)       (37.9)
     Net gain on sale of assets and other................      (100.9)        (3.6)        (3.1)
                                                           ----------   ----------   ----------
          Net cash provided from operating activities....     4,383.7      2,883.6      2,651.7
                                                           ----------   ----------   ----------
Cash Flows from Investing Activities
  Finance receivables originated.........................   (58,984.1)   (49,607.5)   (47,302.2)
  Acquisition of loan portfolio and other finance
     businesses, net.....................................    (1,444.8)      (962.7)       (39.7)
  Proceeds from securitizations of finance receivables...     5,188.8      3,559.9           --
  Sale of finance businesses and branches................     1,003.3           --           --
  Finance receivables liquidated.........................    50,322.1     40,417.1     38,891.8
  Purchases of available-for-sale securities.............    (2,534.6)    (2,285.6)      (289.3)
  Sales and maturities of available-for-sale
     securities..........................................     1,577.6      1,654.1        295.1
  Increase in notes receivable from related parties and
     other assets........................................    (1,842.0)      (891.8)    (2,454.0)
                                                           ----------   ----------   ----------
          Net cash used for investing activities.........    (6,713.7)    (8,116.5)   (10,898.3)
                                                           ----------   ----------   ----------
Cash Flows from Financing Activities
  Issuance of long-term debt.............................     9,977.6     12,834.0      8,183.5
  Retirement of long-term debt...........................    (7,840.8)    (4,945.4)    (3,529.3)
  (Decrease) increase in notes payable...................    (4,119.0)       575.6      3,011.5
  Cash dividends.........................................      (508.4)      (230.0)       (50.0)
  Cash contributions from parent.........................       449.5        185.5         33.8
  Increase in notes payable to related parties...........     1,635.6        110.5        545.0
                                                           ----------   ----------   ----------
          Net cash (used for) provided from financing
            activities...................................      (405.5)     8,530.2      8,194.5
                                                           ----------   ----------   ----------
Effect of foreign currency translation adjustment on
  cash...................................................        47.6        (21.5)        78.5
                                                           ----------   ----------   ----------
(Decrease) increase in cash and cash equivalents.........    (2,687.9)     3,275.8         26.4
Cash and cash equivalents at beginning of year...........     3,790.1        514.3        487.9
                                                           ----------   ----------   ----------
Cash and cash equivalents at end of year.................  $  1,102.2   $  3,790.1   $    514.3
                                                           ==========   ==========   ==========
Supplemental Disclosures of Cash Flow Information:
  Cash paid for:
     Interest............................................  $  3,386.2   $  3,056.3   $  2,629.0
     Income taxes........................................       713.7        552.0        744.4
  Noncash activities:
     Contribution of Avco Financial Services, Inc.
       assets............................................     2,061.0           --           --
     Contribution of Contributed Entities acquired during
       1998..............................................          --      1,017.0           --
     Transfer of Avco Financial Services, Inc. domestic
       assets in exchange for a reduction of Notes
       Receivable from Related Parties...................     4,267.3           --           --

                See notes to consolidated financial statements.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 -- THE COMPANY

     Associates Corporation of North America ("ACONA" or the "Company"), a Delaware corporation, is a wholly-owned subsidiary and the principal operating unit of Associates First Capital Corporation ("First Capital"). The Company is a leading diversified financial services organization providing finance, leasing, insurance and related services to individual consumers and businesses in the United States and internationally. All of the outstanding common stock of the Company is either directly or indirectly owned by First Capital.

     From October 31, 1989 to April 7, 1998, First Capital was a subsidiary of Ford FSG, Inc. and an indirect-owned subsidiary of Ford Motor Company ("Ford"). On May 8, 1996, First Capital made an initial public offering (the "offering") of 67 million shares of its Class A Common Stock representing a 19.3% interest in First Capital. On April 7, 1998, Ford completed a spin-off (the "Spin-Off") of its 80.7% interest in First Capital in the form of a tax-free distribution of its First Capital Class A Common Stock to Ford common and Class B stockholders. Immediately prior to, and in connection with the Spin-Off, all of the issued and outstanding shares of First Capital's Class B Common Stock were converted at par value to an equal number of shares of First Capital's Class A Common Stock. Effective with this distribution, First Capital was no longer a subsidiary of Ford and became a fully independent company.

     On December 31, 1999, First Capital contributed its wholly-owned subsidiary, Associates World Capital Corporation ("AWCC"), to the Company. AWCC, through its principal operating subsidiary Associates First Capital B.V., issues unsecured debt which is used to fund certain international consumer and commercial finance operations.

     On August 30, 2000, First Capital contributed several of its wholly-owned subsidiaries to the Company. The subsidiaries include ACONA B.V., AIC Associates Canada Holdings, Inc., Associates Capital Corporation of Canada, Associates Credit Card Services, Inc., Associates International Holdings Corporation ("AIHC"), Avco Financial Services Limited, The Northland Company and several other less significant subsidiaries, collectively referred to hereafter as "Contributed Entities". The Contributed Entities are a group of diversified financial services companies providing finance, leasing, insurance and related services to individual consumers and businesses in the United States and international markets, primarily Japan, Canada and the United Kingdom. The revenues, pre-tax earnings and stockholders' equity of the Contributed Entities were approximately $4.7 billion, $1.1 billion and $3.9 billion, respectively, as of and for the year ended December 31, 1999. The consolidated financial statements of the Company have been restated retroactively to reflect the results of these contributions in a manner similar to a pooling-of-interests in accordance with generally accepted accounting principles, and are filed as exhibits to this Form 8-K. Upon consummation of these contributions, these restated financial statements became the historical consolidated financial statements of the Company, and such related financial statements modify and supercede the consolidated financial statements and related financial information and other disclosures of ACONA contained in its Form 10-K for the year ended December 31, 1999 and its Form 10-Q for the six months ended June 30, 2000. The contribution of the Contributed Entities to the Company increased revenues by $4.3 billion, $2.0 billion and $1.0 billion for the year ended December 31, 1999, 1998 and 1997, respectively, and increased net earnings by $742.2 million, $337.1 million and $213.3 million in 1999, 1998 and 1997, respectively.

     In addition, First Capital intends to assign to ACONA certain of its outstanding foreign currency forward exchange contracts or to enter into corresponding intercompany agreements with ACONA for such contracts, as well as for any foreign denominated debt issued by First Capital, all of which are designated as hedges of its net investment in one of the foreign currency denominated Contributed Entities (see Note 17). The financial statements of ACONA contained in this Form 8-K have been restated to reflect the effects of such hedging instruments for all periods presented, as if such instruments had been contributed to ACONA in conjunction with the Contributed Entities.

     Prior to First Capital's acquisition by Ford Motor Company ("Ford") in 1989, all of the international and domestic finance operations were owned by ACONA. When Ford acquired First Capital in 1989, Ford

                    ASSOCIATES CORPORATION OF NORTH AMERICA
transferred ACONA's ownership in the international operations to certain subsidiaries of Ford. The contribution as described herein returns ACONA to its former operational structure while solidifying First Capital's global funding presence under ACONA. Further, management believes the contribution of the Contributed Entities (defined above) will enhance ACONA's liquidity, access and execution in the global capital markets.

     In conjunction with the contribution of the Contributed Entities, AIHC sold the Class B common stock of ACONA at par value to First Capital in July 2000, who immediately contributed the shares to Associates Holding Corporation, a Delaware Corporation and a subsidiary of First Capital. The financial statements have been restated to reflect the sale of the Class B common stock as if it had occurred at the earliest date presented.

     In order to more clearly define the names of the participants of the transaction, unless the context otherwise requires, (i) "ACONA" or the "Company" refers to Associates Corporation of North America and its consolidated subsidiaries after giving effect to the contribution of the Contributed Entities, (ii) "First Capital" refers to Associates First Capital Corporation and its consolidated subsidiaries, and (iii) "Contributed Entities" refers to the entities contributed to ACONA on August 30, 2000, as defined above.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies:

  Basis of Presentation and Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany balances and transactions. Certain prior period amounts have been reclassified to conform to the current period presentation.

     The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the use of management estimates. These estimates are subjective in nature and involve matters of judgment. Actual results could differ from these estimates.

  Revenue Recognition

     Finance charges on receivables are recognized as revenue using the interest (actuarial) method. Premiums and discounts on purchased receivables are considered as yield adjustments. The unamortized balance is included in finance receivables and the associated amortization is included in finance charge revenue. Finance charge accruals are generally suspended when the accounts become 60 days contractually delinquent. The accrual is resumed when the loan becomes contractually current. At December 31, 1999 and 1998, net finance receivables on which revenue was not being accrued approximated $1.8 billion and $1.3 billion, respectively. The interest income that would have been recorded in 1999 and 1998 if these nonaccruing receivables had been current was approximately $48 million and $34 million, respectively.

     Insurance premiums are recorded as unearned premiums when collected or when written and are subsequently amortized into income based on the nature and term of the underlying insurance contracts. The methods of amortization used are pro rata, sum-of-the-years-digits and a combination thereof.

     Gains or losses on sales of securities classified as available-for-sale are included in investment and other income when realized. Unrealized gains or losses on securities classified as available-for-sale are reported, net of tax, as a component of accumulated other comprehensive income. Realized and unrealized gains or losses on trading securities (principally preferred stock) are included in investment and other income as incurred. The cost basis of securities sold is determined by the first-in, first-out method.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

  Advertising Costs

     Advertising costs are expensed as incurred. The advertising costs for 1999, 1998 and 1997 were $270.5 million, $214.0 million and $176.4 million, respectively.

  Receivables Sold with Servicing Retained

     The Company periodically securitizes certain pools of receivables in both public and private markets and accounts for such transactions in accordance with Statement of Financial Accounting Standards No. 125 ("SFAS 125"), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities. Under SFAS 125, a sale is recognized when control over the receivables is relinquished. In applying SFAS 125, the Company recognizes the resulting gains at the time of initial sale and each subsequent sale for revolving receivable arrangements. Initial gains on securitization transactions are recorded in the consolidated statement of earnings as investment and other income. The income earned on securitization related securities retained by the Company, including the recognition of the yield on such securities as well as subsequent sales for revolving receivable arrangements, is recorded in the consolidated statement of earnings as servicing related income.

     Initial gains on securitization transactions represent the difference between the net proceeds received and the allocated carrying amount of the receivables sold. The allocation of carrying amount is based on the relative fair value of the individual financial components sold and retained pursuant to the transaction. The financial components typically consist of such items as the interests sold, retained senior securities, retained subordinated securities, retained interest only strips and retained servicing rights. No servicing asset or liability has been recorded related to the securitization transactions because the Company earns service fees at rates which approximate adequate compensation.

     Senior securities are typically valued at par while subordinated securities are typically valued at a discount using an estimated market discount rate and cash flow estimates which consider the effects prepayments and losses will have on the timing of the subordinated interest cash flows. The fair value of interest only strips represents the present value of future excess cash flows, using the "cash-out" method. Such future cash flows are estimated using valuation assumptions appropriate for the type of receivable and transaction structure. The resulting estimated cash flows represent the difference between the finance charge and fee income received from the obligors on the finance receivables and the sum of the interest paid to the investors in the asset-backed securities, credit losses, servicing fees and other expenses. Significant valuation assumptions relate to the average lives of the receivables sold, including the anticipated prepayment speeds and the anticipated credit losses, as well as the appropriate market discount rate. Significant changes in these assumptions could impact the recorded value of retained securitization interests.

     The securitization related securities are accounted for under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Marketable Securities. Because such assets can be contractually prepaid or otherwise settled in such a way that the holder would not recover all of its recorded investment, the assets are classified as available-for-sale investments and measured at fair value. Any unrealized holdings gains or losses are reported, net of income tax effects, as a component of accumulated other comprehensive income in the consolidated balance sheet until realized. On a quarterly basis, the Company assesses the carrying value of its securitization related securities for impairment. If a decline in fair value is deemed other than temporary, the securities are adjusted to their fair value through a charge to operations.

     There can be no assurance that the Company's estimates used to determine the fair value of the securitization related securities, including those used to determine the related gains, will remain appropriate for the life of each securitization.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

  Finance Receivables

     Receivables origination and commitment fees and loan origination costs generally are deferred and amortized as a component of finance charges over the life of the related receivable. Receivables which are expected to be securitized and sold are included in other assets as receivables held for sale and recorded at the lower of cost or market. The aggregate method is used in determining the lower of cost or market of receivables held for sale. Finance receivables include the Company's share of aggregate rentals on lease financing transactions and residual values, net of related unearned income. Lease financing transactions are principally direct financing leases. Unearned income is amortized under a method which substantially results in an approximately level rate of return when related to the unrecovered lease investment. Gains and losses from sales of residual values of leased equipment are included in finance charges.

  Allowance for Losses on Finance Receivables

     The Company maintains an allowance for losses on finance receivables at an amount that it believes is sufficient to provide for losses in its existing receivables portfolios. The allowance is determined principally on the basis of historical loss experience, and reflects management's judgment of the present loss exposure at the end of the period considering economic conditions and the nature and characteristics of the underlying finance receivables. The Company records an allowance for losses when it believes the event causing the loss has occurred. The allowance is evaluated on an aggregate basis considering, among other things, the relationship of the allowance to net finance receivables and historical net credit losses. Additions to the allowance are generally charged to the provision for losses on finance receivables.

     Finance receivables are charged to the allowance for losses when they are deemed to be uncollectible. As set forth below, the Company's policy generally provides for charge-off of various types of accounts on a contractual basis. Consumer direct and other installment and credit card receivables are charged to the allowance for losses when they become 180 days contractually delinquent. All other finance receivables are charged to the allowance for losses when any of the following conditions occur: (i) the related security has been converted or destroyed; (ii) the related security has been repossessed and sold or held for sale for one year; or (iii) the related security has not been repossessed and the receivable has become contractually delinquent for one year. A contractually delinquent account is one on which the customer has not made payments as contractually agreed. Recoveries on losses previously charged to the allowance are credited to the allowance at the time the recovery is collected.

     Although the allowance for losses on finance receivables reflected in the Company's consolidated balance sheet at December 31, 1999 is considered adequate by the Company's management, there can be no assurance that this allowance will prove to be adequate over time to cover ultimate losses in connection with the Company's finance receivables. This allowance may prove to be inadequate due to unanticipated adverse changes in the economy or discrete events adversely affecting specific customers or industries. The Company's results of operations and financial condition could be materially adversely affected to the extent that the Company's allowance is insufficient to cover such changes or events.

  Insurance Reserves

     The reserves for future benefits and refunds upon cancellation of credit life and health insurance and property and casualty insurance for the affiliate insurance business are provided for in the unearned premium reserve for each class of insurance. Affiliate insurance relates to insurance products distributed through the finance affiliates. The Company classifies its affiliated insurance reserves as a component of finance receivables because the related policy benefits are generally included in the financed receivable balance as shown in Note 6. The reserves for future benefits and refunds upon cancellation of credit life and health insurance and property and casualty insurance for the non-affiliate insurance business are provided for in accounts payable and accruals for each class of insurance. In addition, reserves for reported claims on credit accident and health

                    ASSOCIATES CORPORATION OF NORTH AMERICA
insurance are established based on standard morbidity tables used in the insurance business for such purposes. Claim reserves for reported property and casualty insurance claims are based on estimates of costs and expenses to settle each claim. Additional amounts of reserves, based on prior experience and insurance in force, are provided for each class of insurance for claims which have been incurred but not reported as of the balance sheet date.

  Intangible Assets

     Amounts of goodwill relating to acquisitions are being amortized using the straight-line method over periods not exceeding forty years. Other intangible assets, which are made up primarily of customer lists, operating agreements, trademarks and credit card customer relationships are amortized using the straight-line method over the assets' estimated useful lives ranging from five to twenty years. The carrying value of goodwill and other intangible assets is reviewed if the facts and circumstances suggest that it may be impaired. If the review indicates that goodwill or the other intangible assets will not be recoverable, as determined based on undiscounted cash flows, the carrying value of the goodwill or the other intangible asset is reduced by the estimated short-fall of discounted cash flows.

  Foreign Currency

     Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related balance sheet translation adjustments are reflected in the stockholders' equity section of the consolidated balance sheet while the impact of foreign currency changes on income and expense items are included in earnings.

     Foreign currency transactions resulted in a net loss of approximately $6.1 million in the year ended December 31, 1999. Foreign currency transactions resulted in a net gain of approximately $2.9 million in the year ended December 31, 1998 and a net loss of approximately $2.1 million during the year ended December 31, 1997.

  Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using statutory tax rates in effect for the year in which the differences are expected to reverse.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The amounts reported in the consolidated balance sheet approximate fair value.

  Segment Reporting

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131") Disclosures about Segments of an Enterprise and Related Information which determines reportable segments based upon how management assesses performance. The Company does not currently report performance measures to the chief operating decision maker based on a segment organization. Pursuant to the provisions of SFAS 131, no segment disclosures are required because the Company is not managed on a segment basis.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

  Derivative Financial Instruments

     The Company uses derivative financial instruments for the purpose of hedging specific exposures as part of its risk management program and generally holds derivatives for purposes other than trading. Deferral (hedge) accounting is applied only if the derivative reduces the risk of the underlying hedged item and is designated at inception as a hedge with respect to the underlying hedged item. Additionally, the derivative must result in cash flows that are expected to be inversely correlated to those of the underlying hedged item. Such instruments to date have been limited to foreign currency forward exchange, currency swap, interest rate swap, treasury lock agreements, municipal bond futures and treasury futures and option contracts. See Note 17 for additional information related to derivative financial instruments.

     Forward currency exchange agreements are used to hedge the Company's net investment in certain Yen denominated subsidiaries. These agreements involve the exchange of amounts based on a floating interest rate for amounts based on fixed interest rates over the life of the agreements without an exchange of the actual notional amount upon which payments are based. Accordingly, the differential paid or received by the Company on these agreements is recognized as an adjustment to interest expense over the term of the underlying transaction. The related amount payable to or receivable from counterparties is included in current liabilities or assets. Gains and losses on terminations of swap agreements are deferred as an adjustment to the carrying amount of the outstanding obligation and amortized as an adjustment to interest expense related to the obligation over the remaining term of the original contract life of the terminated swap agreement. In the event of the early extinguishments of a designated obligation, any realized or unrealized gain or loss from the swap would be recognized in income coincident with the extinguishment. Accordingly, unrealized translation gains and losses on these agreements are recorded, net of tax, as a separate component of accumulated other comprehensive income. The economic discount on such agreements is recognized over the agreement life on a straight-line basis as an adjustment to interest expense. The related amounts due to or from counterparties are included in other liabilities or other assets.

     Foreign currency swap and interest rate swap agreements are used to hedge debt obligations and financing transactions. Accordingly, the differential paid or received by the Company on these agreements is recognized as an adjustment to interest expense over the term of the underlying transaction.

     Treasury lock agreements are used to hedge anticipated asset securitization transactions or debt issuances of the Company. Accordingly, the differential paid or received by the Company on maturity of a treasury lock agreement is recognized as an adjustment to interest expense over the term of the underlying financing transaction.

     Municipal bond futures are used to minimize fluctuations in the value of preferred stock investments of the Company.

     Treasury futures and option contracts are used to minimize fluctuations in the value of certain investments classified as available-for-sale. Accordingly, unrealized gains and losses on these agreements are recorded, net of tax, as a separate component of accumulated other comprehensive income.

  Recent Accounting Pronouncements

     Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, was issued by the Financial Accounting Standards Board in June 1998 and was subsequently amended. This Statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Generally, changes in the fair value of derivatives must be recognized in income when they occur, except when the derivative qualifies as a hedge in accordance with the standard. This statement will be effective for the Company beginning January 1, 2001. The Company has completed the process of evaluating various strategies which management believes will qualify for hedge accounting treatment. During the remainder of the year, the Company will transition to these new strategies

                    ASSOCIATES CORPORATION OF NORTH AMERICA
and information systems as necessary in order to be fully compliant prior to January 1, 2001. It is not anticipated that the implementation of SFAS 133 will cause a material impact on the Company's operating results.

NOTE 3 -- SIGNIFICANT TRANSACTIONS

  1999 Significant Acquisitions

     In June 1999, First Capital acquired the Newcourt Credit Group automotive fleet management business. The transaction included Newcourt Fleet Services, which operates in Canada, and Newcourt Automotive Services Limited, which operates in the United Kingdom. The fair market value of the total assets acquired was approximately $460 million. First Capital contributed this business to the Company as part of the August 30, 2000 contribution.

     In February 1999, First Capital acquired the Shell Oil Proprietary Credit Card program. The fair market value of the private label credit card receivables acquired was approximately $260 million. The participation rights in the finance receivables of this program were transferred to the Company as part of the Contributed Entities contributed by First Capital on August 30, 2000.

     On January 6, 1999, First Capital purchased the assets and assumed the liabilities of Avco Financial Services, Inc. ("Avco") for $3.9 billion. First Capital subsequently transferred substantially all of the consumer finance operations of Avco to the Company, which at the time included approximately $9 billion in assets. This transfer was in the form of a $1.9 billion capital contribution of certain Avco domestic assets, and the $4.3 billion sale at book value of substantially all of Avco's remaining domestic and Puerto Rico net assets to the Company. The sale was financed through a reduction in the Company's outstanding notes receivable from First Capital. The remaining international net assets of Avco were transferred to the Company as part of the Contributed Entities contributed by First Capital on August 30, 2000. Avco's product offerings included home equity lending, retail sales finance and consumer loans, equipment, inventory and vendor finance, and credit and collateral related insurance. All intangibles resulting from this transaction, primarily consisting of goodwill, customer lists and trademarks, are being amortized using the straight-line method. The Company, after giving affect for the assets subsequently sold as described below, acquired approximately $6.0 billion in finance receivables, $2.1 billion in goodwill and $690 million in other intangibles. In 1999, the Company expensed approximately $100 million in Avco related goodwill and other intangible asset amortization. In addition, the Company established an integration plan that identified the activities that would not be continued after the acquisition and the cost of exiting those activities. Those costs primarily consisted of severance costs and related expenses, lease termination costs and other contractual liabilities. The total amount of the integration cost reserve was approximately $146 million at the date of the Avco acquisition. At December 31, 1999, the remaining integration reserve balance was approximately $44 million. This amount was primarily comprised of unpaid lease termination costs.

     During 1999, the Company sold 156 former Avco branches (128 domestic and 28 Canadian). These sales were initiated pursuant to the Company's acquisition, integration and capital planning activities. See the "Significant Dispositions" section that follows for details on the sales.

     During the first two quarters of 1999, the Company consolidated certain Avco headquarters activities in the United States, the United Kingdom and Canada, resulting in a reduction in the Company's workforce. In the United States, Avco's headquarters in Costa Mesa, California, were closed in the second quarter of 1999, as all corporate functions were consolidated with the Company's headquarters in Irving, Texas. Most of the 400 jobs at Avco's headquarters were eliminated. Internationally, the Company closed its United Kingdom headquarters in Slough, England and consolidated functions into the existing Avco facilities in Reading, England. In addition, the Company closed its Canadian consumer finance headquarters in Toronto, Ontario and consolidated these functions into Avco's Canadian headquarters in London, Ontario. Certain other

                    ASSOCIATES CORPORATION OF NORTH AMERICA
facilities including the Avco Technology Center in Costa Mesa and Avco's Denver Purchasing Center were also closed during 1999.

  1998 Significant Acquisitions

     In December 1998, First Capital acquired The Northland Company ("Northland") for approximately $660 million. Based in St. Paul, Minnesota, Northland provides insurance products through Jupiter Holdings, Inc. and mortgage banking, real estate management, brokerage and related services through various other subsidiaries. First Capital acquired the insurance related business of Northland only. Northland divested its other businesses prior to acquisition. Northland became part of the Contributed Entities that First Capital contributed to the Company on August 30, 2000.

     In October 1998, First Capital purchased substantially all of the assets of SPS Transaction Services, Inc. ("SPS"), including its wholly-owned subsidiaries, SPS Payment Systems, Inc. and Hurley State Bank. In addition, First Capital purchased certain receivables managed by SPS that were owned by an affiliate of SPS, Mountain West Financial Corporation. The total purchase price was approximately $1.4 billion. SPS processes credit card transactions, administers consumer private-label credit card programs, processes commercial accounts receivable and handles inbound telemarketing services. This transaction added approximately $2.1 billion in managed credit card receivables. On August 30, 2000, First Capital contributed its ownership of SPS Payment Systems to the Company as part of the Contributed Entities.

     In April 1998, First Capital acquired DIC Finance Co. Ltd., a consumer finance company based in Japan. The fair market value of total assets acquired and liabilities assumed was approximately $1.9 billion and $1.3 billion, respectively. As part of the August 30, 2000 contribution to the Company, First Capital transferred its ownership of DIC Finance Co. Ltd. as a part of the Contributed Entities.

     In February 1998, First Capital acquired Beneficial Canada Holdings Incorporated ("Beneficial"), the Canadian consumer finance subsidiary of Beneficial Corporation. The fair market value of total assets acquired and liabilities assumed was approximately $1.0 billion and $716 million, respectively. Beneficial became part of the Contributed Entities that First Capital contributed to the Company on August 30, 2000.

     All of the transactions described above were accounted for as purchases, and as such, the results of these operations are included in the consolidated results of the Company from the respective acquisition dates.

     The unaudited pro forma combined revenues and net earnings of the Company including the above transactions were approximately $11.9 billion and $1.8 billion, respectively, for the year ended December 31, 1999 and $11.5 billion and $1.3 billion, respectively, for the year ended December 31, 1998. These unaudited pro forma results include the historical operating results of the significant 1999 and 1998 acquisitions and dispositions related to these acquisitions and assume that these transactions occurred at the beginning of each applicable period. Certain adjustments, including additional common shares outstanding and interest and amortization expenses associated with these purchases are reflected in the pro forma results. This information has been prepared for comparative purposes only, and is based on the historical operating results of these entities prior to their acquisition by the Company and does not include cost savings and other profit enhancement initiatives introduced by the Company that management believes will be reflected in the post-acquisition operating results. As a result, management does not believe that these pro forma results are indicative of the actual results that would have occurred had the acquisitions closed at the beginning of each period.

  Other Acquisitions

     In January 2000, First Capital, through its subsidiary, Associates National Bank ("ANB"), entered into an agreement with KeyCorp, under which the companies will jointly manage KeyCorp's credit card program. Additionally, First Capital acquired KeyCorp's credit card receivables portfolio with a fair market value of

                    ASSOCIATES CORPORATION OF NORTH AMERICA

$1.3 billion and intangible assets, primarily related to customer lists and operating agreements, of approximately $350 million for $1.7 billion. Although ANB maintains the relationship with KeyCorp, ACONA will receive revenues from participation rights which were transferred to the Company as part of the August 30, 2000 contribution from First Capital.

     In April 2000, First Capital acquired Arcadia Financial Ltd. ("Arcadia") for approximately $195 million which approximated the fair value of the intangible assets established in the acquisition. Subsequent to the acquisition, First Capital contributed Arcadia to the Company. Arcadia had approximately $470 million in senior and subordinated notes at the time of the acquisition. At June 30, 2000, the Company managed approximately $3.4 billion of Arcadia's serviced assets originated and sold with servicing retained prior to the acquisition.

  Significant Dispositions

     In July 1999, the Company sold the Network Transaction Services unit of its Associates Commerce Solutions, Inc. subsidiary (formerly SPS Payment Systems, Inc.) to Alliance Data Systems, a leading provider of electronic transaction processing services for approximately $169 million.

     In June 1999, the Company sold 41 of its Canadian consumer branches to Commercial Credit Corporation CCC Limited, a subsidiary of Citigroup, Inc., for approximately $155 million. Of these branches, 28 were acquired from Avco in January 1999.

     In March 1999, the Company sold 128 domestic consumer finance branches to Commercial Credit Corporation, a subsidiary of Citigroup, Inc., for approximately $640 million. All of these branches were acquired from Avco in January 1999.

     The earnings before provision for taxes recorded on the above dispositions was included in investment and other income from January 1, 1999 through the date of the related sale. The earnings before provision for taxes on the above dispositions recorded in investment and other income during 1999 was approximately $9 million.

NOTE 4 -- COMPREHENSIVE INCOME (LOSS)

     The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, on January 1, 1998. SFAS 130 requires the reporting of all items which are required to be recognized under generally accepted accounting standards as components of comprehensive income
(loss) in the financial statements. Accordingly, total comprehensive income for the years ended 1999, 1998 and 1997 is reported in the Company's consolidated statement of changes in stockholders' equity. Total accumulated other comprehensive income is reported in the Company's consolidated balance sheet.

     The components of accumulated other comprehensive income, net of tax, are as follows (in millions):

                                                                   DECEMBER 31
                                                             ------------------------
                                                              1999     1998     1997
                                                             ------   ------   ------
Foreign currency translation adjustments...................  $144.9   $117.2   $168.3
Net unrealized (loss) gain on available-for-sale
  securities...............................................   (90.4)    (9.8)     4.4
                                                             ------   ------   ------
  Accumulated other comprehensive income...................  $ 54.5   $107.4   $172.7
                                                             ======   ======   ======

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     The components of other comprehensive loss are as follows:

                                                          YEAR ENDED DECEMBER 31, 1999
                                                        --------------------------------
                                                        BEFORE       TAX
                                                          TAX     (EXPENSE)
                                                        AMOUNT     BENEFIT      AMOUNT
                                                        -------   ---------   ----------
Foreign currency translation adjustments..............  $  42.6    $(14.9)      $ 27.7
Unrealized losses on available-for-sale securities:
  Unrealized holding losses arising during the year...   (125.2)     43.8        (81.4)
  Reclassification for gains realized in net income...      1.2      (0.4)         0.8
                                                        -------    ------       ------
     Net unrealized losses............................   (124.0)     43.4        (80.6)
                                                        -------    ------       ------
  Other comprehensive loss............................  $ (81.4)   $ 28.5       $(52.9)
                                                        =======    ======       ======

                                                          YEAR ENDED DECEMBER 31, 1998
                                                        --------------------------------
                                                        BEFORE       TAX
                                                          TAX     (EXPENSE)   NET-OF-TAX
                                                        AMOUNT     BENEFIT      AMOUNT
                                                        -------   ---------   ----------
Foreign currency translation adjustments..............  $ (78.6)    $27.5       $(51.1)
Unrealized losses on available-for-sale securities:
  Unrealized holding losses arising during the year...    (26.5)      9.3        (17.2)
  Reclassification for gains realized in net income...      4.6      (1.6)         3.0
                                                        -------     -----       ------
       Net unrealized losses..........................    (21.9)      7.7        (14.2)
                                                        -------     -----       ------
  Other comprehensive loss............................  $(100.5)    $35.2       $(65.3)
                                                        =======     =====       ======

NOTE 5 -- INVESTMENTS IN DEBT AND EQUITY SECURITIES

  Available-for-Sale Securities

     Available-for-sale securities consist of retained securitization interests (as described in Notes 2 and 6), bonds, notes and preferred stock and other equity securities. Accordingly, the Company classifies these securities as available-for-sale securities and adjusts their recorded value to market.

     During 1999, gross realized gains and losses on sales of investments in debt and equity securities amounted to $6.3 million and $11.4 million, respectively. During 1998, gross realized gains and losses on sales of investments in debt and equity securities amounted to $26.0 million and $2.4 million, respectively. Unrealized gains or losses are reported as a component of accumulated other comprehensive income, net of tax.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     The following tables set forth, by type of security issuer, the amortized cost, gross unrealized holding gains, gross unrealized holding losses, and estimated market value at December 31, 1999 and 1998 (in millions):

                                                                   1999
                                              -----------------------------------------------
                                                            GROSS        GROSS
                                                          UNREALIZED   UNREALIZED   ESTIMATED
                                              AMORTIZED    HOLDING      HOLDING      MARKET
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
Retained securitization interests...........  $3,423.4      $  --       $  (3.9)    $3,419.5
Preferred stock.............................     708.3       13.5         (93.6)       628.2
Municipal bonds.............................     249.9        3.0          (4.0)       248.9
Other.......................................      36.7         --            --         36.7
Insurance Subsidiaries
  Mortgage-backed...........................     602.1        0.1         (15.9)       586.3
  Municipal obligations.....................     417.1        0.1         (23.6)       393.6
  Corporate obligations.....................     573.4        0.2         (17.9)       555.7
  Preferred stock...........................     200.9        1.1         (16.2)       185.8
  U.S. government obligations...............     317.9        0.2         (10.3)       307.8
  Other.....................................     199.6        1.3          (5.4)       195.5
                                              --------      -----       -------     --------
          Total available-for-sale
            securities......................  $6,729.3      $19.5       $(190.8)    $6,558.0
                                              ========      =====       =======     ========

                                                                   1998
                                              -----------------------------------------------
                                                            GROSS        GROSS
                                                          UNREALIZED   UNREALIZED   ESTIMATED
                                              AMORTIZED    HOLDING      HOLDING      MARKET
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
Retained securitization interests...........  $3,870.8      $ 0.9        $   --     $3,871.7
Preferred stock.............................     718.7        2.4         (28.7)       692.4
Other.......................................       0.7         --            --          0.7
Insurance Subsidiaries
  Mortgage-backed...........................     567.9        3.7          (0.6)       571.0
  Municipal obligations.....................     431.3        2.9            --        434.2
  Corporate obligations.....................     338.7        1.4          (0.4)       339.7
  Preferred stock...........................     149.9        0.8          (0.6)       150.1
  U.S. government obligations...............     108.9        0.9          (1.0)       108.8
  Other.....................................     358.2        1.1          (0.4)       358.9
                                              --------      -----        ------     --------
          Total available-for-sale
            securities......................  $6,545.1      $14.1        $(31.7)    $6,527.5
                                              ========      =====        ======     ========

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     The amortized cost and estimated market value of available-for-sale securities at December 31, 1999 by contractual maturity are shown below (in millions):

                                                                      1999
                                                              ---------------------
                                                                          ESTIMATED
                                                              AMORTIZED    MARKET
                                                                COST        VALUE
                                                              ---------   ---------
Due in one year or less.....................................  $  107.9    $  110.1
Due after one year through five years.......................     648.6       635.5
Due after five years through ten years......................     642.0       615.2
Due after ten years.........................................     977.6       942.3
                                                              --------    --------
  Subtotal..................................................   2,376.1     2,303.1
Retained securitization interests...........................   3,423.4     3,419.5
Equity securities...........................................     929.8       835.4
                                                              --------    --------
          Total.............................................  $6,729.3    $6,558.0
                                                              ========    ========

  Trading Securities

     Trading securities consist of investments in equity securities which are recorded at market value. Unrealized gains or losses on trading securities are included in earnings. The estimated market value at December 31, 1999 and 1998 was $26.8 million and $20.8 million, respectively. Historical cost at December 31, 1999 and 1998 was $17.1 million and $15.5 million, respectively. On July 1, 1998, the Company's preferred stock investments of $582.5 million were redesignated by management as available-for-sale securities. Previously, preferred stock investments were designated as trading securities.

NOTE 6 -- FINANCE RECEIVABLES

  Composition of Net Finance Receivables

     At December 31, 1999 and 1998, net finance receivables consisted of the following products (in millions):

                                                                1999        1998
                                                              ---------   ---------
Home equity.................................................  $24,893.2   $22,458.2
Personal lending and retail sales finance...................   15,999.3    11,459.2
Truck and truck trailer.....................................   13,130.3    10,783.6
Equipment...................................................    6,301.4     5,444.6
Auto fleet leasing..........................................    2,070.1     1,589.7
Credit card.................................................    1,427.2     2,672.4
Manufactured housing........................................       46.0        31.6
Warehouse lending and other(1)..............................    1,320.0     1,268.4
                                                              ---------   ---------
  Finance receivables, net of unearned finance income ("net
     finance receivables")(2)...............................   65,187.5    55,707.7
Allowance for losses on finance receivables.................   (2,054.6)   (1,891.2)
Insurance policy and claims reserves(3).....................     (985.9)   (1,463.9)
                                                              ---------   ---------
  Finance receivables, net of unearned finance income,
     allowance for losses and insurance policy and claims
     reserves...............................................  $62,147.0   $52,352.6
                                                              =========   =========

---------------

(1) Includes warehouse lending, government guaranteed lending and public finance.

(2) Unearned finance income was approximately $4.7 billion and $3.9 billion at December 31, 1999 and 1998, respectively.

(3) At December 31, 1998, insurance policy and claims reserves included approximately $678 million of non-affiliate insurance reserves. The December 31, 1999 balance only includes affiliate insurance reserves: non-affiliate insurance reserves of approximately $721 million are included in accounts payable and accruals.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

  Securitizations and Sales of Finance Receivables

     During 1999, approximately $1.6 billion of the Company's private label credit card receivables were securitized and sold to a master trust. Additionally, approximately $2.3 billion of the Company's investment in the Bankcard securitization master trust formed in 1998 was sold during 1999. The Company received $3.2 billion in proceeds from these transactions, of which $2.6 billion was in the fourth quarter, and retained securitization interests in the master trust of approximately $770 million.

     During the fourth quarter of 1999, the Company securitized and sold approximately $2.4 billion of home equity receivables. The Company received approximately $2.0 billion in proceeds from this transaction and retained approximately $460 million in interests in the securitization trusts. Also, during the fourth quarter of 1999, the Company sold a home equity receivables portfolio of approximately $80 million.

     During the fourth quarter of 1998, approximately $1.8 billion of the Company's private label credit card receivables were securitized and sold to a master trust. The Company received $1.3 billion in proceeds from the transaction and retained a $500 million certificated interest in the master trust.

     During the second quarter of 1998, approximately $5.2 billion of the Company's U.S. bankcard credit card receivables were securitized and sold to a master trust. The Company received $2.0 billion in proceeds from the transaction and retained a $3.2 billion certificated interest in the master trust.

     During the first quarter of 1998, approximately $235 million of home equity lending receivables were also securitized and sold by the Company.

     In the aggregate, the Company recorded a net gain of approximately $75 million in 1999 on the above transactions, of which approximately $68 million was recorded in the fourth quarter. No significant net gain or loss was recorded in the 1998 or 1997 securitization transactions.

     In each of these transactions, the Company retained servicing responsibilities for the receivables sold. The retained securitization interests, as described in Notes 2 and 5, are classified as available-for-sale investment securities on the consolidated balance sheet.

     The table below summarizes the significant assumptions used to value the Company's retained securitization interests at December 31, 1999:

                                                                         HOME
                                                              CREDIT    EQUITY
                                                               CARD     LENDING
                                                              ------    -------
Weighted average discount rate(1)...........................    12%        10%
Projected prepayment rate...................................    n/m     20-30%
Projected loss rate(2)......................................  8-10%         8%

---------------

(1) Represents the weighted average discount rate used to value the retained interest components which include interest only strips and subordinated and other retained interests.

(2) Loss rates are annualized and exclude recoveries for credit card and cumulative for home equity.

     The above assumptions are consistent with those used to determine the initial retained interest valuation and the gains on 1999 securitization transactions. In addition to the assumptions noted above, the Company utilized certain transaction structures that included written put options to the investors. These put options had the impact of reducing the securitization gains recognized in 1999 by approximately $23 million. See Note 16 for additional information.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

  Contractual Maturities of Net Finance Receivables

     At December 31, 1999, contractual maturities of net finance receivables were as follows (in millions):

YEAR DUE                                                        TOTAL
--------                                                      ---------
2000........................................................  $15,231.6
2001........................................................   10,096.7
2002........................................................    7,630.3
2003........................................................    6,061.0
2004 and thereafter.........................................   26,167.9
                                                              ---------
                                                              $65,187.5
                                                              =========

     It is the Company's experience that a substantial portion of the loan portfolio generally is renewed or repaid prior to contractual maturity dates. The above maturity schedule should not be regarded as a forecast of future cash collections.

  Direct Financing Leases

     Included in net finance receivables are direct financing leases as follows (in millions):

                                                                   DECEMBER 31
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
Minimum lease rentals.......................................  $ 7,766.4    $ 6,841.8
Unearned finance income.....................................   (1,143.5)    (1,016.0)
                                                              ---------    ---------
Net investment in direct financing leases...................  $ 6,622.9    $ 5,825.8
                                                              =========    =========

     Future net minimum lease rentals on direct financing leases for each of the years succeeding December 31, 1999 are as follows (in millions):
2000 -- $1,884.9; 2001 -- $1,333.9; 2002 -- $1,231.1; 2003 -- $1,111.4;
2004 -- $619.1 and 2005 and thereafter -- $442.5.

  Dispersion of Finance Receivables

     The Company has geographically dispersed finance receivables. At December 31, 1999, approximately 76% of the Company's Owned Basis total receivables were dispersed across the United States, and the remaining 24% were in foreign countries. Of the total receivables, 11% were in Japan, 9% in California, 7% in Texas, 6% in Canada and 5% in Florida; no other individual state or foreign country had more than 4%.

  Information About Geographic Areas

     Finance charges by geographic area are as follows (in millions):

                                                            YEAR ENDED DECEMBER 31
                                                       --------------------------------
                                                         1999        1998        1997
                                                       --------    --------    --------
Finance charges
  United States......................................  $5,963.9    $5,867.2    $6,475.5
  Japan..............................................   1,628.5     1,042.7       696.1
  Canada.............................................     553.8       256.5        94.7
  United Kingdom.....................................     424.6       215.6       146.0
  All other..........................................     101.3        34.9        13.7
                                                       --------    --------    --------
     Consolidated finance charges....................  $8,672.1    $7,416.9    $7,426.0
                                                       ========    ========    ========

                    ASSOCIATES CORPORATION OF NORTH AMERICA

  Information About Major Customers

     The Company has no customer that represents greater than 10% of total revenue.

NOTE 7 -- ALLOWANCE FOR LOSSES ON FINANCE RECEIVABLES

     Changes in the allowance for losses on finance receivables during the periods indicated were as follows (in millions):

                                                          YEAR ENDED DECEMBER 31
                                                    -----------------------------------
                                                      1999         1998         1997
                                                    ---------    ---------    ---------
Balance at beginning of period....................  $ 1,891.2    $ 1,871.8    $ 1,543.1
  Provision for losses............................    1,375.6      1,227.6      1,348.1
  Recoveries on receivables charged off...........      240.2        221.2        220.8
  Losses sustained................................   (1,593.1)    (1,352.1)    (1,419.6)
  Reserves of receivables sold or held for
     securitization(1)............................     (187.2)      (359.4)          --
  Reserves of acquired businesses and other.......      327.9        282.1        179.4
                                                    ---------    ---------    ---------
Balance at end of period..........................  $ 2,054.6    $ 1,891.2    $ 1,871.8
                                                    =========    =========    =========

---------------

(1) The reserves related to receivables sold during 1997 were not significant.

NOTE 8 -- TRANSACTIONS AND BALANCES WITH RELATED PARTIES

     Notes receivable from related parties include advances provided by the Company to First Capital and certain affiliates. These transactions initially are structured as unsecured non-interest bearing lines of credit. If the amount advanced remains outstanding at month-end, such amount is automatically converted into an unsecured, interest bearing demand note. The weighted average interest rate at December 31, 1999 and 1998 was 8.14% and 5.18%, respectively. During the years ended December 31, 1999, 1998 and 1997 interest income on notes receivable from related parties was $311.5 million, $261.8 million and $9.6 million, respectively.

     Notes payable to related parties include advances given to the Company by First Capital and its affiliates. These transactions initially are structured as unsecured non-interest bearing lines of credit. If the amount advanced remains outstanding at month-end, such amount is automatically converted into an unsecured, interest bearing demand note. The weighed average interest rate at December 31, 1999 and 1998 was 5.71% and 5.22%, respectively. During the years ended December 31, 1999 and 1998, interest expense on notes payable to related parties was $136.4 million and $25.6 million, respectively.

     First Capital is dependent upon the operations of the Company to provide for its debt service. As of December 31, 1999, First Capital's consolidated debt obligations consisted of unsecured short-term notes payable of $27.3 billion and long-term debt of $41.4 billion. These amounts include the Company's unsecured short-term notes payable of $17.6 billion and long-term debt of $40.0 billion. As First Capital has only limited operations separate from the Company, its incremental debt obligations will be serviced primarily through dividends from the Company.

     At December 31, 1999, the Company's current income tax payable to First Capital amounted to $235.9 million. At December 31, 1998, the Company's income tax receivable from First Capital amounted to $83.2 million.

     The Company receives a fee for services it provides to First Capital. During the years ended December 31, 1999, 1998 and 1997, the Company received $25.1 million, $25.3 million and $15.0 million, respectively in fees for these services.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     During 1999, the Company transferred its Balboa Life and Casualty Insurance Group and consumer and commercial finance operations in Australia and New Zealand to First Capital. These operations were subsequently sold by First Capital. The 1999 net earnings of $46.3 million recorded by these operations were included in these restated financial statements and subsequently distributed to First Capital through a non-cash transaction.

     In March 1998, approximately $650 million of equipment finance receivables were sold, at book value, to First Capital. No gain or loss was recorded on the sale.

     At December 31, 1999 and 1998, net finance receivables included participation in credit card receivables owned or originated by ANB and Hurley State Bank ("HSB"), affiliates of the Company. These receivables were acquired at par value. The balances of these receivables were $621.6 million and $2.0 billion at December 31, 1999 and 1998, respectively.

     The Company provided certain emergency roadside assistance and auto club services and employee relocation services to Ford. Revenues related to these services while the Company was a subsidiary of Ford were $33.8 million and $36.0 million for the years ended December 31, 1998 and 1997, respectively.

NOTE 9 -- OTHER ASSETS

     The components of other assets at December 31, 1999 and 1998 were as follows (in millions):

                                                                1999        1998
                                                              --------    --------
Goodwill, net...............................................  $3,581.7    $1,767.5
Notes and other receivables.................................   2,058.9     1,143.7
Other intangible assets, net................................   1,359.4       662.2
Property and equipment......................................     491.4       265.0
Collateral held for resale..................................     372.5       425.0
Relocation client advances..................................     185.4       171.8
Other.......................................................     299.5       335.8
                                                              --------    --------
          Total.............................................  $8,348.8    $4,771.0
                                                              ========    ========

     Reductions as a result of goodwill amortization were $119.6 million and $60.5 million for 1999 and 1998, respectively. Reductions as a result of other intangible asset amortization were $87.2 million and $25.8 million for 1999 and 1998, respectively. Goodwill and other intangible assets are net of accumulated amortization of $513.4 million and $354.7 million at December 31, 1999 and 1998, respectively, and related deferred tax liabilities. Other changes in the amount of goodwill were principally due to changes in foreign exchange rates which impact the translation of foreign currency denominated goodwill recorded on the books of the Company's international subsidiaries.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

NOTE 10 -- CREDIT FACILITIES

     At December 31, 1999, the Company had the following amount available under its credit facilities (in millions):

                                                                   FACILITY
                                                                  AMOUNTS(1)
                                                                  ----------
    Domestic
      Lines of credit...........................................  $ 4,272.8
      Syndicated credit facilities..............................    7,955.0
                                                                  ---------
              Total domestic....................................   12,227.8
    Foreign
      Lines of credit...........................................       19.3
      Syndicated credit facilities..............................    2,821.1
                                                                  ---------
              Total foreign.....................................    2,840.4
                                                                  ---------
              Total domestic and foreign........................  $15,068.2
                                                                  =========

---------------

(1) Included in these amounts are $210 million and $2.2 billion of lines of credit and syndicated credit facilities, respectively, that are available to either First Capital or ACONA.

     Lines of credit and syndicated credit facilities may be withdrawn only under certain standard conditions, including, as to the credit facilities identified above, failure to pay principal or interest when due, breach of representations, warranties or covenants, default on other debt, or bankruptcy or other insolvency-type proceedings. As to the credit facilities of the foreign operations, in addition to the foregoing standard conditions, certain facilities contain provisions which prohibit withdrawals as a result of any material adverse changes in the financial conditions of such operations. The Company principally pays fees for the availability of its credit facilities. These credit facilities are used to support commercial paper borrowings and utilized uncommitted lines of credit.

  Limitation on Minimum Tangible Net Worth

     Restrictions defined in certain syndicated credit facilities require the Company to maintain a minimum tangible net worth, as defined, of $2.5 billion. At December 31, 1999, the Company's tangible net worth, as defined in the syndicated credit facilities, was approximately $9.9 billion.

NOTE 11 -- NOTES PAYABLE

     Commercial paper notes are issued by the Company in the minimum amount of $100,000 with terms generally from one to 270 days. Bank loan terms range from one to 365 days.

     Information pertaining to the Company's commercial paper notes and bank loans is set forth below for the periods indicated (dollar amounts in millions):

                                                              COMMERCIAL      BANK
                                                              PAPER NOTES    LOANS
                                                              -----------   --------
Domestic Notes Payable
  Ending balance at December 31, 1999.......................   $ 9,365.2    $  990.7
  Weighted average interest rate at December 31, 1999.......        5.65%       4.92%
  Ending balance at December 31, 1998.......................   $15,105.4    $1,070.7
  Weighted average interest rate at December 31, 1998.......        5.16%       6.05%

                    ASSOCIATES CORPORATION OF NORTH AMERICA

                                                              COMMERCIAL      BANK
                                                              PAPER NOTES    LOANS
                                                              -----------   --------
Foreign Notes Payable
  Ending balance at December 31, 1999.......................   $ 7,000.9    $  240.8
  Weighted average interest rate at December 31, 1999.......        5.58%       3.75%
  Ending balance at December 31, 1998.......................   $ 3,565.7    $  494.8
  Weighted average interest rate at December 31, 1998.......        5.28%       4.29%
Total Notes Payable
  Ending balance at December 31, 1999.......................   $16,366.1    $1,231.5
  Weighted average interest rate at December 31, 1999.......        5.62%       4.69%
  Ending balance at December 31, 1998.......................   $18,671.1    $1,565.5
  Weighted average interest rate at December 31, 1998.......        5.18%       5.49%

NOTE 12 -- LONG-TERM DEBT

     Outstanding balances of long-term debt at December 31 were as follows (in millions):

                                                      1999
                                                    WEIGHTED
                                    1999 INTEREST   AVERAGE    MATURITIES
                                     RATE RANGE       RATE      THROUGH       1999        1998
                                    -------------   --------   ----------   ---------   ---------
Senior Notes:
  Domestic:
     Notes........................  5.25%-11.40%     6.11%        2037      $33,292.0   $32,380.2
  Foreign:
     Japan........................  1.23%- 8.00%     2.57%        2004        2,062.2     1,889.5
     All other foreign............  0.22%-32.00%     5.61%        2004        4,180.5     2,092.5
                                                                            ---------   ---------
                                                                              6,242.7     3,982.0
                                                                            ---------   ---------
          Total senior notes......                                           39,534.7    36,362.2
Subordinated and Capital Notes:
  Domestic:
     Subordinated.................  6.88%- 8.15%     7.25%        2009          425.0       425.0
     Capital......................  4.68%- 9.00%     6.73%        2002            0.2         0.3
                                                                            ---------   ---------
          Total subordinated and
            capital debt notes....                                              425.2       425.3
                                                                            ---------   ---------
          Total long-term debt....                                          $39,959.9   $36,787.5
                                                                            =========   =========

     The weighted average interest rate for total long-term debt was 5.81% at December 31, 1999 and 6.28% at December 31, 1998.

     In 1999, the Company issued a $500 million senior note to a trust which in turn issued $500 million in trust securities to an institutional investor in a private transaction. The trust securities and senior notes mature in 2002.

     In 1997, the Company issued a $500 million senior note to a trust which in turn issued $500 million in trust securities to institutional investors. The trust securities and senior notes mature in September 2000.

     Long-term borrowing maturities during the next five years, including the current portion of notes payable after one year are: 2000, $7,975.2 million; 2001, $7,052.8 million; 2002, $7,743.5 million; 2003, $5,815.1 million; 2004,
$3,514.4 million and 2005 and thereafter, $7,858.9 million. Certain debt issues are subject to put or

                    ASSOCIATES CORPORATION OF NORTH AMERICA
call redemption provisions whereby repayment may be required prior to the maturity date. As applicable, the amount of the option premium received by the Company is deferred and amortized over the expected life of the debt obligation.

NOTE 13 -- INCOME TAXES

     The following table sets forth the components of the provision for income taxes and deferred income tax (benefit) for the periods indicated (in millions):

                                                     UNITED STATES
                                                    FEDERAL   STATE   FOREIGN    TOTAL
                                                    -------   -----   -------   --------
Year Ended December 31, 1999
  Current.........................................  $748.0    $39.4   $228.3    $1,015.7
  Deferred........................................   (10.4)      --     79.2        68.8
                                                    ------    -----   ------    --------
                                                    $737.6    $39.4   $307.5    $1,084.5
                                                    ======    =====   ======    ========
Year Ended December 31, 1998
  Current.........................................  $512.5    $31.9   $183.8    $  728.2
  Deferred........................................     3.3       --     26.2        29.5
                                                    ------    -----   ------    --------
                                                    $515.8    $31.9   $210.0    $  757.7
                                                    ======    =====   ======    ========
Year Ended December 31, 1997
  Current.........................................  $485.0    $34.3   $159.7    $  679.0
  Deferred........................................   (16.9)      --    (17.3)      (34.2)
                                                    ------    -----   ------    --------
                                                    $468.1    $34.3   $142.4    $  644.8
                                                    ======    =====   ======    ========

     At December 31, 1999 and 1998, the components of the Company's net deferred tax asset (liability) were as follows (in millions):

                                                                1999        1998
                                                              ---------   ---------
Deferred tax assets:
  Provision for losses on finance receivables and other.....  $ 1,610.6   $   925.9
  Foreign tax credits.......................................       95.4        35.7
  Postretirement and other employee benefits................       98.9        57.1
                                                              ---------   ---------
                                                                1,804.9     1,018.7
Deferred tax liabilities:
  Leasing transactions......................................     (626.3)     (512.8)
  Goodwill..................................................     (369.1)     (278.6)
  Finance revenue and other.................................     (532.6)     (242.6)
                                                              ---------   ---------
                                                               (1,528.0)   (1,034.0)
                                                              ---------   ---------
     Net deferred tax asset (liability).....................  $   276.9   $   (15.3)
                                                              =========   =========

     Prior to the Spin-Off in April of 1998, First Capital and its subsidiaries were included in the consolidated federal income tax return of Ford. First Capital and its subsidiaries filed a consolidated First Capital federal income tax return for the period of April 8, 1998 through December 31, 1998. The provision for income taxes of the Company for both the period before the Spin-Off and after the Spin-Off was computed on a consolidated, sub-group basis.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     The effective tax rate differed from the statutory United States federal income tax rate as follows:

                                                              % OF PRETAX INCOME
                                                                  YEAR ENDED
                                                                 DECEMBER 31
                                                              ------------------
                                                              1999   1998   1997
                                                              ----   ----   ----
Statutory tax rate..........................................  35.0%  35.0%  35.0%
State tax rate..............................................   0.9    1.0    1.3
Non-deductible goodwill.....................................   0.9    0.7    0.6
Other.......................................................   0.2   (0.1)  (0.2)
                                                              ----   ----   ----
  Effective tax rate........................................  37.0%  36.6%  36.7%
                                                              ====   ====   ====

     Effective with the April 1998 Spin-Off, Ford and First Capital entered into an amended and restated tax sharing agreement which, among other matters, required First Capital to pay a net amount of $22.4 million effectively settling certain amounts due to and from Ford.

NOTE 14 -- LEASE COMMITMENTS

     Leases on the Company's branch and operating center facilities are primarily short-term and generally provide for renewal options not exceeding the initial term. Total rent expense for the years ended December 31, 1999, 1998 and 1997 was $206.2 million, $162.7 million, and $135.0 million, respectively. Minimum rental commitments as of December 31, 1999 for all noncancelable leases (primarily office leases) for the years ending December 31, 2000, 2001, 2002, 2003 and 2004 are $127.4 million, $100.3 million, $57.6 million, $37.4 million and $44.9 million, respectively, and $45.1 million thereafter.

NOTE 15 -- EMPLOYEE BENEFITS

  Pension and Other Post-Retirement Benefits

     The Company participates in various qualified and non-qualified pension and other post retirement benefit plans (the "Plan" or "Plans") sponsored by First Capital, which together cover substantially all United States-based employees who meet certain eligibility requirements. The benefits of such plans can be modified or terminated at the discretion of First Capital. The health care plans are contributory, with participants' contributions adjusted annually; the life insurance plans are also contributory.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     The funded status of these Plans is as follows (dollars in millions):

                                                   PENSION BENEFITS     OTHER BENEFITS
                                                   -----------------   -----------------
                                                    1999      1998      1999      1998
                                                   -------   -------   -------   -------
Change in benefit obligation:
Benefit obligation at beginning of year..........  $562.8    $492.7    $ 123.4   $ 129.8
  Service cost...................................    36.5      24.7        9.0       5.9
  Interest cost..................................    37.5      32.7       10.2       7.4
  Plan participants' contributions...............      --        --        0.4       0.2
  Plan amendment.................................    (1.2)       --      (18.3)       --
  Acquisition....................................      --        --       32.5        --
  Actuarial (gains)/losses.......................   (88.7)     24.6      (20.6)    (16.7)
  Benefits paid..................................   (15.1)    (11.9)      (4.5)     (3.2)
                                                   ------    ------    -------   -------
     Benefit obligation at end of year...........  $531.8    $562.8    $ 132.1   $ 123.4
                                                   ======    ======    =======   =======
Change in plan assets:
  Fair value of plan assets at beginning of
     year........................................  $538.6    $473.5    $    --   $    --
  Actual return on plan assets...................   101.2      75.8         --        --
  Employer contributions.........................    29.9       1.2        4.1       3.0
  Plan participants' contributions...............      --        --        0.4       0.2
  Benefits paid..................................   (15.1)    (11.9)      (4.5)     (3.2)
                                                   ------    ------    -------   -------
     Fair value of plan assets at end of year....  $654.6    $538.6    $    --   $    --
                                                   ======    ======    =======   =======
  Funded status..................................  $122.8    $(24.2)   $(132.1)  $(123.4)
  Unrecognized net transition obligation.........     1.4       1.7         --        --
  Unrecognized net actuarial (gain)/loss.........  (137.8)     13.8      (27.4)     (6.7)
  Unrecognized prior service cost................      --       1.5      (17.7)     (0.9)
                                                   ------    ------    -------   -------
     Net amount recognized.......................  $(13.6)   $ (7.2)   $(177.2)  $(131.0)
                                                   ======    ======    =======   =======
Amounts recognized in the consolidated balance
  sheet:
  Prepaid benefit cost...........................  $ 25.4    $ 25.4    $    --   $    --
  Accrued benefit liability......................   (46.0)    (41.6)    (177.2)   (131.0)
  Intangible asset...............................     7.0       9.0         --        --
                                                   ------    ------    -------   -------
     Net amount recognized.......................  $(13.6)   $ (7.2)   $(177.2)  $(131.0)
                                                   ======    ======    =======   =======
Weighted-average assumptions as of December 31:
  Discount rate..................................    7.75%     6.50%     7.75%      6.50%
  Expected return on plan assets.................    9.00%     9.00%       --%        --%
  Rate of compensation increase..................    5.00%     5.00%       --%        --%

     For measurement purposes, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.5% by 2010 and remain at that level thereafter. Additionally, no future increase in retiree premiums was assumed.

     The pension plan assets are allocated 72.1% to equity securities and 27.9% to debt securities at December 31, 1999.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     The net periodic pension cost for the years indicated includes the following components (in millions):

                                            PENSION BENEFITS         OTHER BENEFITS
                                          ---------------------   ---------------------
                                          1999    1998    1997    1999    1998    1997
                                          -----   -----   -----   -----   -----   -----
Components of net periodic benefit cost:
  Service cost..........................  $36.5   $24.7   $20.1   $ 9.0   $ 5.9   $ 7.1
  Interest cost.........................   37.5    32.7    29.4    10.2     7.4     8.2
  Expected return on plan assets........  (43.0)  (37.1)  (31.2)     --      --      --
  Amortization of transition
     liability..........................    0.3     0.3     0.3      --      --      --
  Amortization of prior service cost....    0.3     1.6     1.6    (1.5)   (1.5)   (1.5)
  Recognized net actuarial (gain)
     loss...............................    4.6     2.2     2.6     0.1    (0.2)    0.1
                                          -----   -----   -----   -----   -----   -----
       Net periodic benefit cost........  $36.2   $24.4   $22.8   $17.8   $11.6   $13.9
                                          =====   =====   =====   =====   =====   =====

     For the pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation and accumulated benefit obligation were $54.9 million and $40.8 million, respectively, as of December 31, 1999 and $53.5 million and $41.6 million, respectively, as of December 31, 1998. The assets of these plans had no fair value as of December 31, 1999 and 1998.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects (in millions):

                                                              1-PERCENTAGE-   1-PERCENTAGE-
                                                                  POINT           POINT
                                                                INCREASE        DECREASE
                                                              -------------   -------------
Effect on total of service and interest cost components.....      $1.9            $(1.9)
Effect on post-retirement benefit obligations...............      10.7            (10.6)

     The Company also participates in two qualified pension plans sponsored by First Capital, which cover substantially all of the employees of its Japan operations who meet certain eligibility requirements. For the year ended December 31, 1999 the Company's net periodic benefit cost of these plans was $4.7 million. As of December 31, 1999 the total benefit obligation and fair value of plan assets was $26.7 million and $28.3 million, respectively.

  Associates Savings and Profit-Sharing Plan

     The Company participates in a defined contribution plan sponsored by First Capital that covers substantially all United States-based employees who meet certain eligibility requirements, is intended to provide assistance in accumulating personal savings for retirement and is designed to qualify for favorable tax treatment under Sections 401(a) and 401(k) of the United States Internal Revenue Code of 1986, as amended. For the years ended December 31, 1999, 1998 and 1997, the Company's pre-tax contributions to the plan were $41.8 million, $31.0 million and $24.9 million, respectively. Among other options, the plan provides as an investment option the Associates Stock Fund which invests principally in First Capital's Class A Common Stock.

  Associates Discounted Employee Stock Purchase Plan

     The Company participates in a discounted employee stock purchase plan which, beginning in 1999, allows employees to purchase Class A Common Stock of First Capital at a discount. The price of the stock is discounted 15% from the closing price at the lower of the beginning or the end of the offering period.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

INCENTIVE COMPENSATION PROGRAMS

     The Company participates in the following compensation plans covering certain officers and employees:

  Incentive Compensation Plan and Long-Term Performance Plan

     The Company participates in the Incentive Compensation Plan (the "ICP") sponsored by First Capital, which beginning in 1997 has provided for corporate annual performance pay bonuses, in addition to other types of compensation. The bonuses are paid out of one of two pools. The size of each bonus pool is determined based, in part, on the performance of the Company. Prior to 1997, corporate annual performance pay bonuses were provided under the Corporate Annual Performance Plan, which was a separate plan prior to being incorporated into the ICP in 1997. The Long Term Performance Plan ("LTPP") for 1999 was a long term cash incentive plan. The size of the LTPP incentive pool was determined for the performance period ending December 31, 1999, based, in part, on the success of the Company in achieving a target level of profits established for each year of the performance period, with such annual performance then averaged for the performance period. Bonuses reflect individual participants' performance during the applicable performance period. Amounts charged to expense for these bonus plans amounted to $31.6 million, $29.0 million and $25.1 million during the years ended December 31, 1999, 1998 and 1997, respectively.

     On March 8, 1999, the Compensation Committee adopted the Shareholder Interest Bonus Plan (the "SIB") to replace the LTPP. The SIB is intended to more closely align long-term compensation of the executive officers of the Company, to the performance of the Class A Common Stock of First Capital. SIB awards are based on First Capital's performance over a three-year period. The first three-year performance period is 1999 through 2001, with the first SIB awards payable in 2002. Final LTPP bonuses will be paid in 2001 and discontinued thereafter as SIB awards become payable. There were no expenses related to this plan in 1999.

  Deferred Compensation Plan

     The Company participates in the Deferred Compensation Plan (the "DCP"), a non-qualified defined contribution plan. Under the DCP, participants may elect to defer payment of current cash compensation. Deferred amounts are deemed invested as the participants elect among available investment measures, but no actual investments are made. Among the available investment measures is a deemed investment in First Capital Class A Common Stock, with the value of the deferred amount adjusted to reflect the performance of First Capital Class A Common Stock.

  Stock-Based Compensation Plans

     The ICP also includes an equity compensation plan, formerly know as the Long-Term Equity Compensation Plan, which was established in 1996 and amended and merged into the ICP effective January 1, 1997. In conjunction with the ICP, employees may receive nonqualified or incentive stock options, stock appreciation rights, restricted stock, performance units or performance shares. Through December 31, 1999, First Capital had only issued non-qualified stock options and restricted stock under the ICP.

     Accounting for Stock-Based Compensation Plans -- First Capital has elected to apply Accounting Principles Board Opinion 25 ("APB 25") rather than the optional provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123") in accounting for its stock-based compensation plans. Had the compensation cost of First Capital's stock-based compensation plans been determined based on the optional provisions of SFAS 123, in the years ended December 31, 1999, 1998 and 1997 the Company's net income would have been $1,807.3 million, $1,291.8 million and $1,102.7 million, respectively. The fair value of stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997: risk-free interest rates of 4.72%, 5.59% and 6.24%,

                    ASSOCIATES CORPORATION OF NORTH AMERICA
respectively; dividend yields of 0.52%, 0.58% and 0.51%, respectively; expected stock volatility of 34.83%, 21.28% and 22.00%, respectively; and a weighted-average expected life of the options of 4 years.

NOTE 16 -- COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

     The Company grants revolving lines of credit to certain of its credit card and other revolving customers. At December 31, 1999, the unused portion of these lines aggregated $56.1 billion.

     The Company also grants lines of credit to certain dealers of trucks and construction equipment. At December 31, 1999, the unused portion of these lines aggregated $242.4 million.

     Various legal actions and proceedings and claims are pending or may be instituted or asserted in the future against the Company and its subsidiaries. Certain of the pending legal actions are, or purport to be, class actions. Some of the foregoing matters involve or may involve compensatory, punitive or treble damage claims which, if adversely held against the Company, would require large expenditures or could affect the manner in which the Company conducts its business.

     In addition, the Company, like many other companies that operate in regulated businesses, is from time to time the subject of various governmental inquiries and investigations. The Company is currently the subject of certain investigations and inquiries by federal and state governmental authorities relating generally to the Company's lending practices. The Company does not have sufficient information to predict with certainty the ultimate outcome of such investigations and inquiries or their ultimate effect, if any, on the Company's results of operations or financial condition or the manner in which the Company operates its business.

     Legal actions, governmental inquiries and investigations are subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. Some of the matters discussed in the foregoing paragraphs could be decided unfavorably to the Company or the subsidiary involved and could require the Company or such subsidiary to pay damages or make other expenditures in amounts or a range of amounts that cannot be estimated at December 31, 1999. The Company does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on future consolidated financial statements for a particular year, although such an outcome is possible.

     To broaden its investor base and improve execution in connection with its asset securitization program, the Company wrote "put options" which require it to purchase, upon request of the holders, securities issued in three securitization transactions. These put options include: a put option, exercisable any time after February 17, 2000, with respect to an aggregate of up to $500 million principal amounts of certificates backed by credit card receivables; a put option, exercisable at any time after June 15, 2000, with respect to an aggregate of up to approximately $1 billion principal amount of notes secured by home equity loan receivables, only to the extent the securitization trust cannot meet its obligation under a separate put option by the trust which is exercisable at any time after March 15, 2000, and a put option, exercisable at any time after June 15, 2000, with respect to an aggregate of up to approximately $1 billion principal amount of notes secured by home equity loan receivables only to the extent the securitization trust cannot meet its obligation under a separate put option issued by the trust. On April 17, 2000, the put option relating to the credit card receivables was exercised and ACONA repurchased $500 million in finance receivables. Such receivables were securitized in a separate transaction in May 2000. The resulting change in value of the related retained interests was not significant. In each case, if exercised, the Company will be obligated to purchase the certificates or notes at par plus accrued interest. The Company has recorded liabilities totaling approximately $23 million in connection with these options. In addition, in September 1999, the Company wrote a put option in conjunction with a First Capital manufactured housing finance receivable securitization transaction which allows the $2 billion related trust securities to be put back to the Company at par annually beginning in October 2000. The Company received approximately $10 million from First Capital for the fair value of the

                    ASSOCIATES CORPORATION OF NORTH AMERICA
put option. Subsequent to their initial issuance, such options are marked to market with the fluctuation being reflected in the statement of earnings.

NOTE 17 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISKS

     The Company maintains cash, cash equivalents, investments and certain other financial instruments with various major financial institutions. To the extent such deposits exceed maximum insurance levels, they are uninsured.

     The Company uses derivative financial instruments for the purpose of hedging specific exposures as part of its risk management program. Instruments currently used by the Company are foreign currency forward exchange, currency swap, interest rate swap, interest rate option, municipal bond and treasury futures and option contracts. All of these instruments are held for purposes other than trading.

     Prior to the contribution of the Contributed Entities on August 30, 2000, First Capital used foreign currency forward exchange contracts to hedge its net investment in one of the Contributed Entities. As a result of the contribution, First Capital intends to assign to ACONA these contracts, or to enter into corresponding intercompany agreements with ACONA for such contracts. Therefore, these financial statements have been restated for all periods presented to reflect the effects of such hedging instruments as if such instruments had been contributed to ACONA in conjunction with the Contributed Entities. Under these agreements, the Company will be obligated to deliver specific foreign currencies in exchange for United States dollars at varying times over the next five years. The aggregate notional amount of these agreements at December 31, 1999 and 1998 was $2.8 billion and $2.5 billion, respectively. The fair value of such agreements at December 31, 1999 and 1998 would have been a liability of $389.0 million and $134.4 million, respectively. The effect of including these forward exchange contracts or intercompany agreements on interest expense in the Company's restated financial statements was not significant.

     Foreign currency swap agreements have been designated for accounting purposes as hedges of specific foreign currency exposures under certain debt obligations. Under these agreements, the Company and the agreement counter parties are obligated to exchange specific foreign currencies at varying times over the next four years. The aggregate notional amount of these agreements at December 31, 1999 and 1998 was $5.9 billion and $4.4 billion, respectively. The fair value of such agreements at December 31, 1999 and 1998 would have been a liability of $307.9 million and $118.5 million, respectively.

     Interest rate swap agreements are used by the Company to hedge the effect of interest rate movements on existing debt. The aggregate notional amount of interest rate swap agreements at December 31, 1999 was $9.2 billion. The fair value of such agreements at December 31, 1999 would have been a liability of $46.7 million. These agreements mature on varying dates over the next 19 years. In addition, treasury lock agreements were used by the Company at December 31, 1998 to hedge the effect of interest rate movements on anticipated debt issuances. The aggregate notional amount of interest rate swap and treasury lock agreements at December 31, 1998 was $3.5 billion. The fair value of such agreements at December 31, 1998 would have been a liability of $65.0 million.

     Treasury futures and option contracts are used to minimize fluctuations in the value of preferred stock investments. The aggregate notional amount of futures and option contracts at December 31, 1999 and 1998 was $536.2 million and $720.6 million, respectively. The fair value of these contracts would have been an asset of $12.4 million and a liability of $5.2 million at December 31, 1999 and 1998, respectively. Such contracts mature on varying dates through 2000.

     Municipal bond futures are used to minimize fluctuations in the value of municipal bond investments. The aggregate notional amount of municipal bond futures contracts at December 31, 1999 was $180.1 million. The fair value of these contracts would have been an asset of $2.4 million at December 31, 1999. Such

                    ASSOCIATES CORPORATION OF NORTH AMERICA
contracts mature on varying dates through 2000. The Company did not hold municipal bond futures during 1998.

NOTE 18 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The information provided below is required by Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. Amounts disclosed represent estimates of fair values at a particular point in time. Significant assumptions regarding economic conditions, loss experience and risk characteristics associated with particular financial instruments and other factors were used for purposes of this disclosure. These assumptions are subjective in nature and involve matters of judgment. Changes in assumptions could have a material impact on these estimates.

     At December 31, 1999 and 1998, the carrying value and estimated fair value of certain of the Company's financial instruments were as follows (in millions):

                                                    1999                     1998
                                           ----------------------   ----------------------
                                           CARRYING    ESTIMATED    CARRYING    ESTIMATED
                                             VALUE     FAIR VALUE     VALUE     FAIR VALUE
                                           ---------   ----------   ---------   ----------
Cash and cash equivalents(1).............  $ 1,102.2   $ 1,102.2    $ 3,790.1   $ 3,790.1
Investment securities(2).................    6,584.8     6,584.8      6,548.3     6,548.3
Net finance receivables(3)...............   65,187.5    69,122.8     55,707.7    60,016.4
Notes payable(1)
  Commercial paper.......................   16,366.1    16,366.1     18,671.1    18,671.1
  Bank loans.............................    1,231.5     1,231.5      1,565.5     1,565.5
Long-term debt(4)........................   39,959.9    39,528.1     36,787.5    38,109.4

---------------

(1) The estimated fair value approximates their carrying value.

(2) Estimated market values of investment securities are based on quoted market prices. If quoted prices are not available, the fair value was estimated by discounting the expected cash flows from the investments at discount rates which approximate the rates that would achieve an expected return on assets with similar risk characteristics.

(3) In order to determine the fair values of loans, the loan portfolio was segmented based on loan type, credit quality and repricing characteristics. The fair value was estimated by discounting the expected cash flows from such loans at discount rates which approximate gross finance charge rates that would achieve an expected return on assets with similar risk characteristics. The estimated fair value of the credit card receivables was based on the Company's experience in pricing similar portfolios for acquisition purposes.

(4) The fair value of long-term debt was determined by discounting expected cash flows at discount rates currently available to the Company for debt with similar terms and remaining maturities.

See Note 17 for fair value information regarding derivative financial instruments.

NOTE 19 -- UNAUDITED QUARTERLY FINANCIAL DATA

     The following table sets forth the unaudited quarterly results of operations (in millions, except earnings per share):

                                                                 1999
                                              -------------------------------------------
                                                FOURTH      THIRD      SECOND     FIRST
                                               QUARTER     QUARTER    QUARTER    QUARTER
                                              ----------   --------   --------   --------
Finance charges.............................   $2,250.1    $2,166.7   $2,113.0   $2,142.3
Interest expense............................      886.0       855.4      847.0      808.3
Earnings before provision for income
  taxes.....................................      839.1       762.1      701.3      628.7
Provision for income taxes..................      303.1       277.2      270.4      233.8
Net earnings................................      536.0       484.9      430.9      394.9

                    ASSOCIATES CORPORATION OF NORTH AMERICA

                                                                 1998
                                               -----------------------------------------
                                                FOURTH     THIRD      SECOND     FIRST
                                               QUARTER    QUARTER    QUARTER    QUARTER
                                               --------   --------   --------   --------
Finance charges..............................  $1,895.8   $1,799.3   $1,764.4   $1,957.4
Interest expense.............................     783.4      770.1      760.9      732.8
Earnings before provision for income taxes...     565.2      539.0      487.8      477.0
Provision for income taxes...................     209.4      197.2      176.0      175.1
Net earnings.................................     355.8      341.8      311.8      301.9

NOTE 20 -- SUBSEQUENT EVENT

     In August 2000, following the contribution of the Contributed Entities to ACONA, the Company declared a dividend to First Capital in the amount of approximately $3.0 billion.

     On September 5, 2000, First Capital and Citigroup Inc. entered into an agreement and plan of merger whereby First Capital will be merged with and into Citigroup Inc. (the "Agreement"). Under the Agreement, which was filed as a Form 8-K dated September 6, 2000, holders of First Capital common stock will receive
0.7334 shares of Citigroup Inc. common stock for each share of First Capital common stock.

                  (II) ASSOCIATES CORPORATION OF NORTH AMERICA

                         INDEX TO FINANCIAL STATEMENTS

     For purposes of Rule 412 of the Securities Act of 1933, the following modifies and supercedes the corresponding Items of the Company's Form 10-Q for the quarter ended June 30, 2000:

                                                                       PAGE
                                                                       ----
Item 1.  Financial Statements

         - Consolidated Statement of Earnings for the six months
         ended June 30, 2000 and 1999 and for the three months ended
           June 30, 2000 and 1999 (Unaudited)........................   69

         - Consolidated Balance Sheet at December 31, 1999 (Audited)
         and at June 30, 2000 (Unaudited)............................   70

         - Consolidated Statement of Cash Flows for the six months
         ended June 30, 2000 and 1999 (Unaudited)....................   71

         - Notes to Consolidated Financial Statements................   72

Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations...................................   78

Item 3.  Quantitative and Qualitative Disclosures About Market
         Risk........................................................   81

ITEM 1. FINANCIAL STATEMENTS

                        ASSOCIATES CORPORATION OF NORTH AMERICA

                           CONSOLIDATED STATEMENT OF EARNINGS
                                     (IN MILLIONS)
                                      (UNAUDITED)

                                                     SIX MONTHS ENDED        THREE MONTHS ENDED
                                                         JUNE 30                  JUNE 30
                                                   --------------------     --------------------
                                                     2000        1999         2000        1999
                                                   --------    --------     --------    --------
REVENUE
Finance charges..................................  $4,517.8    $4,255.3     $2,292.6    $2,113.0
Servicing related income.........................     938.6       498.8        535.0       279.3
Insurance premiums...............................     550.0       513.0        277.2       258.9
Investment and other income......................     532.1       413.8        355.5       248.2
                                                   --------    --------     --------    --------
                                                    6,538.5     5,680.9      3,460.3     2,899.4
EXPENSES
Interest expense.................................   1,861.0     1,655.3      1,032.3       847.0
Operating expenses...............................   1,986.4     1,813.4      1,018.8       909.1
Provision for losses on finance receivables......     864.1       663.3        457.1       326.8
Insurance benefits paid or provided..............     269.5       218.9        144.0       115.2
                                                   --------    --------     --------    --------
                                                    4,981.0     4,350.9      2,652.2     2,198.1
EARNINGS BEFORE PROVISION FOR INCOME TAXES.......   1,557.5     1,330.0        808.1       701.3
PROVISION FOR INCOME TAXES.......................     569.8       504.2        294.6       270.4
                                                   --------    --------     --------    --------
NET EARNINGS.....................................  $  987.7    $  825.8     $  513.5    $  430.9
                                                   ========    ========     ========    ========

            See notes to consolidated interim financial statements.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

                           CONSOLIDATED BALANCE SHEET
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                JUNE 30     DECEMBER 31
                                                                 2000          1999
                                                              -----------   -----------
                                                              (UNAUDITED)
                                        ASSETS

CASH AND CASH EQUIVALENTS...................................   $   814.2     $ 1,102.2
INVESTMENTS IN DEBT AND EQUITY SECURITIES...................     7,537.2       6,584.8
FINANCE RECEIVABLES, net of unearned finance income,
  allowance for losses and insurance policy and claims
  reserves..................................................    64,209.4      62,147.0
NOTES RECEIVABLE FROM RELATED PARTIES.......................       732.7            --
OTHER ASSETS................................................    10,346.5       8,348.8
                                                               ---------     ---------
          Total assets......................................   $83,640.0     $78,182.8
                                                               =========     =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

NOTES PAYABLE
  Commercial Paper..........................................   $21,847.8     $16,366.1
  Bank Loans................................................       228.4       1,231.5
NOTES PAYABLE DUE TO RELATED PARTIES........................     2,042.8       3,189.6
ACCOUNTS PAYABLE AND ACCRUALS...............................     3,781.6       4,001.2
LONG-TERM DEBT
  Senior Notes..............................................    40,742.0      39,534.7
  Subordinated and Capital Notes............................       455.2         425.2
                                                               ---------     ---------
                                                                41,197.2      39,959.9
STOCKHOLDERS' EQUITY
  Class B Common Stock, $100 par value, 2,000,000 shares
     authorized, 1,000,000 shares issued and outstanding....       100.0         100.0
  Common Stock, no par value, 5,000 shares authorized, 260
     shares issued and outstanding, at stated value.........        47.0          47.0
  Paid in Capital...........................................     6,405.8       6,106.3
  Retained Earnings.........................................     8,067.4       7,126.7
  Accumulated Other Comprehensive Income....................       (78.0)         54.5
                                                               ---------     ---------
          Total stockholders' equity........................    14,542.2      13,434.5
                                                               ---------     ---------
          Total liabilities and stockholders' equity........   $83,640.0     $78,182.8
                                                               =========     =========

            See notes to consolidated interim financial statements.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Cash Flows from Operating Activities
  Net earnings..............................................  $    987.7    $    825.8
  Adjustments to reconcile net earnings for non-cash and
     other operating activities:
     Provision for losses on finance receivables............       864.1         663.3
     Amortization of goodwill and other intangible assets...       118.3          97.2
     Depreciation and other amortization....................       191.6         132.5
     Other operating activity...............................    (2,132.6)      1,066.6
                                                              ----------    ----------
     Net cash provided from operating activities............        29.1       2,785.4
                                                              ----------    ----------
Cash Flows from Investing Activities
  Finance receivables originated............................   (27,831.3)    (29,734.5)
  Acquisition of loan portfolio and other finance
     businesses, net........................................    (2,169.7)     (1,444.8)
  Proceeds from securitizations of finance receivables......     2,327.7         649.0
  Sale of finance businesses and branches...................          --         833.4
  Finance receivables liquidated............................    22,792.6      25,964.8
  Increase in notes receivable from related parties.........    (3,174.9)      2,948.8
  Other investing activities................................       318.2      (5,199.7)
                                                              ----------    ----------
          Net cash used for investing activities............    (7,737.4)     (5,983.0)
                                                              ----------    ----------
Cash Flows from Financing Activities
  Issuance of long-term debt................................     7,797.7       8,303.8
  Retirement of long-term debt..............................    (6,999.4)     (4,583.2)
  Increase (decrease) in notes payable......................     4,167.2      (2,700.8)
  Cash dividends............................................       (47.0)         (8.4)
  Cash contributions from parent............................         3.7         392.5
  Increase in notes payable to related parties..............     2,501.8       1,218.3
                                                              ----------    ----------
          Net cash provided from financing activities.......     7,424.0       2,622.2
                                                              ----------    ----------
Effect of foreign currency translation adjustment on cash...        (3.7)         28.4
                                                              ----------    ----------
Decrease in cash and cash equivalents.......................      (288.0)       (547.0)
Cash and cash equivalents at beginning of the period........     1,102.2       3,790.1
                                                              ----------    ----------
Cash and cash equivalents at end of the period..............  $    814.2    $  3,243.1
                                                              ==========    ==========

            See notes to consolidated interim financial statements.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     Associates Corporation of North America ("ACONA" or the "Company"), a Delaware corporation, is a wholly-owned subsidiary and the principal operating unit of Associates First Capital Corporation ("First Capital"). The Company is a leading diversified finance organization providing finance, leasing, insurance and related services to individual consumers and businesses in the United States and internationally. All of the outstanding common stock of the Company is directly or indirectly owned by First Capital.

NOTE 2 -- BASIS OF PRESENTATION AND CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany balances and transactions. These statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain prior period financial statement amounts have been reclassified to conform to the current period presentation.

     In the opinion of management, all adjustments, consisting only of normal, recurring accruals, necessary to present fairly the results of operations and financial position have been made. The financial position and results of operations as of and for any interim period are unaudited and not necessarily indicative of the results of operations for a full year. These consolidated interim financial statements should be read in conjunction with the restated consolidated financial statements and footnotes thereto for the year ended December 31, 1999, included in this Form 8-K.

     On December 31, 1999, First Capital contributed its wholly-owned subsidiary, Associates World Capital Corporation ("AWCC"), to the Company. AWCC, through its principal operating subsidiary Associates First Capital B.V., issues unsecured debt which is used to fund certain international consumer and commercial finance operations.

     On August 30, 2000, First Capital contributed several of its wholly-owned subsidiaries to the Company. The subsidiaries include ACONA B.V., AIC Associates Canada Holdings, Inc., Associates Capital Corporation of Canada, Associates Credit Card Services, Inc., Associates International Holdings Corporation, Avco Financial Services Limited, The Northland Company and several other less significant subsidiaries, collectively referred to hereafter as "Contributed Entities". The Contributed Entities are a group of diversified financial services companies providing finance, leasing, insurance and related services to individual consumers and businesses in the United States and international markets, including Japan, Canada and the United Kingdom. The revenues, pre-tax earnings and stockholders' equity of the Contributed Entities were approximately $4.7 billion, $1.1 billion and $3.9 billion, respectively, as of and for the year ended December 31, 1999. The revenues and pre-tax earnings of the Contributed Entities for the six months ended June 30, 2000 and 1999 were $2.7 billion and $0.6 billion and $2.1 billion and $0.4 billion, respectively. The consolidated financial statements of the Company have been restated retroactively to reflect the results of these contributions in a manner similar to a pooling-of-interests in accordance with generally accepted accounting principles, and are filed as exhibits to this Form 8-K. Upon consummation of these contributions, these restated financial statements became the historical consolidated financial statements of the Company, and such related financial statements modify and supercede the consolidated financial statements and related financial information and other disclosures of ACONA contained in its Form 10-K for the year ended December 31, 1999 and its Form 10-Q for the six months ended June 30, 2000. The contribution of the Contributed Entities to the Company increased revenues by $4.3 billion, $2.0 billion and $1.0 billion for the years ended December 31, 1999, 1998 and 1997, respectively, and increased net earnings by $742.2 million, $337.1 million and $213.3 million in 1999, 1998 and 1997, respectively. The contribution increased revenues

                    ASSOCIATES CORPORATION OF NORTH AMERICA
for the six months ended June 30, 2000 and 1999 by $2.7 billion and $2.0 billion, respectively, and increased net earnings by $413.3 million and $294.1 million, respectively.

     In addition, First Capital intends to assign to ACONA certain of its outstanding foreign currency forward exchange contracts or to enter into corresponding intercompany agreements with ACONA for such contracts, as well as for any foreign denominated debt issued by First Capital, all of which are designated as hedges of its net investment in one of the foreign currency denominated Contributed Entities (see Note 10). The financial statements of ACONA contained in this Form 8-K have been restated to reflect the effects of such hedging instruments for all periods presented, as if such instruments had been contributed to ACONA in conjunction with the Contributed Entities.

     Prior to First Capital's acquisition by Ford Motor Company ("Ford") in 1989, all of the international and domestic finance operations were owned by ACONA. When Ford acquired First Capital in 1989, Ford transferred ACONA's ownership in the international operations to certain subsidiaries of Ford. The contribution as described herein returns ACONA to its former operational structure while solidifying First Capital's global funding presence under ACONA. Further, management believes the contribution of the Contributed Entities (defined above) will enhance ACONA's liquidity, access and execution in the global capital markets.

     In conjunction with the contribution of the Contributed Entities, AIHC sold the Class B common stock of ACONA at par value to First Capital in July 2000, who immediately contributed the shares to Associates Holding Corporation, a Delaware Corporation and a subsidiary of First Capital. The financial statements have been restated to reflect the sale of the Class B common stock as if it had occurred at the earliest date presented.

     In order to more clearly define the names of the participants of the transaction, unless the context otherwise requires, (i) "ACONA" or the "Company" refers to Associates Corporation of North America and its consolidated subsidiaries after giving effect to the contribution of the Contributed Entities, (ii) "First Capital" refers to Associates First Capital Corporation and its consolidated subsidiaries, and (iii) "Contributed Entities" refers to the entities contributed to ACONA on August 30, 2000, as defined above.

     The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the use of management estimates. These estimates are subjective in nature and involve matters of judgment. Actual results could differ from these estimates.

NOTE 3 -- SIGNIFICANT TRANSACTIONS

     In January 2000, First Capital, through its subsidiary, Associates National Bank ("ANB"), entered into an agreement with KeyCorp, under which the companies will jointly manage KeyCorp's credit card program. Additionally, First Capital acquired KeyCorp's credit card receivables portfolio with a fair market value of $1.3 billion and intangible assets, primarily related to customer lists and operating agreements, of approximately $350 million for $1.7 billion. Although ANB maintains the relationship with KeyCorp, ACONA will receive revenues from participation rights which were transferred to the Company as part of the August 30, 2000 contribution from First Capital.

     In April 2000, First Capital acquired Arcadia Financial Ltd. ("Arcadia") for approximately $195 million which approximated the fair value of the intangible assets established in the acquisition. Subsequent to the acquisition, First Capital contributed Arcadia to the Company. Arcadia had approximately $470 million in senior and subordinated notes at the time of the acquisition. At June 30, 2000, the Company managed approximately $3.4 billion of Arcadia's serviced assets originated and sold with servicing retained prior to the acquisition.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     The transactions described above were accounted for as purchases, and as such, the results of these operations are included in the consolidated results of the Company from the respective acquisition dates. The allocation of the purchase price is based upon preliminary estimates and may be revised as additional information is available.

     In July 2000, First Capital completed the purchase of approximately $630 million in credit card receivables from Zale Corporation ("Zale") and entered into an operating agreement for Zale's on-going credit card business. These receivables were participated to the Company through a participation agreement with a subsidiary of First Capital.

NOTE 4 -- COMPREHENSIVE INCOME (LOSS)

     The components of accumulated other comprehensive income (loss), net of tax, are as follows (in millions):

                                                              JUNE 30   DECEMBER 31
                                                               2000        1999
                                                              -------   -----------
Foreign currency translation adjustments....................  $  27.0     $144.9
Net unrealized loss on available-for-sale securities, net of
  tax.......................................................   (105.0)     (90.4)
                                                              -------     ------
  Accumulated other comprehensive income (loss).............  $ (78.0)    $ 54.5
                                                              =======     ======

     Comprehensive income, net of tax, for the six and three-month periods ended June 30, 2000 and 1999, consisted of the following components (in millions):

                                                     SIX MONTHS ENDED     THREE MONTHS
                                                          JUNE 30         ENDED JUNE 30
                                                     -----------------   ---------------
                                                      2000      1999      2000     1999
                                                     -------   -------   ------   ------
Net earnings.......................................  $987.7    $825.8    $513.5   $430.9
Foreign currency translation adjustments...........  (117.9)    (19.3)    (98.9)   (53.3)
Net unrealized loss on available-for-sale
  securities.......................................   (14.6)    (37.8)    (11.1)   (56.6)
                                                     ------    ------    ------   ------
  Comprehensive income.............................  $855.2    $768.7    $403.5   $321.0
                                                     ======    ======    ======   ======

NOTE 5 -- INVESTMENTS IN DEBT AND EQUITY SECURITIES

     Available-for-sale securities consist of retained securitization interests, bonds, notes and preferred stock and other equity securities primarily held by the Company's insurance subsidiaries. Accordingly, the Company classifies these debt and equity securities as available-for-sale securities and adjusts their recorded value to market. The estimated market value at June 30, 2000 and December 31, 1999 was $7.5 billion and $6.6 billion, respectively. The amortized cost at June 30, 2000 and December 31, 1999 was $7.7 billion and $6.7 billion, respectively. Realized gains or losses on sales are included in investment and other income. Unrealized gains or losses are included, net of tax, in accumulated other comprehensive income.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

NOTE 6 -- FINANCE RECEIVABLES

     At June 30, 2000 and December 31, 1999, finance receivables consisted of the following (in millions):

                                                               JUNE 30    DECEMBER 31
                                                                2000         1999
                                                              ---------   -----------
Home equity.................................................  $26,151.3    $24,893.2
Personal lending and retail sales finance...................   16,356.0     15,999.3
Truck and truck trailer.....................................   12,722.3     13,130.3
Equipment...................................................    6,348.1      6,301.4
Auto fleet leasing..........................................    2,192.6      2,070.1
Credit card.................................................    1,903.1      1,427.2
Manufactured housing........................................         --         46.0
Warehouse lending, government guaranteed lending and
  municipal finance.........................................    1,567.0      1,320.0
                                                              ---------    ---------
  Finance receivables, net of unearned finance income of
     approximately $4.6 billion at June 30, 2000 and $4.7
     billion at December 31, 1999 ("net finance
     receivables")..........................................   67,240.4     65,187.5
Allowance for losses on finance receivables.................   (2,067.1)    (2,054.6)
Insurance policy and claims reserves........................     (963.9)      (985.9)
                                                              ---------    ---------
  Finance receivables, net of unearned finance income,
     allowance for losses and insurance policy and claims
     reserves...............................................  $64,209.4    $62,147.0
                                                              =========    =========

     During the six months ended June 30, 2000, the Company securitized and sold a home equity receivables portfolio, a credit card receivables portfolio and an automobile retail sales finance receivables portfolio totaling $2.7 billion and retained interests in the related securitization trusts totaling approximately $473 million. Pre-tax gains of approximately $53 million were recorded on these transactions.

NOTE 7 -- ALLOWANCE FOR LOSSES ON FINANCE RECEIVABLES

     Changes in the allowance for losses on finance receivables during the periods indicated were as follows (in millions):

                                                        SIX MONTHS ENDED
                                                             JUNE 30         YEAR ENDED
                                                       -------------------   DECEMBER 31
                                                         2000       1999        1999
                                                       --------   --------   -----------
Balance at beginning of period.......................  $2,054.6   $1,891.2    $ 1,891.2
  Provision for losses...............................     864.1      663.3      1,375.6
  Recoveries on receivables charged off..............     141.9      141.8        240.2
  Losses sustained...................................    (914.5)    (782.9)    (1,593.1)
  Reserves of receivables sold and held for
     securitization..................................     (11.2)    (151.2)      (187.2)
  Reserves of acquired businesses and other..........     (67.8)     260.7        327.9
                                                       --------   --------    ---------
Balance at end of period.............................  $2,067.1   $2,022.9    $ 2,054.6
                                                       ========   ========    =========

NOTE 8 -- RELATED PARTIES

     The notes receivable from related parties initially are structured as unsecured non-interest bearing lines of credit. If the amount advanced remains outstanding at month-end, such amount is automatically converted into an unsecured, interest bearing demand note. The weighted average interest rate at June 30, 2000 and 1999

                    ASSOCIATES CORPORATION OF NORTH AMERICA
was 7.64% and 7.12%, respectively. During the six months ended June 30, 2000 and 1999, interest income on notes receivable from related parties was $183.0 million and $142.9 million, respectively.

     The notes payable to related parties initially are structured as unsecured non-interest bearing lines of credit. If the amount advanced remains outstanding at month-end, such amount is automatically converted into an unsecured, interest bearing demand note. The weighted average interest rate at June 30, 2000 and 1999 was 6.56% and 5.07%, respectively. During the six months ended June 30, 2000 and 1999, interest expense on notes payable to related parties was $160.3 million and $53.2 million, respectively.

NOTE 9 -- OTHER ASSETS

     The components of other assets at June 30, 2000 and December 31, 1999 were as follows (in millions):

                                                               JUNE 30    DECEMBER 31
                                                                2000         1999
                                                              ---------   -----------
Goodwill, net...............................................  $ 3,465.0    $3,581.7
Finance receivables held for sale or securitization.........    1,979.4       153.0
Other intangible assets, net................................    1,884.4     1,359.4
Notes and other receivables.................................    1,398.8     1,905.9
Property and equipment......................................      553.3       491.4
Collateral held for resale..................................      521.2       372.5
Relocation client advances..................................      235.3       185.4
Other.......................................................      309.1       299.5
                                                              ---------    --------
          Total.............................................  $10,346.5    $8,348.8
                                                              =========    ========

NOTE 10 -- DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses derivative financial instruments for the purpose of hedging specific exposures as part of its risk management program. Instruments currently used by the Company are foreign currency forward exchange, currency swap, interest rate swap, interest rate option, municipal bond and treasury futures and option contracts. All of these instruments are held for purposes other than trading.

     Prior to the contribution of the Contributed Entities on August 30, 2000, First Capital used foreign currency forward exchange contracts and foreign currency denominated debt obligations to hedge its net investment in one of the Contributed Entities. As a result of the contribution, First Capital intends to assign to ACONA these forward exchange contracts or to enter into corresponding intercompany agreements with ACONA for such contracts as well as for any foreign denominated debt issued by First Capital. These agreements had a notional amount of $2.4 billion and $2.8 billion at June 30, 2000 and December 31, 1999, respectively. The fair value of these agreements at June 30, 2000 and December 31, 1999 would have been an asset of $11.1 million and a liability of $389.0 million, respectively. Therefore, these financial statements have been restated for all periods presented to include the effects of such hedging instruments as if such instruments had been contributed to ACONA in conjunction with the Contributed Entities. Under these foreign currency forward exchange agreements, the Company is obligated to deliver specific foreign currencies in exchange for United States dollars at varying times over the next year. The aggregate notional amount of these agreements at June 30, 2000 and December 31, 1999 was $2.9 billion and $2.8 billion, respectively. The fair value of such agreements at June 30, 2000 and December 31, 1999 would have been an asset of $14.5 million and a liability of $389.0 million, respectively. The aggregate amount of foreign currency denominated debt obligations designated as hedges of the Company's net investment in its foreign subsidiary was $225.5 million at June 30, 2000, which approximated fair value. The Company did not utilize foreign currency denominated debt as a hedge of its net investment at December 31, 1999. The effect of including these hedge instruments on interest expense in the Company's restated financial statements was not significant.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     Foreign currency swap agreements have been designated for accounting purposes as hedges of specific foreign currency exposures under certain debt obligations. Under these agreements, the Company and the agreement counterparties are obligated to exchange specific foreign currencies at varying times over the next 4 years. The aggregate notional amount of these agreements at June 30, 2000 and December 31, 1999 was $7.0 billion and $5.9 billion, respectively. The fair value of such agreements at June 30, 2000 and December 31, 1999 would have been a liability of $303.0 million and $307.9 million, respectively.

     Interest rate swap and interest rate option agreements are used by the Company to hedge the effect of interest rate movements on existing debt and anticipated debt and asset securitization transactions. The aggregate notional amount of interest rate swap agreements at June 30, 2000 and December 31, 1999 was $13.0 billion and $9.2 billion, respectively. The fair value of such agreements at June 30, 2000 and December 31, 1999 would have been a liability of $50.7 million and $46.3 million, respectively. The aggregate notional amount of interest rate option agreements was $1.5 billion at June 30, 2000. The fair value of such agreements would have been an asset of $1.2 million at June 30, 2000. Interest rate swap and interest rate option agreements mature on varying dates over the next 30 years.

     Treasury futures and option contracts are used to minimize fluctuations in the value of preferred stock investments. The aggregate notional amount of futures and option contracts at June 30, 2000 and December 31, 1999 was $308.9 million and $536.2 million, respectively. The fair value of these contracts would have been a liability of $1.9 million and an asset of $12.4 million at June 30, 2000 and December 31, 1999, respectively. Such contracts mature on varying dates through 2000.

     Municipal bond futures are used to minimize fluctuations in the value of municipal bond investments. The aggregate notional amount of municipal bond futures contracts at June 30, 2000 and December 31, 1999 was $243.7 million and $180.1 million, respectively. The fair value of these contracts would have been a liability of $5.0 million at June 30, 2000 and an asset of $2.4 million at December 31, 1999. Such contracts mature on varying dates through 2000.

NOTE 11 -- SUBSEQUENT EVENT

     In August 2000, following the contribution of the Contributed Entities to ACONA, the Company declared a dividend to First Capital in the amount of approximately $3.0 billion.

     On September 5, 2000, First Capital and Citigroup Inc. entered into an agreement and plan of merger whereby First Capital will be merged with and into Citigroup Inc. (the "Agreement"). Under the Agreement, which was filed as a Form 8-K dated September 6, 2000, holders of First Capital common stock will receive
0.7334 shares of Citigroup Inc. common stock for each share of First Capital common stock.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis has been prepared in accordance with General Instruction H. 2)(a) to Form 10-Q, and should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto.

RESULTS OF OPERATIONS

     The discussion that follows includes amounts reported in the historical financial statements ("Owned Basis") adjusted on a pro forma basis to include certain effects of receivables held for securitization and receivables sold with servicing retained ("Managed Basis"). This presentation excludes the receivables of Arcadia securitized prior to the acquisition of Arcadia by First Capital and subsequent contribution to the Company. Prior to the second quarter of 2000 and prior to the contribution of the Contributed Entities, the Company discussed the results of operations on an Owned Basis. Management believes the discussion of proforma Managed Basis information is useful in evaluating the Company's operating performance due to increased securitization activity during 1999 and 2000. Prior period amounts have been restated to reflect the current period presentation. On an Owned Basis, the net earnings on the Company's retained securitization interests and receivables held for securitization or sale, as well as gains from subsequent sales in revolving securitization structures, are included in servicing related income in the consolidated statement of earnings. On a proforma Managed Basis, these earnings are reclassified and presented as if the receivables had neither been held for securitization nor sold. The initial gains recorded on securitization transactions are recorded in investment and other income on both an Owned and Managed Basis.

     The following tables contain selected Managed Basis financial information (in millions):

                                              SIX MONTHS ENDED       THREE MONTHS ENDED
                                                  JUNE 30                 JUNE 30
                                            --------------------    --------------------
                                              2000        1999        2000        1999
                                            --------    --------    --------    --------
Finance charges...........................  $6,087.1    $5,182.0    $3,135.8    $2,615.7
Insurance premiums........................     550.0       513.0       277.2       258.9
Investment and other income...............     532.1       413.8       355.5       248.2
                                            --------    --------    --------    --------
          Total revenue...................   7,169.2     6,108.8     3,768.5     3,122.8
                                            --------    --------    --------    --------
Interest expense..........................   2,145.5     1,747.7     1,176.4       893.3
Operating expenses........................   1,986.4     1,813.4     1,018.8       909.1
Provision for losses......................   1,210.3       998.8       621.2       503.9
Insurance benefits paid or provided.......     269.5       218.9       144.0       115.2
                                            --------    --------    --------    --------
          Total expenses..................   5,611.7     4,778.8     2,960.4     2,421.5
Earnings before provision for income
  taxes...................................   1,557.5     1,330.0       808.1       701.3
Provision for income taxes................     569.8       504.2       294.6       270.4
                                            --------    --------    --------    --------
Net earnings..............................  $  987.7    $  825.8    $  513.5    $  430.9
                                            ========    ========    ========    ========

                                                               JUNE 30     DECEMBER 31
                                                                2000          1999
                                                              ---------    -----------
Net Finance Receivables
  End of period.............................................  $83,236.1     $77,139.3
  Average...................................................   80,187.7      73,301.0
Total Assets
  End of period.............................................  $94,003.8     $86,944.3
  Average...................................................   90,474.0      84,263.8

  Net Earnings

     Net earnings on an owned and managed basis increased to $987.7 million for the six-month period ended June 30, 2000 from $825.8 million for the same period in the previous year. Net earnings increased for the three-month period ended June 30, 2000 to $513.5 million as compared to $430.9 million in the prior year period. The principal factors that influenced the changes in the Company's net earnings are described in the sections that follow.

  Finance Charges

     Finance charge revenue on a Managed Basis increased for the six and three-month periods ended June 30, 2000, compared to the same periods in the prior year, principally as a result of growth in average managed finance receivables outstanding. Finance charge revenue as a percentage of average managed finance receivables ("Finance Charge Ratio") increased to 15.18% and 15.40% for the six and three-month periods ended June 30, 2000, respectively, from 14.74% and 14.88% for the comparable periods in 1999. The increase in the Finance Charge Ratio was primarily due to higher new business yields in response to the rising interest rate environment and a shift in product mix toward a higher percentage of unsecured managed finance receivables to total managed finance receivables during both comparative periods. Unsecured portfolios generally have higher finance charge rates than secured portfolios.

  Interest Expense -- Managed Basis

     Managed Basis interest expense increased to $2.1 billion and $1.2 billion for the six and three-month periods ended June 30, 2000, respectively, from $1.7 billion and $0.9 billion for the respective six and three-month periods ended June 30, 1999. This increase was primarily due to an increase in average debt outstanding for each of the comparative periods. The increase in average debt outstanding principally resulted from the growth in average net finance receivables. Debt is the primary source of funding to support the Company's growth in net finance receivables. In addition, an increase in the Company's total average borrowing rate in both comparable periods also contributed to the increase.

  Net Interest Margin -- Managed Basis

     As a result of the factors discussed in the finance charges and interest expense sections above, Managed Basis net interest margin increased to $3.9 billion and $2.0 billion for the six and three-month periods ended June 30, 2000, respectively, compared to $3.4 billion and $1.7 billion for the comparable periods in the prior year. The Company's Managed Basis net interest margin expressed as a ratio to average managed finance receivables also improved to 9.83% and 9.62% for the six and three-month periods ended June 30, 2000, respectively, compared to 9.77% and 9.80% for the comparable periods in the prior year.

  Investment and Other Income -- Managed Basis

     Investment and other income, on a Managed Basis, was $532.1 million and $355.5 million for the six and three-month periods ended June 30, 2000, respectively, compared to $413.8 million and $248.2 million for the comparable periods in 1999. The increase in investment and other income is due primarily to securitization gains of approximately $53 million in the six months ended June 30, 2000 and an increase in interest income on notes receivable from related parties.

  Operating Expenses

     Six and three-month operating expenses for the periods ended June 30, 2000 were higher on a dollar basis than in the corresponding periods in 1999, reflecting growth in the size of the Company and business mix. Operating expenses as a percentage of average managed finance receivables ("Operating Expense Ratio") decreased to 4.95% and 5.00% for the six and three months ended June 30, 2000, respectively, compared to 5.16% and 5.17% for the same periods in the prior year.

     The Company's efficiency ratio, measured as the ratio of total Managed Basis operating expenses divided by total Managed Basis revenue net of Managed Basis interest expense and insurance benefits paid or provided, was 41.8% and 41.7% for the six and three-month periods ended June 30, 2000, respectively, compared to 43.8% and 43.0% for the same periods in the prior year. The decrease in the efficiency ratio for both periods is primarily related to the integration and other costs of the Avco acquisition, including amortization of goodwill and other intangible assets, during the six and three months ended June 30, 1999.

  Provision for Losses

     The Company's Managed Basis provision for losses increased to $1.2 billion for the first six months of 2000 from $1.0 billion for the same period in 1999. The provision for losses for the three-month period ended June 30, 2000 increased to $621.2 million from $503.9 million in the prior year period. In both periods, the provision increased principally as a result of increased Managed Basis net credit losses.

     Total Managed Basis net credit losses as a percentage of average managed finance receivables (the "Loss Ratio") were 2.79% and 2.74% for the six and three-month periods ended June 30, 2000, respectively, compared to 2.78% and 2.83% for the same periods in 1999. The decrease in the Loss Ratio for the three months ended June 30, 2000 was primarily due to a decrease in loss rates in the home equity, personal lending and credit card receivables portfolios.

FINANCIAL CONDITION

     Managed finance receivables increased $6.1 billion to $83.2 billion during the six-month period ended June 30, 2000 primarily due to the Arcadia transaction described in Note 3 of the financial statements and growth in the home equity portfolio.

     Composite 60+days contractual delinquency from operations was 2.61% of gross managed finance receivables at June 30, 2000, compared to 2.83% at December 31, 1999. This decrease is primarily a result of lower delinquencies in the home equity, personal lending and credit card portfolios.

     Company management believes the allowance for losses at June 30, 2000 is sufficient to provide adequate coverage against losses in its portfolios.

  Liquidity/Capital Resources

     Through its asset and liability management function, the Company maintains a disciplined approach to the management of liquidity, capital, interest rate risk and foreign exchange risk. The Company has a formal process for managing its liquidity to ensure that funds are available at all times to meet the Company's commitments.

     The Company's principal sources of cash are proceeds from the issuance of short- and long-term debt, cash provided from the Company's operations and asset securitizations. Management believes that the Company has available sufficient liquidity to support its operations from a combination of cash provided from operations, external borrowings and asset securitizations. The company maintains an effective shelf registration statement for the issuance of debt related securities with remaining capacity of $1.1 billion. In July 2000, the Company filed a shelf registration statement for the issuance of debt related securities with a capacity of $16.1 billion.

     A principal strength of the Company is its ability to access the global debt and equity markets in a cost-efficient manner. Continued access to the public and private debt markets is critical to the Company's ability to continue to fund its operations. The Company seeks to maintain a conservative liquidity position and actively manages its liability and capital levels, debt maturities, diversification of funding sources and asset liquidity to ensure that it is able to meet its obligations as they mature. The Company's domestic operations are principally funded through domestic and international borrowings and asset securitizations. The Company's foreign subsidiaries are principally financed through private and public debt borrowings in the transactional currency and fully hedged intercompany borrowings.

     At June 30, 2000, the Company had short- and long-term debt outstanding of $22.1 billion and $41.2 billion, respectively. Short-term debt principally consists of commercial paper and represents the Company's primary source of short-term liquidity. Long-term debt principally consists of senior unsecured long-term debt issued publicly and privately in the United States and abroad. During the six months ended June 30, 2000 and 1999, the Company raised term debt aggregating $7.8 billion and $8.3 billion, respectively, through public and private offerings.

     Substantial additional liquidity is available to the Company's operations through established credit facilities in support of its net commercial paper program. Such credit facilities provide a means of refinancing its maturing short-term obligations as needed. At June 30, 2000, these credit facilities were allocated to provide at least 75% backup coverage of the Company's recurring commercial paper borrowings and utilized uncommitted lines of credit. Under a debt covenant associated with a syndicated credit facility, the Company requires a minimum tangible net worth of $3.5 billion. At June 30, 2000, the Company's tangible net worth, as defined in the syndicated credit facilities, was approximately $11.1 billion.

     The Company has access to other sources of liquidity such as the issuance of alternative forms of capital and the increased use of asset securitization. The Company's securitization transactions up to this point have included the home equity and credit card asset-backed classes. The Company has additional asset classes in its portfolio which can be securitized, including asset classes within its foreign operations.

     Certain debt issues are subject to put or call redemption provisions whereby repayment may be required prior to the maturity date. As applicable, the amount of the option premium received by the Company is deferred and amortized over the expected life. Additionally, the Company has written put options in aggregate of up to $3.3 billion principal amounts of certificates backed by finance receivables which requires it, under certain circumstances, to purchase, upon request of the holder, the securities issued. The Company has recorded a liability of $19 million in connection with these options.

     As part of its risk management activities, the Company hedges its net investments in its Japanese subsidiaries. To date the Company has used forward contracts to hedge the Yen denominated net investment. Beginning in the second quarter of 2000, the Company has begun to transition to other hedging instruments by shortening the maturity of its forward contracts. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138 ("SFAS 138"). This Statement, which is an amendment to SFAS 133, addresses a limited number of issues causing implementation difficulties for numerous entities that have applied SFAS 133 and is effective for the Company beginning January 1, 2001. Subsequent to evaluating the impact of the amendment, the Company has completed the process of evaluating various strategies which management believes will qualify for hedge accounting treatment under SFAS 133. During the remainder of the year, the Company will transition to these new strategies and information systems as necessary in order to be fully compliant prior to January 1, 2001. It is not anticipated that the implementation of SFAS 133 will cause a material impact on the Company's operating results.

     During the first quarter of 2000, the credit ratings of the Company were lowered. Fitch IBCA ("Fitch") lowered the long-term and short-term credit ratings of the Company to AA-/F1+. The ratings of the Company remain on a negative outlook. The action taken by Fitch brought the ratings of the Company into alignment with the other major rating agencies. In addition, Standard & Poors lowered its long-term and short-term credit ratings of the Company to A+/A1 with a stable outlook. These actions moderately increased the Company's borrowing rate in the public bond markets to support the Company's ongoing operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is exposed to market risks related to fluctuations in interest rates. The discussion that follows reflects material changes in the "Quantitative and Qualitative Disclosure about Market Risk" reported at year end, and, as such, should be read in conjunction with the restated consolidated financial statements and footnotes thereto for the year ended December 31, 1999, included in this Form 8-K. Estimated amounts generated from the analysis that follows are forward-looking statements of market risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from these projected results due to changes in the Company's product and debt mix and developments in the global financial markets.

  Interest Rate Risk -- Managed Basis

     Interest rate risk is measured and controlled through the use of static gap analysis and financial forecasting, both of which incorporate assumptions about future events. At both June 30, 2000 and December 31, 1999, the one-year gap was a positive 5%. A positive one-year gap indicates that a greater percentage of assets versus liabilities will reprice within a one-year time frame.

     The Company also uses a simulation model to evaluate the impact on earnings. For an immediate 1% increase in rates, projected annual after-tax earnings on managed assets would have increased by approximately 1% at June 30, 2000 and less than 1% at December 31, 1999. An immediate 1% rise in interest rates is a hypothetical rate scenario, used to calibrate risk, and does not currently represent the Company's view of future market developments.

     For purposes of the United States Securities and Exchange Commission disclosure requirements, the Company has also performed an enterprise-wide value at risk ("VAR") analysis of the Company's Managed assets and liabilities and their exposure to changes in interest rates. At June 30, 2000 and December 31, 1999, interest rate movements would affect annual after-tax earnings by approximately $40 million and $19 million, respectively, as calculated under the VAR methodology.

                          PART II -- OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     The Federal Trade Commission ("FTC") has referred to the Department of Justice its investigation into the pricing practices of Detroit area mortgage brokers doing business with a Company subsidiary in 1995 and 1996. The FTC has asked the Department of Justice to consider whether to file a lawsuit against the Company for alleged broker loan pricing disparities based on race. Even if the Department of Justice files suit against the Company, the Company does not believe any such suit, even if decided against the Company, would have a material effect on the Company's financial condition or results of operations.

     In addition, the Company, like many other companies that operate in regulated businesses, is from time to time the subject of various governmental inquiries and investigations. See Item 3 -- "Legal Proceedings" on page 19 of this Form 8-K for further information.

                         (iii) FINANCIAL STATEMENTS OF
                    CONTRIBUTED ENTITIES FOR THE YEARS ENDED
                   DECEMBER 31, 1999, 1998 AND 1997 (AUDITED)
                          AND FOR THE SIX MONTHS ENDED
                       JUNE 30, 2000 AND 1999 (UNAUDITED)

                              CONTRIBUTED ENTITIES

                         INDEX TO FINANCIAL STATEMENTS

The following financial information is included on the pages indicated:
                                                                         PAGE
                                                                         ----
- Report of Independent Auditors.................................         85
- Combined Statement of Earnings for the years ended December 31, 1999,
  1998 and 1997 (Audited) and for the six months ended June 30, 2000
  and 1999 (Unaudited)...........................................         86
- Combined Balance Sheet at December 31, 1999 and 1998 (Audited) and at
  June 30, 2000 (Unaudited)......................................         87
- Combined Statement of Changes in Stockholder's Equity for the years ended December 31, 1999, 1998 and 1997 (Audited) and for the six
  months ended June 30, 2000 (Unaudited).........................         88
- Combined Statement of Cash Flows for the years ended December 31,
  1999, 1998 and 1997 (Audited) and for the six months ended June 30,
  2000 and 1999 (Unaudited)......................................         89
- Notes to Combined Financial Statements.........................         90

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Associates Corporation of North America

     We have audited the accompanying combined balance sheet of the Contributed Entities (see Note 1) as of December 31, 1999 and 1998, and the related combined statements of earnings, changes in stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These combined financial statements are the responsibility of the management of Associates Corporation of North America. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Contributed Entities as of December 31, 1999 and 1998, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                  /s/ ERNST & YOUNG LLP

Dallas, Texas
August 31, 2000

                              CONTRIBUTED ENTITIES

                         COMBINED STATEMENT OF EARNINGS
                                 (IN MILLIONS)

                                                 SIX MONTHS ENDED
                                                      JUNE 30                YEAR ENDED DECEMBER 31
                                             -------------------------   ------------------------------
                                                2000          1999         1999       1998       1997
                                             -----------   -----------   --------   --------   --------
                                             (UNAUDITED)   (UNAUDITED)
REVENUE
  Finance charges..........................   $1,612.2      $1,281.3     $2,760.9   $1,575.4   $  951.2
  Servicing related income.................      810.0         445.3      1,034.0      584.5         --
  Insurance premiums.......................      350.4         323.8        675.8       87.6       49.0
  Investment and other income..............       85.1         169.6        274.1       54.6        8.7
                                              --------      --------     --------   --------   --------
                                               2,857.7       2,220.0      4,744.8    2,302.1    1,008.9
                                              --------      --------     --------   --------   --------
EXPENSES
  Interest expense.........................      523.8         468.8        941.9      564.3      159.1
  Operating expenses.......................    1,146.8         945.1      1,950.1      987.3      409.5
  Provision for losses on finance
     receivables...........................      386.7         215.3        432.5      278.2      142.1
  Insurance benefits paid or provided......      185.3         144.3        298.6       14.1        3.6
                                              --------      --------     --------   --------   --------
                                               2,242.6       1,773.5      3,623.1    1,843.9      714.3
                                              --------      --------     --------   --------   --------
EARNINGS BEFORE PROVISION FOR INCOME
  TAXES....................................      615.1         446.5      1,121.7      458.2      294.6
PROVISION FOR INCOME TAXES.................      346.7         205.4        497.1      227.8      142.2
                                              --------      --------     --------   --------   --------
NET EARNINGS...............................   $  268.4      $  241.1     $  624.6   $  230.4   $  152.4
                                              ========      ========     ========   ========   ========

                  See notes to combined financial statements.

                              CONTRIBUTED ENTITIES

                             COMBINED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                                                DECEMBER 31
                                                               JUNE 30     ---------------------
                                                                2000         1999        1998
                                                             -----------   ---------   ---------
                                                             (UNAUDITED)
                                             ASSETS

CASH AND CASH EQUIVALENTS..................................   $   352.6    $   668.9   $ 1,069.8
INVESTMENTS IN DEBT AND EQUITY SECURITIES..................     4,022.9      3,917.9     4,682.4
FINANCE RECEIVABLES, net of unearned finance income,
  allowance for credit losses and insurance policy and
  claims reserves..........................................    16,621.7     14,629.5     8,456.8
NOTES RECEIVABLE FROM RELATED PARTIES......................          --        517.6       141.8
OTHER ASSETS...............................................     5,624.0      4,217.1     2,841.3
                                                              ---------    ---------   ---------
          Total assets.....................................   $26,621.2    $23,951.0   $17,192.1
                                                              =========    =========   =========

                              LIABILITIES AND STOCKHOLDER'S EQUITY
NOTES PAYABLE
  Commercial Paper.........................................   $ 2,434.4    $ 2,693.2   $ 1,513.9
  Bank Loans...............................................       228.4        240.8       494.8
ACCOUNTS PAYABLE AND ACCRUALS..............................     2,270.4      2,263.5     1,606.6
NOTES PAYABLE TO RELATED PARTIES...........................    11,972.3      9,715.2     6,806.0
LONG-TERM DEBT.............................................     5,609.0      5,121.6     3,982.0
STOCKHOLDER'S EQUITY
  Equity of Contributed Entities...........................     2,414.2      2,409.9     2,001.3
  Retained Earnings of Contributed Entities................     1,395.2      1,173.8       595.5
  Accumulated Other Comprehensive Income...................       297.3        333.0       192.0
                                                              ---------    ---------   ---------
          Total stockholder's equity.......................     4,106.7      3,916.7     2,788.8
                                                              ---------    ---------   ---------
          Total liabilities and stockholder's equity.......   $26,621.2    $23,951.0   $17,192.1
                                                              =========    =========   =========

                  See notes to combined financial statements.

                              CONTRIBUTED ENTITIES

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN MILLIONS)

                                                                            ACCUMULATED
                                                              RETAINED         OTHER
                                               EQUITY OF     EARNINGS OF   COMPREHENSIVE       TOTAL
                                              CONTRIBUTED    CONTRIBUTED      INCOME       STOCKHOLDER'S
                                                ENTITIES      ENTITIES        (LOSS)          EQUITY
                                              ------------   -----------   -------------   -------------
DECEMBER 31, 1996...........................    $  798.8      $  262.7        $ 222.8        $1,284.3
  Comprehensive income
     Net earnings...........................                     152.4                          152.4
     Other comprehensive loss, net of tax...                                   (117.9)         (117.9)
                                                              --------        -------        --------
          Total comprehensive income
            (loss)..........................                     152.4         (117.9)           34.5
  Dividends.................................                     (50.0)                         (50.0)
                                                --------      --------        -------        --------
DECEMBER 31, 1997...........................       798.8         365.1          104.9         1,268.8
  Comprehensive income
     Net earnings...........................                     230.4                          230.4
     Other comprehensive income, net of
       tax..................................                                     87.1            87.1
                                                              --------        -------        --------
          Total comprehensive income........                     230.4           87.1           317.5
  Contributions from parent.................     1,202.5                                      1,202.5
                                                --------      --------        -------        --------
DECEMBER 31, 1998...........................     2,001.3         595.5          192.0         2,788.8
  Comprehensive income
     Net earnings...........................                     624.6                          624.6
     Other comprehensive income, net of
       tax..................................                                    141.0           141.0
                                                              --------        -------        --------
          Total comprehensive income........                     624.6          141.0           765.6
  Contributions from parent.................       508.6                                        508.6
  Dividends.................................                     (46.3)                         (46.3)
  Other.....................................      (100.0)                                      (100.0)
                                                --------      --------        -------        --------
DECEMBER 31, 1999...........................     2,409.9       1,173.8          333.0         3,916.7
  Comprehensive income
     Net earnings (Unaudited)...............                     268.4                          268.4
     Other comprehensive loss, net of tax
       (Unaudited)..........................                                    (35.7)          (35.7)
                                                --------      --------        -------        --------
          Total comprehensive income (loss)
            (Unaudited).....................                     268.4          (35.7)          232.7
  Contributions from parent (Unaudited).....         4.3                                          4.3
Dividends (Unaudited).......................                     (47.0)                         (47.0)
                                                --------      --------        -------        --------
JUNE 30, 2000 (Unaudited)...................    $2,414.2      $1,395.2        $ 297.3        $4,106.7
                                                ========      ========        =======        ========

                  See notes to combined financial statements.

                              CONTRIBUTED ENTITIES

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                   SIX MONTHS ENDED JUNE 30          YEAR ENDED DECEMBER 31
                                                   -------------------------   ----------------------------------
                                                      2000          1999          1999        1998        1997
                                                   -----------   -----------   ----------   ---------   ---------
                                                   (UNAUDITED)   (UNAUDITED)
Cash Flows from Operating Activities
  Net earnings..................................   $    268.4    $    241.1    $    624.6   $   230.4   $   152.4
  Adjustments to reconcile net earnings for
    non-cash and other operating activities:
    Provision for losses on finance
      receivables...............................        386.7         215.3         432.5       278.2       142.1
    Amortization of goodwill and other
      intangible assets.........................         77.6          61.7         147.6        68.7        27.3
    Depreciation and other amortization.........         53.1          32.2          70.1        13.6        17.4
    Increase (decrease) in insurance policy and
      claims reserves...........................          2.4          (0.6)         (1.6)        6.6         1.3
    Deferred income taxes.......................        (24.2)         30.7          79.2        26.2       (17.3)
    Increase (decrease) in accounts payable and
      accruals..................................         42.7         135.0        (151.9)      110.2        32.1
    Net gain on sale of assets and other........         (5.1)         (5.8)        (64.4)         --          --
                                                   ----------    ----------    ----------   ---------   ---------
         Net cash provided from operating
           activities...........................        801.6         709.6       1,136.1       733.9       355.3
                                                   ----------    ----------    ----------   ---------   ---------
Cash Flows from Investing Activities
  Finance receivables originated or purchased...    (10,116.3)     (8,581.5)    (15,443.5)   (7,170.5)   (4,270.6)
  Finance receivables liquidated................      7,335.1       5,864.3      10,707.1     6,355.8     2,842.4
  Acquisition of loan portfolios and other
    finance businesses, net.....................     (1,974.0)     (1,444.8)     (1,444.8)   (9,563.5)      (39.7)
  Proceeds from securitizations of finance
    receivables.................................        337.5         649.0       3,222.5     3,325.0          --
  Sale of finance businesses and branches.......           --         189.5         359.4          --          --
  Purchases of available-for-sale securities....       (201.2)     (1,349.0)     (1,491.8)      (38.6)      (36.0)
  Sales and maturities of available-for-sale
    securities..................................        229.4       1,472.8         976.1        41.5        23.2
  Increase (decrease) in notes receivable from
    related parties and other assets............       (153.6)       (176.2)       (443.1)      261.1      (179.4)
                                                   ----------    ----------    ----------   ---------   ---------
         Net cash used for investing
           activities...........................     (4,543.1)     (3,375.9)     (3,558.1)   (6,789.2)   (1,660.1)
                                                   ----------    ----------    ----------   ---------   ---------
Cash Flows from Financing Activities
  Issuance of long-term debt....................      1,248.2       1,086.6       1,304.8     1,006.9       816.7
  Retirement of long-term debt..................     (1,007.6)       (628.8)     (1,200.8)     (688.4)     (413.8)
  (Decrease) increase in notes payable..........       (196.4)       (834.9)       (554.7)      734.3       419.8
  Cash dividends................................        (47.0)           --         (46.3)         --       (50.0)
  Cash contributions from First Capital.........          4.3         392.5         449.5       185.5          --
  Increase in notes payable to related
    parties.....................................      3,425.8       1,761.8       2,162.8     5,788.8       526.5
  Other financing activities....................           --            --        (100.0)         --          --
                                                   ----------    ----------    ----------   ---------   ---------
         Net cash provided from financing
           activities...........................      3,427.3       1,777.2       2,015.3     7,027.1     1,299.2
                                                   ----------    ----------    ----------   ---------   ---------
Effect of foreign currency translation
  adjustment on cash............................         (2.1)         34.6           5.8       (21.5)       15.1
                                                   ----------    ----------    ----------   ---------   ---------
(Decrease) increase in cash and cash
  equivalents...................................       (316.3)       (854.5)       (400.9)      950.3         9.5
Cash and cash equivalents at beginning of the
  period........................................        668.9       1,069.8       1,069.8       119.5       110.0
                                                   ----------    ----------    ----------   ---------   ---------
Cash and cash equivalents at end of the
  period........................................   $    352.6    $    215.3    $    668.9   $ 1,069.8   $   119.5
                                                   ==========    ==========    ==========   =========   =========
Supplemental Disclosures of Cash Flow
  Information:
  Cash paid for:
    Interest....................................   $    289.7    $    211.1    $    299.0   $   183.3   $   125.4
    Income taxes................................        215.3          18.7         133.2        68.3       184.2
  Noncash activities:
    Contribution of Avco Financial Services,
      Inc. assets...............................           --          59.1          59.1          --          --
    Contribution of Contributed Entities
      acquired during 1998......................           --                                 1,017.0          --

                  See notes to combined financial statements.

                              CONTRIBUTED ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE CONTRIBUTED ENTITIES

     Certain indirect wholly-owned subsidiaries of Associates First Capital Corporation (collectively, the "Contributed Entities") were contributed to Associates Corporation of North America, a Delaware corporation, which is a wholly-owned subsidiary of Associates First Capital Corporation, effective August 30, 2000. The Contributed Entities consist of ACONA B.V., AIC Associates Canada Holdings, Inc., Associates Capital Corporation of Canada, Associates Commerce Solutions, Inc., Associates Credit Card Services, Inc., Associates International Holdings Corporation, Atlantic General Insurance Limited, Atlantic Reinsurance Limited, Associates Finance of Virgin Islands, L.L.C., Avco Financial Services of Hawaii, Inc., Avco Financial Services (Mauritius) L.L.C., Avco Financial Services One, Inc., Avco Financial Services Limited, Avco Sociedade Gestora de Participacoes Sociais, S.A. and The Northland Company. In addition, these financial statements include the financial results of Balboa Casualty and Life Insurance Companies and Avco Financial Services International Inc. which comprised the Australian and New Zealand Avco operations. These operations were acquired as part of the Avco acquisition and subsequently sold prior to the contribution of the Contributed Entities. The Contributed Entities are a group of diversified financial services companies providing finance, leasing, insurance and related services to individual consumers and businesses in the United States and international markets, including Japan, Canada and the United Kingdom.

     In order for Associates First Capital Corporation ("First Capital") and Associates Corporation of North America ("ACONA") to more efficiently and effectively access global capital markets, a reorganization of ACONA and First Capital has occurred. First Capital contributed the Contributed Entities to ACONA in a single transaction. The common ownership of the entities involved was initially with First Capital and was transferred to ACONA where they are maintained under common ownership. Prior to First Capital's acquisition by Ford Motor Company ("Ford") in 1989, all of the international and domestic finance operations were owned by ACONA. When Ford acquired First Capital in 1989, Ford transferred ACONA's ownership in the international operations to certain subsidiaries of Ford. The contribution as described herein returns ACONA to its former operational structure while solidifying First Capital's global funding presence under ACONA. Further, management believes the contribution of the Contributed Entities will enhance ACONA's liquidity, access and execution in the global capital markets.

     The accompanying combined financial statements of the Contributed Entities for the three years in the period ending December 31, 1999, present the financial position and results of operations of the Contributed Entities as if they were always operating as a single entity. As these entities were not operating as a single entity at any time for any period, the financial position and results of operations presented in the accompanying combined financial statements may not be reflective of the actual results that may have been achieved if these entities had been operating as a single entity.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies:

  Basis of Presentation

     The combined financial statements include the accounts of the Contributed Entities and their subsidiaries, after elimination of all significant intercompany balances and transactions.

     The preparation of these combined financial statements in conformity with generally accepted accounting principles requires the use of management estimates. These estimates are subjective in nature and involve matters of judgment. Actual results could differ from these estimates.

     Data for the interim periods presented is unaudited but, in the opinion of management of ACONA, such data reflects all adjustments, consisting only of normal, recurring accruals, necessary for a fair presentation of

                              CONTRIBUTED ENTITIES
the results and financial position of such periods. Results for the six months ended June 30, 2000 and 1999 are not necessarily indicative of the results that may be expected for the entire year.

  Revenue Recognition

     Finance charges on receivables are recognized as revenue using the interest (actuarial) method. Premiums and discounts on purchased receivables are considered as yield adjustments. The unamortized balance is included in finance receivables and the associated amortization is included in finance charge revenue. Finance charge accruals are generally suspended on accounts when they become 60 days contractually delinquent. The accrual is resumed when the loan becomes contractually current. At both December 31, 1999 and 1998, net finance receivables on which revenue was not accrued approximated $0.4 billion and $0.3 billion, respectively. The interest income that would have been recorded in 1999 and 1998 if these nonaccruing receivables had been current was approximately $10 million.

     Insurance premiums are recorded as unearned premiums when collected or when written and are subsequently amortized into income based on the nature and term of the underlying insurance contracts. The methods of amortization used are pro rata, sum-of-the-years-digits and a combination thereof.

     Gains or losses on sales of securities classified as available-for-sale are included in investment and other income when realized. Unrealized gains or losses on securities classified as available-for-sale are reported, net of tax, as a component of accumulated other comprehensive income. Realized and unrealized gains or losses on trading securities (principally preferred stock) are included in investment and other income as incurred. The cost basis of securities sold is determined by the first-in, first-out method.

  Advertising Costs

     Advertising costs are expensed as incurred. The advertising costs for 1999, 1998 and 1997 were $197.9 million, $118.8 million and $52.0 million, respectively.

  Receivables Sold with Servicing Retained

     The Contributed Entities periodically securitize certain pools of receivables in both public and private markets and account for such transactions in accordance with Statement of Financial Accounting Standards No. 125 ("SFAS 125"), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Under SFAS 125, a sale is recognized when control over the receivables is relinquished. In applying SFAS 125, the Contributed Entities recognize the resulting gains at the time of initial sale. Initial gains on securitization transactions as well as the income earned on securitization related securities retained by the Contributed Entities, including the recognition of the yield on such securities, are recorded in the combined statement of earnings as investment and other income.

     Initial gains on securitization transactions represent the difference between the net proceeds received and the allocated carrying amount of the receivables sold. The allocation of carrying amount is based on the relative fair value of the individual financial components sold and retained pursuant to the transaction. The financial components typically consist of such items as the interests sold, retained senior securities, retained subordinated securities, retained interest only strips and retained servicing rights. No servicing asset or liability has been recorded related to the securitization transactions because the Contributed Entities earn service fees at rates which approximate adequate compensation.

     Senior securities are typically valued at par while subordinated securities are typically valued at a discount using an estimated market discount rate and cash flow estimates which consider the effects prepayments and losses will have on the timing of the subordinated interest cash flows. The fair value of interest only strips represents the present value of future excess cash flows, using the "cash-out" method. Such future cash flows are estimated using valuation assumptions appropriate for the type of receivable and

                              CONTRIBUTED ENTITIES
transaction structure. The resulting estimated cash flows represent the difference between the finance charge and fee income received from the obligors on the finance receivables and the sum of the interest paid to the investors in the asset-backed securities, credit losses, servicing fees and other expenses. Significant valuation assumptions relate to the average lives of the receivables sold, including the anticipated prepayment speeds and the anticipated credit losses, as well as the appropriate market discount rate.

     The securitization related securities are accounted for under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Because such assets can be contractually prepaid or otherwise settled in such a way that the holder would not recover all of its recorded investment, the assets are classified as available-for-sale investments and measured at fair value. Any unrealized holdings gains or losses are reported, net of income tax effects, as a component of accumulated other comprehensive income in the combined balance sheet until realized. On a quarterly basis, the Contributed Entities assess the carrying value of its securitization related securities for impairment. If a decline in fair value is deemed other than temporary, the securities are adjusted to their fair value through a charge to operations.

     There can be no assurance that the Contributed Entities' estimates used to determine the fair value of the securitization related securities, including those used to determine the related gains, will remain appropriate for the life of each securitization.

  Finance Receivables

     Receivables origination and commitment fees and loan origination costs generally are deferred and amortized as a component of finance charges over the life of the related receivable. Receivables which are expected to be securitized and sold are included in other assets as receivables held for sale and recorded at the lower of cost or market. The aggregate method is used in determining the lower of cost or market of receivables held for sale. Finance receivables include the Contributed Entities' share of aggregate rentals on lease financing transactions and residual values, net of related unearned income. Lease financing transactions are principally direct financing leases. Unearned income is amortized under a method which substantially results in an approximately level rate of return when related to the unrecovered lease investment. Gains and losses from sales of residual values of leased equipment are included in finance charges.

  Allowance for Losses on Finance Receivables

     The Contributed Entities maintain an allowance for losses on finance receivables at an amount that it believes is sufficient to provide for losses in its existing receivables portfolios. The allowance is determined principally on the basis of historical loss experience, and reflects management's judgment of the present loss exposure at the end of the period considering economic conditions and the nature and characteristics of the underlying finance receivables. The Contributed Entities record an allowance for losses when it believes the event causing the loss has occurred. The allowance is evaluated on an aggregate basis considering, among other things, the relationship of the allowance to net finance receivables and historical net credit losses. Additions to the allowance are generally charged to the provision for losses on finance receivables. An analysis of changes in the allowance for losses is contained in
Note 7 to the combined financial statements.

     Finance receivables are charged to the allowance for losses when they are deemed to be uncollectible. Additionally, the Contributed Entities' policy provides for charge-off of various types of accounts on a contractual basis. Consumer direct and other installment and credit card receivables are generally charged to the allowance for losses when they become 180 days contractually delinquent. All other finance receivables are generally charged to the allowance for losses when any of the following conditions occur: (i) the related security has been converted or destroyed; (ii) the related security has been repossessed and sold or held for sale for one year; or (iii) the related security has not been repossessed and the receivable has become contractually delinquent for one year. A contractually delinquent account is one on which the customer has

                              CONTRIBUTED ENTITIES
not made payments as contractually agreed. Recoveries on losses previously charged to the allowance are credited to the allowance at the time recovery is collected.

     Although the allowance for losses on finance receivables reflected in the Contributed Entities' combined balance sheet at December 31, 1999 is considered adequate by the Contributed Entities' management, there can be no assurance that this allowance will prove to be adequate over time to cover ultimate losses in connection with the Contributed Entities' finance receivables. This allowance may prove to be inadequate due to unanticipated adverse changes in the economy or discrete events adversely affecting specific customers or industries. The Contributed Entities' results of operations and financial condition could be materially adversely affected to the extent that the Contributed Entities' allowance is insufficient to cover such changes or events.

  Insurance Reserves

     The reserves for future benefits and refunds upon cancellation of credit life and health insurance and property and casualty insurance are provided for in the unearned premium reserve for each class of insurance. In addition, reserves for reported claims on credit accident and health insurance are established based on standard morbidity tables used in the insurance business for such purposes. Claim reserves for reported property and casualty insurance claims are based on estimates of costs and expenses to settle each claim. Additional amounts of reserves, based on prior experience and insurance in force, are provided for each class of insurance for claims which have been incurred but not reported as of the balance sheet date.

  Intangible Assets

     Amounts of goodwill relating to acquisitions are being amortized by the straight-line method over periods not exceeding forty years. Other intangible assets, which are made up primarily of customer lists, operating agreements and trademarks are amortized using the straight-line method over the assets' estimated useful lives ranging from five to twenty years. The carrying value of goodwill and the other intangible assets is reviewed if the facts and circumstances suggest that it may be impaired. If the review indicates that goodwill or the other intangible assets will not be recoverable, as determined based on undiscounted cash flows, the carrying value of the goodwill or the other intangible asset is reduced by the estimated short-fall of discounted cash flows.

  Foreign Currency

     Assets and liabilities of the Contributed Entities' foreign operations are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related balance sheet translation adjustments are reflected in the stockholder's equity section of the combined balance sheet while the impact of foreign currency changes on income and expense items are included in earnings.

     Foreign currency transactions resulted in a net loss of approximately $0.7 million in the year ended December 31, 1999. Foreign currency transactions resulted in a net gain of approximately $0.5 million in the year ended December 31, 1998. In 1997, there was no significant gain or loss on foreign currency transactions.

  Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using statutory tax rates in effect for the year in which the differences are expected to reverse.

                              CONTRIBUTED ENTITIES

  Cash and Cash Equivalents

     The Contributed Entities consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The amounts reported in the combined balance sheet approximate fair value.

  Segment Reporting

     In 1998, the Contributed Entities adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131") Disclosures about Segments of an Enterprise and Related Information. SFAS 131 supersedes Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of reportable segments. Pursuant to the provisions of SFAS 131, no segment disclosures are required because the Contributed Entities are not managed on a segment basis.

  Derivative Financial Instruments

     The Contributed Entities use derivative financial instruments for the purpose of hedging exposures as part of its risk management program and generally holds all derivatives for purposes other than trading. Deferral (hedge) accounting is applied only if the derivative reduces the risk of the underlying hedged item and is designated at inception as a hedge with respect to the underlying hedged item. Additionally, the derivative must result in cash flows that are expected to be inversely correlated to those of the underlying hedged item. Such instruments to date have been limited to currency swap, interest rate swap and treasury lock agreements and treasury futures and option contracts. See Note 17 to the combined financial statements for additional information related to derivative financial instruments.

     Currency and interest rate swap agreements are used to hedge debt obligations and financing transactions. Accordingly, the differential paid or received by the Contributed Entities on these agreements is recognized as an adjustment to interest expense over the term of the underlying transaction.

  Recent Accounting Pronouncements

     Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, was issued by the Financial Accounting Standards Board in June 1998. This Statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Generally, changes in the fair value of derivatives must be recognized in income when they occur, except when the derivative qualifies as a hedge in accordance with the standard. This statement will be effective for the Contributed Entities beginning January 1, 2001. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138 ("SFAS 138"). This Statement, which is an amendment to SFAS 133, addresses a limited number of issues causing implementation difficulties for numerous entities that have applied SFAS 133. Subsequent to evaluating the impact of the amendment, the Contributed Entities have completed the process of evaluating various strategies which management believes will qualify for hedge accounting treatment under SFAS 133. During the remainder of the year, the Contributed Entities will transition to these new strategies and information systems as necessary in order to be fully compliant prior to January 1, 2001. It is not anticipated that the implementation of SFAS 133 will cause a material impact on the Contributed Entities' operating results.

                              CONTRIBUTED ENTITIES

NOTE 3 -- SIGNIFICANT TRANSACTIONS

  Significant 2000 Acquisitions

     In January 2000, First Capital, through its subsidiary, Associates National Bank ("ANB"), entered into an agreement with KeyCorp, under which the companies will jointly manage KeyCorp's credit card program. Additionally, First Capital acquired KeyCorp's credit card receivables portfolio with a fair market value of $1.3 billion and intangible assets, primarily related to customer lists and operating agreements, of approximately $350 million for $1.7 billion. Although ANB maintains the relationship with KeyCorp, the Contributed Entities will receive revenues from participation rights which were transferred to ACONA as part of the August 30, 2000 contribution from First Capital.

     In July 2000, First Capital completed the purchase of approximately $630 million in credit card receivables from Zale Corporation ("Zale") and entered into an operating agreement for Zale's on-going credit card business. These receivables were participated to the Company through a participation agreement with a subsidiary of First Capital

  Significant 1999 Acquisitions

     On January 6, 1999, First Capital purchased the assets and assumed the liabilities of Avco Financial Services, Inc. ("Avco"). First Capital subsequently transferred substantially all of the finance operations of Avco to ACONA, which at the time included approximately $9 billion in assets. As part of August 30, 2000 contribution, the Avco operations became part of the Contributed Entities. Prior to the acquisition, Avco had the fourth largest U.S. consumer finance branch network and operations in Canada, the United Kingdom, Puerto Rico, France, Sweden, Spain, Ireland and India. Avco's product offerings included home equity lending, retail sales finance and consumer loans, equipment, inventory and vendor finance, and credit and collateral-related insurance. During 1999, 156 former Avco branches (128 domestic and 28 Canadian) were sold.

  Significant 1998 Acquisitions

     In December 1998, First Capital acquired the Northland Company ("Northland") for approximately $660 million. Based in St. Paul, Minnesota, Northland provides insurance products through Jupiter Holdings, Inc. and mortgage banking, real estate management brokerage and related services through various other subsidiaries. First Capital acquired the insurance related business of Northland only. Northland divested its other businesses prior to acquisition. Northland became part of the Contributed Entities that First Capital contributed to the Company on August 30, 2000.

     In October 1998, First Capital purchased substantially all of the assets of SPS Transaction Services, Inc. ("SPS"), including its wholly-owned subsidiaries, SPS Payment Systems Inc. and Hurley State Bank. In addition, First Capital purchased certain receivables managed by SPS that were owned by an affiliate of SPS, Mountain West Financial Corporation. The total purchase price was approximately $1.4 billion. SPS processed credit card transactions, administers consumer private-label credit card programs, processes commercial accounts receivable and handles inbound telemarketing services. First Capital completed this transaction in October 1998, which added approximately $2.1 billion in managed credit card receivables. On August 30, 2000, First Capital contributed its ownership of SPS Payment Systems to the Company as part of the Contributed Entities.

     In April 1998, First Capital acquired DIC Finance, Co. Ltd., a consumer finance company based in Japan. The fair market value of total assets acquired and liabilities assumed was approximately $1.9 billion and $1.3 billion, respectively. As part of the August 30, 2000 contribution to the Company, First Capital transferred its ownership of DIC Financial Co. Ltd. As part of the Contributed Entities.

                              CONTRIBUTED ENTITIES

     In February 1998, First Capital acquired Beneficial Canada Holdings Incorporated ("Beneficial"), the Canadian consumer finance subsidiary of Beneficial Corporation. The fair market value of total assets acquired and liabilities assumed was approximately $1.0 billion and $716 million, respectively. Beneficial became part of the Contributed Entities that First Capital contributed to the Company on August 30, 2000.

     All of the transactions described above were accounted for as purchases, and as such, the results of these operations are included in the consolidated results of the Contributed Entities from the respective acquisition dates.

NOTE 4 -- COMPREHENSIVE INCOME (LOSS)

     The Contributed Entities adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income on January 1, 1998. SFAS 130 requires the reporting of all items which are required to be recognized under generally accepted accounting standards as components of comprehensive income (loss) in the financial statements. Accordingly, total comprehensive income (loss) for the years ended 1999, 1998 and 1997 is reported in the Contributed Entities' combined statement of changes in stockholder's equity. Total accumulated other comprehensive income is reported in the Contributed Entities' combined balance sheet. The components of accumulated other comprehensive income, net of tax, are as follows (in millions):

                                                                       DECEMBER 31
                                                     JUNE 30     ------------------------
                                                      2000        1999     1998     1997
                                                   -----------   ------   ------   ------
                                                   (UNAUDITED)
Foreign currency translation adjustments........     $326.0      $353.7   $191.7   $104.8
Net unrealized (loss) gain on available-for-sale
  securities....................................      (28.7)      (20.7)     0.3      0.1
                                                     ------      ------   ------   ------
Accumulated other comprehensive income..........     $297.3      $333.0   $192.0   $104.9
                                                     ======      ======   ======   ======

     The components of other comprehensive income (loss) are as follows (in millions):

                                                         SIX MONTHS ENDED JUNE 30, 2000
                                                       -----------------------------------
                                                                       TAX
                                                       BEFORE TAX   (EXPENSE)   NET-OF-TAX
                                                         AMOUNT      BENEFIT      AMOUNT
                                                       ----------   ---------   ----------
                                                                   (UNAUDITED)
Foreign currency translation adjustments.............    $(42.6)      $14.9       $(27.7)
Unrealized losses on available-for-sale securities:
  Unrealized holding losses arising during the
     period..........................................     (27.8)        9.7        (18.1)
  Reclassification for gains realized in net
     income..........................................      15.5        (5.4)        10.1
                                                         ------       -----       ------
     Net unrealized losses...........................     (12.3)        4.3         (8.0)
                                                         ------       -----       ------
  Other comprehensive loss...........................    $(54.9)      $19.2       $(35.7)
                                                         ======       =====       ======

                              CONTRIBUTED ENTITIES

                                                          YEAR ENDED DECEMBER 31, 1999
                                                       -----------------------------------
                                                                       TAX
                                                       BEFORE TAX   (EXPENSE)   NET-OF-TAX
                                                         AMOUNT      BENEFIT      AMOUNT
                                                       ----------   ---------   ----------
Foreign currency translation adjustments.............    $249.2      $(87.2)      $162.0
Unrealized losses on available-for-sale securities:
  Unrealized holding losses arising during the
     period..........................................     (30.5)       10.7        (19.8)
  Reclassification for losses realized in net
     income..........................................      (1.8)        0.6         (1.2)
                                                         ------      ------       ------
     Net unrealized losses...........................     (32.3)       11.3        (21.0)
                                                         ------      ------       ------
  Other comprehensive income.........................    $216.9      $(75.9)      $141.0
                                                         ======      ======       ======

                                                          YEAR ENDED DECEMBER 31, 1998
                                                       -----------------------------------
                                                                       TAX
                                                       BEFORE TAX   (EXPENSE)   NET-OF-TAX
                                                         AMOUNT      BENEFIT      AMOUNT
                                                       ----------   ---------   ----------
Foreign currency translation adjustments.............    $133.7      $(46.8)      $86.9
Unrealized losses on available-for-sale securities:
  Unrealized holding gains arising during the
     period..........................................       3.0        (1.0)        2.0
  Reclassification for losses realized in net
     Income..........................................      (2.7)        0.9        (1.8)
                                                         ------      ------       -----
     Net unrealized gains............................       0.3        (0.1)        0.2
                                                         ------      ------       -----
  Other comprehensive income.........................    $134.0      $(46.9)      $87.1
                                                         ======      ======       =====

NOTE 5 -- INVESTMENTS IN DEBT AND EQUITY SECURITIES

  Available-for-Sale Securities

     Available-for-sale securities consist of retained securitization interests (as described in Note 2), bonds, notes and preferred stock and other equity securities. The Contributed Entities invest in these securities with the intention of holding them to maturity. However, if market conditions change, the Contributed Entities may sell them prior to maturity. Accordingly, the Contributed Entities classify these securities as available-for-sale securities and adjust their recorded value to market.

     During the six months ended June 30, 2000, gross realized gains and losses on sales of investment in debt and equity securities amounted to $2.0 million and $0.7 million, respectively. During the year ended December 31, 1999, gross realized gains and losses on sales of investments in debt and equity securities amounted to $0.4 million and $0.3 million, respectively. During the year ended December 31, 1998, there were no gross realized gains or losses. Unrealized gains or losses are reported as a component of stockholders' equity, net of tax.

                              CONTRIBUTED ENTITIES

     The following tables set forth, by type of security issuer, the amortized cost, gross unrealized holding gains, gross unrealized holding losses, and estimated market value at June 30, 2000 and December 31, 1999 and 1998 (in millions):

                                                               JUNE 30, 2000
                                              -----------------------------------------------
                                                            GROSS        GROSS
                                                          UNREALIZED   UNREALIZED   ESTIMATED
                                              AMORTIZED    HOLDING      HOLDING      MARKET
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
                                                                (UNAUDITED)
Retained securitization interests...........  $3,095.4       $ --        $(18.6)    $3,076.8
Insurance subsidiaries
  Mortgage-backed...........................     275.4        1.9          (5.1)       272.2
  Municipal obligations.....................     158.1         --          (5.5)       152.6
  Corporate obligations.....................     271.4        0.2         (11.6)       260.0
  Preferred stock...........................      78.6        0.3          (3.4)        75.5
  U.S. Government obligations...............     112.8         --          (2.4)       110.4
  Other.....................................      75.4        0.8          (0.8)        75.4
                                              --------       ----        ------     --------
          Total available-for-sale
            securities......................  $4,067.1       $3.2        $(47.4)    $4,022.9
                                              ========       ====        ======     ========

                                                             DECEMBER 31, 1999
                                              -----------------------------------------------
                                                            GROSS        GROSS
                                                          UNREALIZED   UNREALIZED   ESTIMATED
                                              AMORTIZED    HOLDING      HOLDING      MARKET
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
Retained securitization interests...........  $2,968.9       $ --        $ (3.9)    $2,965.0
Insurance subsidiaries
  Mortgage-backed...........................     231.4         --          (4.4)       227.0
  Municipal obligations.....................     209.0        0.1          (7.5)       201.6
  Corporate obligations.....................     265.7        0.2         (10.8)       255.1
  Preferred stock...........................      75.4        1.0          (4.5)        71.9
  U.S. Government obligations...............     133.5        0.2          (2.9)       130.8
  Other.....................................      66.0        1.3          (0.8)        66.5
                                              --------       ----        ------     --------
          Total available-for-sale
            securities......................  $3,949.9       $2.8        $(34.8)    $3,917.9
                                              ========       ====        ======     ========

                                                              DECEMBER 31, 1998
                                               -----------------------------------------------
                                                             GROSS        GROSS
                                                           UNREALIZED   UNREALIZED   ESTIMATED
                                               AMORTIZED    HOLDING      HOLDING      MARKET
                                                 COST        GAINS        LOSSES       VALUE
                                               ---------   ----------   ----------   ---------
Retained securitization interests............  $3,870.8       $0.9         $ --      $3,871.7
Insurance subsidiaries
  Mortgage-backed............................     153.4         --           --         153.4
  Municipal obligations......................     241.3         --           --         241.3
  Corporate obligations......................     188.6         --           --         188.6
  Preferred stock............................      34.3         --           --          34.3
  U.S. Government obligations................      25.8         --           --          25.8
  Other......................................     167.0        0.3           --         167.3
                                               --------       ----         ----      --------
          Total available-for-sale
            securities.......................  $4,681.2       $1.2         $ --      $4,682.4
                                               ========       ====         ====      ========

                              CONTRIBUTED ENTITIES

     The amortized cost and estimated market value of available-for-sale securities at December 31, 1999 by contractual maturity are shown below (in millions):

                                                                          ESTIMATED
                                                              AMORTIZED    MARKET
                                                                COST        VALUE
                                                              ---------   ---------
Due in one year or less.....................................  $   86.2    $   86.0
Due after one year through five years.......................     257.8       252.8
Due after five years through ten years......................     288.1       277.1
Due after ten years.........................................     268.3       259.2
                                                              --------    --------
  Subtotal..................................................     900.4       875.1
                                                              --------    --------
Equity securities...........................................      80.6        77.8
Retained securitization interests...........................   2,968.9     2,965.0
                                                              --------    --------
          Total.............................................  $3,949.9    $3,917.9
                                                              ========    ========

NOTE 6 -- FINANCE RECEIVABLES

  Composition of Net Finance Receivables

     At December 31, 1999 and 1998 and June 30, 2000, net finance receivables consisted of the following products (in millions):

                                                     JUNE 30     DECEMBER 31   DECEMBER 31
                                                      2000          1999          1998
                                                   -----------   -----------   -----------
                                                   (UNAUDITED)
Personal lending and retail sales finance........   $ 9,324.0     $ 8,094.1     $4,893.0
Home equity......................................     3,293.1       3,092.9      2,022.4
Credit card......................................     1,869.4       1,372.6      1,274.4
Truck and truck trailer..........................     1,288.2       1,297.6        745.6
Equipment........................................       915.3         903.2        562.5
Auto fleet leasing...............................       590.7         560.6        118.3
Manufactured housing.............................          --          22.3         10.9
Warehouse lending and other(1)...................       146.1          77.5         42.1
                                                    ---------     ---------     --------
  Finance receivables, net of unearned finance
     income ("net finance receivables")(2).......    17,426.8      15,420.8      9,669.2
Allowance for losses on finance receivables......      (659.7)       (646.2)      (512.3)
Insurance policy and claims reserves(3)..........      (145.4)       (145.1)      (700.1)
                                                    ---------     ---------     --------
  Finance receivables, net of unearned finance
     income, allowance for losses and insurance
     policy and claims reserves..................   $16,621.7     $14,629.5     $8,456.8
                                                    =========     =========     ========

---------------

(1) Includes warehouse lending, government guaranteed lending and public finance.

(2) Unearned finance income was approximately $489.1 million, $693.0 million and $408.3 million at June 30, 2000, December 31, 1999 and 1998, respectively.

(3) At December 31, 1998, insurance policy and claims reserves included approximately $678 million of non-affiliate insurance reserves. The December 31, 1999 balance only includes affiliate insurance reserves: non-affiliate insurance reserves of approximately $721 million are included in accounts payable and accruals.

                              CONTRIBUTED ENTITIES

  Securitizations and Sales of Finance Receivables

     During 1999, approximately $1.6 billion of the Contributed Entities' private label credit card receivables were securitized and sold to a master trust. Additionally, approximately $2.3 billion of the Contributed Entities' investment in the bankcard securitization master trust formed in 1998 was sold during 1999. The Contributed Entities received $3.2 billion in proceeds from these transactions, of which $2.6 billion was in the fourth quarter, and retained securitization interests in the master trust of approximately $770 million.

     During the fourth quarter of 1998, approximately $1.8 billion of the Contributed Entities' private label credit card receivables were securitized and sold to a master trust. The Contributed Entities received $1.3 billion in proceeds from the transaction and retained a $500 million certificated interest in the master trust.

     During the second quarter of 1998, approximately $5.2 billion of the Contributed Entities' U.S. bankcard credit card receivables were securitized and sold to a master trust. The Contributed Entities received $2.0 billion in proceeds from the transaction and retained a $3.2 billion certificated interest in the master trust.

     In the aggregate, the Contributed Entities recorded a net gain of approximately $50 million in 1999 on the above transactions. No significant net gain or loss was recorded in the 1998 securitization transactions.

     In each of these transactions, the Contributed Entities retained servicing responsibilities for the receivables sold. The retained securitization interests, as described in Notes 2 and 5, are classified as available-for-sale investment securities on the consolidated balance sheet.

     The table below summarizes the significant assumptions used to value the Contributed Entities retained securitization interests at December 31, 1999:

                                                              CREDIT
                                                               CARD
                                                              ------
Weighted average discount rate(1)...........................    12%
Projected prepayment rate...................................    n/m
Projected loss rate(2)......................................  8-10%

---------------

(1) Represents the weighted average discount rate used to value the retained interest components which include interest only strips and subordinated and other retained interests.

(2) Loss rates are annualized and exclude recoveries for credit card.

     The above assumptions are consistent with those used to determine the initial retained interest valuation and the gains on 1999 securitization transactions. In addition to the assumptions noted above, the Contributed Entities utilized certain transaction structures that included put options written by ACONA to the investors. See Note 16 for additional information.

  Contractual Maturities of Net Finance Receivables

     At December 31, 1999, contractual maturities of net finance receivables were as follows (in millions):

YEAR DUE                                                      TOTAL
--------                                                    ---------
2000......................................................  $ 3,259.5
2001......................................................    2,394.2
2002......................................................    1,958.9
2003......................................................    2,271.9
2004 and thereafter.......................................    5,536.3
                                                            ---------
                                                            $15,420.8
                                                            =========

                              CONTRIBUTED ENTITIES

     It is the Contributed Entities' experience that a substantial portion of the consumer loan portfolio generally is renewed or repaid prior to contractual maturity dates. The above maturity schedule should not be regarded as a forecast of future cash collections.

  Direct Financing Leases

     Included in net finance receivables are direct financing leases as follows (in millions):

                                                                         DECEMBER 31
                                                          JUNE 30     -----------------
                                                           2000         1999      1998
                                                        -----------   --------   ------
                                                        (UNAUDITED)
Minimum lease rentals.................................   $1,143.7     $1,003.9   $505.4
Unearned finance income...............................     (113.3)       (94.7)   (74.1)
                                                         --------     --------   ------
Net investment in direct financing leases.............   $1,030.4     $  909.2   $431.3
                                                         ========     ========   ======

     Future net minimum lease rentals on direct financing leases for each of the years succeeding December 31, 1999 are as follows (in millions): 2000 -- $213.0; 2001 -- $154.3; 2002 -- $166.7; 2003 -- $205.8; 2004 -- $151.0 and 2005 and
thereafter -- $18.4.

  Dispersion of Finance Receivables

     The Contributed Entities have geographically dispersed finance receivables. At December 31, 1999, approximately 4% of the Contributed Entities' Owned Basis total receivables were dispersed across the United States, and the remaining 96% were in foreign countries. Of the total receivables 49% were in Japan, 27% in Canada and 17% in the United Kingdom; no other individual state or country had more than 2%.

  Information About Geographic Areas

     Finance charges by geographic area are as follows (in millions):

                                                               SIX MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                  (UNAUDITED)
Finance charges
  Japan.....................................................  $  972.3   $  731.6
  Canada....................................................     312.9      263.2
  United Kingdom............................................     228.3      203.5
  United States.............................................      29.8       30.3
  All other.................................................      68.9       52.7
                                                              --------   --------
     Combined finance charges...............................  $1,612.2   $1,281.3
                                                              ========   ========

                                                             YEAR ENDED DECEMBER 31
                                                          ----------------------------
                                                            1999       1998      1997
                                                          --------   --------   ------
Finance charges
  Japan.................................................  $1,628.5   $1,042.7   $696.1
  Canada................................................     553.8      256.5     94.7
  United Kingdom........................................     424.6      215.6    146.0
  United States.........................................      52.7       25.7      0.7
  All other.............................................     101.3       34.9     13.7
                                                          --------   --------   ------
     Combined finance charges...........................  $2,760.9   $1,575.4   $951.2
                                                          ========   ========   ======

                              CONTRIBUTED ENTITIES

  Information About Major Customers

     The Contributed Entities have no customer that represents greater than 10% of total combined revenue.

NOTE 7 -- ALLOWANCE FOR LOSSES ON FINANCE RECEIVABLES

     Changes in the allowance for losses on finance receivables during the periods indicated were as follows (in millions):

                                    SIX MONTHS ENDED JUNE 30      YEAR ENDED DECEMBER 31
                                    -------------------------   ---------------------------
                                       2000          1999        1999      1998      1997
                                    -----------   -----------   -------   -------   -------
                                    (UNAUDITED)   (UNAUDITED)
Balance at beginning of period....    $ 646.2       $ 512.3     $ 512.3   $ 209.9   $ 164.3
  Provision for losses............      386.7         215.3       432.5     278.2     142.1
  Recoveries on receivables
     charged off..................       57.3          62.3        83.7      70.7      28.7
  Losses sustained................     (350.3)       (267.7)     (528.6)   (319.6)   (111.1)
  Reserves of receivables sold....         --         (33.8)      (33.8)       --        --
  Reserves of acquired businesses
     and other....................      (80.2)         99.8       180.1     273.1     (14.1)
                                      -------       -------     -------   -------   -------
Balance at end of period..........    $ 659.7       $ 588.2     $ 646.2   $ 512.3   $ 209.9
                                      =======       =======     =======   =======   =======

NOTE 8 -- TRANSACTIONS AND BALANCES WITH RELATED PARTIES

     Notes receivable from related parties include advances provided by the Contributed Entities to First Capital, ACONA and certain affiliates. These transactions initially are structured as unsecured non-interest bearing lines of credit. If the amount advanced remains outstanding at month-end, such amount is automatically converted into an unsecured, interest bearing demand note. The weighted average interest rate at June 30, 2000 and December 31, 1999 was 6.75% and 5.59% respectively. During the six months ended June 30, 2000, interest income on notes receivable from related parties was $10.8 million. During the year ended December 31, 1999, interest income on notes receivable from related parties was $27.9 million. No interest income was recorded in 1998 and 1997.

     Notes payable to related parties include advances provided to the Contributed Entities by First Capital, ACONA and certain affiliates. These transactions initially are structured as unsecured non-interest bearing lines of credit. If the amount advanced remains outstanding at month-end, such amount is automatically converted into an unsecured, interest bearing demand note. The weighted average interest rate at June 30, 2000, December 31, 1999 and December 31, 1998 was 5.00%, 4.12% and 5.68%, respectively. During the six months ended June 30, 2000, the Contributed Entities had interest expense related to the notes payable to related parties of $213.0 million. During the years ended December 31, 1999, 1998, and 1997 interest expense on notes payable to related parties was $374.6 million, $297.0 million and $9.9 million respectively.

     The Contributed Entities entered into an income sharing agreement with an affiliate under which the Contributed Entities received an advance of Y158.3 billion (approximately $1.5 billion at December 31, 1999). The advance is recorded as part of Notes Receivable from Related Parties. Under this agreement, the affiliate participates in the income of the Contributed Entities Japan Subsidiary. The interest expense recorded by the Contributed Entities was $109.8 million, $169.4 million and $41.2 million for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998, respectively.

     ACONA provides certain services of an administrative nature, use of certain tangible and intangible assets including trademarks, guarantees of debt support agreements and related interest, and other management services to the Contributed Entities. Services and usage are charged based on the nature of the

                              CONTRIBUTED ENTITIES
service. Fees for financial accommodations range from 0.25% to 2.00% of the average outstanding debt guaranteed. Management believes such charges reflect the market value for such services, usage and guarantees. The amounts paid or accrued under these arrangements for the years ended December 31, 1999, 1998 and 1997 were $84.5 million, $59.2 million and $48.9 million, respectively.

     During 1999, the Contributed Entities transferred the Balboa Life and Casualty Insurance Group and the consumer and commercial finance operations in Australia and New Zealand to First Capital. These operations were subsequently sold by First Capital. The 1999 net earnings of $46.3 million recorded by these operations were included in the Contributed Entities financial statements and subsequently distributed to First Capital through a non-cash transaction.

     At December 31, 1999 and 1998, ACONA was a guarantor on debt and related accrued interest of one of the Contributed Entities amounting to $4.0 billion and $2.7 billion, respectively.

     At December 31, 1999 and 1998, net finance receivables included participation in credit card receivables owned or originated by ANB and Hurley State Bank ("HSB") affiliates of the Company. These receivables were acquired at par value. The balances of these receivables were approximately $600 million at both December 31, 1999 and 1998.

NOTE 9 -- OTHER ASSETS

     The components of other assets at December 31, 1999 and 1998 and June 30, 2000 were as follows (in millions):

                                                                         DECEMBER 31
                                                         JUNE 30     -------------------
                                                          2000         1999       1998
                                                       -----------   --------   --------
                                                       (UNAUDITED)
Goodwill, net(1).....................................   $1,545.5     $1,738.0   $1,436.0
Finance receivables held for sale or
  securitization.....................................    1,463.8        153.0         --
Other intangible assets, net.........................    1,403.9        974.4      662.2
Notes and other receivables..........................      899.5      1,074.4      471.8
Property and equipment...............................      218.1        195.2      186.3
Collateral held for resale...........................       79.0         68.6       35.1
Other................................................       14.2         13.5       49.9
                                                        --------     --------   --------
          Total other assets.........................   $5,624.0     $4,217.1   $2,841.3
                                                        ========     ========   ========

---------------

(1) Net of accumulated amortization of $346.8 million, $295.1 million and $195.8 million at June 30, 2000, December 31, 1999 and December 31, 1998, respectively.

     Reductions as a result of goodwill amortization were $66.8 million and $44.4 million for 1999 and 1998, respectively. Reductions as a result of other intangible asset amortization were $80.8 million and $24.3 million, respectively.

NOTE 10 -- CREDIT FACILITIES

     At December 31, 1999 and June 30, 2000, the Contributed Entities had the following amounts available under its credit facilities (in millions):

                                                                JUNE 30     DECEMBER 31
                                                                 2000          1999
                                                              -----------   -----------
                                                              (UNAUDITED)
Lines of credit.............................................   $   85.3      $   19.3
Syndicated credit facilities................................    2,677.5       2,821.1
                                                               --------      --------
          Total.............................................   $2,762.8      $2,840.4
                                                               ========      ========

                              CONTRIBUTED ENTITIES

     Lines of credit and syndicated credit facilities may be withdrawn only under certain standard conditions, including failure to pay principal or interest when due, breach of representations, warranties or covenants, default on other debt, or bankruptcy or other insolvency-type proceedings. The Contributed Entities principally pay fees for the availability of its credit facilities.

NOTE 11 -- NOTES PAYABLE

     Commercial paper notes are issued by the Contributed Entities in the minimum amount of $100,000 with terms from one to 270 days. Bank loan terms range from three to 18 days. Information pertaining to the Contributed Entities' commercial paper notes and bank loans is set forth below for the periods indicated (dollar amounts in millions):

                                                              COMMERCIAL     BANK
                                                              PAPER NOTES   LOANS
                                                              -----------   ------
Ending balance at June 30, 2000 (unaudited).................   $2,434.4     $228.4
Weighted average interest rate at June 30, 2000
  (unaudited)...............................................       5.83%      2.49%
Ending balance at December 31, 1999.........................   $2,693.2     $240.8
Weighted average interest rate at December 31, 1999.........       5.30%      3.75%
Ending balance at December 31, 1998.........................   $1,513.9     $494.8
Weighted average interest rate at December 31, 1998.........       5.64%      4.29%

NOTE 12 -- LONG-TERM DEBT

     Outstanding balances of long-term debt at December 31, 1999 and 1998 and June 30, 2000 were as follows (in millions):

                                                   1999
                                     1999        WEIGHTED-
                                 INTEREST RATE    AVERAGE    MATURITIES     JUNE 30     DECEMBER 31   DECEMBER 31
                                     RANGE         RATE       THROUGH        2000          1999          1998
                                 -------------   ---------   ----------   -----------   -----------   -----------
                                                                          (UNAUDITED)
Domestic Notes.................         7.81%       7.81%       2011       $   30.0      $   30.0      $     --
Foreign Notes:
  Japan........................  1.23%- 8.00%       2.57%       2004        2,416.0       2,062.2       1,889.5
  Canada.......................  4.80%- 8.90%       5.86%       2004        2,110.7       1,971.8       1,336.0
  United Kingdom...............  5.96%- 8.95%       6.37%       2004          878.1         928.6         226.8
  All other....................  0.22%-32.00%      14.75%       2004          174.2         129.0         529.7
                                                                           --------      --------      --------
                                                                            5,579.0       5,091.6       3,982.0
                                                                           --------      --------      --------
          Total long-term
            debt...............                                            $5,609.0      $5,121.6      $3,982.0
                                                                           ========      ========      ========

     The weighted average interest rate for total long-term debt was 4.78%, 4.86% and 6.10% at June 30, 2000, December 31, 1999 and December 31, 1998,
respectively.

     Long-term borrowing maturities during the next five years, including the current portion of notes payable after one year are: 2000 -- $1,308.2 million; 2001 -- $1,073.8 million; 2002 -- $1,228.5 million; 2003 -- $767.0 million;
2004 -- $724.2 million and 2005 and thereafter -- $19.9 million. Certain debt issues are subject to put or call redemption provisions whereby repayment may be prior to the maturity date. As applicable, the amount of the option premium received by the Contributed Entities is deferred and amortized over the expected life of the debt obligation.

                              CONTRIBUTED ENTITIES

NOTE 13 -- INCOME TAXES

     The following table sets forth the components of the provision for income taxes and deferred income tax for the periods indicated (in millions):

                                                           UNITED
                                                           STATES
                                                           -------
                                                           FEDERAL    FOREIGN    TOTAL
                                                           -------    -------    ------
Six Months Ended June 30, 2000 (Unaudited)
  Current................................................  $ 112.2    $258.7     $370.9
  Deferred...............................................       --     (24.2)     (24.2)
                                                           -------    ------     ------
                                                           $ 112.2    $234.5     $346.7
                                                           =======    ======     ======
Six Months Ended June 30, 1999 (Unaudited)
  Current................................................  $  68.4    $106.3     $174.7
  Deferred...............................................       --      30.7       30.7
                                                           -------    ------     ------
                                                           $  68.4    $137.0     $205.4
                                                           =======    ======     ======
Year Ended December 31, 1999
  Current................................................  $ 189.6    $228.3     $417.9
  Deferred...............................................       --      79.2       79.2
                                                           -------    ------     ------
                                                           $ 189.6    $307.5     $497.1
                                                           =======    ======     ======
Year Ended December 31, 1998
  Current................................................  $  17.8    $183.8     $201.6
  Deferred...............................................       --      26.2       26.2
                                                           -------    ------     ------
                                                           $  17.8    $210.0     $227.8
                                                           =======    ======     ======
Year Ended December 31, 1997
  Current................................................  $  (0.2)   $159.7     $159.5
  Deferred...............................................       --     (17.3)     (17.3)
                                                           -------    ------     ------
                                                           $  (0.2)   $142.4     $142.2
                                                           =======    ======     ======

     The income tax provision for the Contributed Entities for the six month period ended June 30, 2000 included the effect on the deferred tax balances of a reduction in the Japanese statutory tax rate and a payment of $142 million to the Japanese National Tax Authority (NTA) for settlement of a prior year audit related to the income sharing agreement. The Contributed Entities are considering amending the income sharing agreement on a prospective basis to reflect the final arrangement with the NTA which could have the effect of reducing pretax income of the Contributed Entities in future periods.

     At December 31, 1999 and 1998 and at June 30, 2000, the components of the Contributed Entities' net deferred tax liability were as follows (in millions):

                                                                         DECEMBER 31
                                                          JUNE 30     ------------------
                                                           2000        1999       1998
                                                        -----------   -------    -------
                                                        (UNAUDITED)
Deferred tax assets:
  Provision for losses on finance receivables and
     other..........................................      $ 198.2     $ 174.0    $ 185.3
Deferred tax liabilities:
  Finance revenue and other.........................       (526.5)     (455.8)    (344.2)
                                                          -------     -------    -------
     Net deferred tax liability.....................      $(328.3)    $(281.8)   $(158.9)
                                                          =======     =======    =======

                              CONTRIBUTED ENTITIES

     The effective tax rate differed from the statutory United States federal income tax rate as follows:

                                                                % OF PRETAX INCOME
                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                              1999     1998     1997
                                                              -----    -----    -----
Statutory tax rate..........................................  35.0%    35.0%    35.0%
Foreign tax rate in excess of statutory tax rate............   9.3     15.3     17.9
Non-deductible goodwill.....................................   1.7      2.1      1.4
Other.......................................................  (1.7)    (2.7)    (6.0)
                                                              ----     ----     ----
  Effective tax rate........................................  44.3%    49.7%    48.3%
                                                              ====     ====     ====

     As the Contributed Entities is issuing separate financial statements, the consolidated amount of current and deferred tax expense is allocated in accordance with the Company's tax sharing agreement on a separate company basis.

NOTE 14 -- LEASE COMMITMENTS

     Leases on the Contributed Entities' branch and operating center facilities are primarily short-term and generally provide for renewal options not exceeding the initial term. Total rent expense for the years ended December 31, 1999, 1998 and 1997 was $103.8 million, $68.0 million, and $43.1 million, respectively. Minimum rental commitments as of December 31, 1999 for all noncancelable leases (primarily office leases) for the years ending December 31, 2000, 2001, 2002, 2003 and 2004 are $49.9 million, $36.9 million, $27.8 million, $20.3 million and $37.1 million, respectively, and $43.8 million thereafter.

NOTE 15 -- EMPLOYEE BENEFITS

     Employees of the Contributed Entities participate in various qualified and nonqualified pension and other post retirement benefit plans sponsored by First Capital, which together cover substantially all United States-based employees who meet certain eligibility requirements. The benefits of such plans can be modified or terminated at the discretion of First Capital. The health care plans are contributory, with participants' contributions adjusted annually; the life insurance plans are also contributory.

     Employees of the Contributed Entities participate in a defined contribution plan sponsored by First Capital that covers substantially all United States-based employees who meet certain eligibility requirements, is intended to provide assistance in accumulating personal savings for retirement and is designed to qualify for favorable tax treatment under Sections 401(a) and 401(k) of the United States Internal Revenue Code of 1986, as amended. For the years ended December 31, 1999, 1998 and 1997, the Contributed Entities' pre-tax contributions to the plan were $9.2 million, $4.2 million and $3.0 million, respectively. Among other options, the plan provides as an investment option the Associates Stock Fund which invests principally in First Capital's Class A Common Stock.

     The Company participates in a discounted stock purchase plan which, beginning in 1999, allows employees to purchase stock Class A Common Stock of First Capital at a discount. The price of the stock is discounted 15% from the closing price at the lower of the beginning or the end of the offering period.

     Certain Japanese employees of the Contributed Entities also participate in two qualified pension plans sponsored by First Capital, which cover substantially all of the employees of its Japan operations who meet certain eligibility requirements. For the year ended December 31, 1999 the Contributed Entities' net periodic benefit cost of these plans was $4.7 million. As of December 31, 1999 the total benefit obligation and fair value of plan assets was $26.7 million and $28.3 million, respectively.

                              CONTRIBUTED ENTITIES

  Stock-Based Compensation Plans

     The ICP also includes an equity compensation plan, formerly known as the Long-Term Equity Compensation Plan, which was established in 1996 and amended and merged into the ICP effective January 1, 1997. In conjunction with the ICP, employees may receive nonqualified or incentive stock options, stock appreciation rights, restricted stock, performance units or performance shares. Through December 31, 1999, First Capital had only issued non-qualified stock options and restricted stock under the ICP.

NOTE 16 -- COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

     The Contributed Entities grant revolving lines of credit to certain of its credit card and other revolving customers. At December 31, 1999, the unused portion of these lines aggregated $5.2 billion.

     The Contributed Entities also grant lines of credit to certain dealers of trucks and construction equipment. At December 31, 1999, the unused portion of these lines aggregated $7.4 million.

     Various legal actions and proceedings and claims are pending or may be instituted or asserted in the future against the Contributed Entities. Certain of the pending legal actions are, or purport to be, class actions. Some of the foregoing matters involve or may involve compensatory, punitive or treble damage claims which, if adversely held against the Contributed Entities, would require large expenditures or could affect the manner in which the Contributed Entities conduct business.

     In addition, the Contributed Entities, like many other companies that operate in regulated businesses, are from time to time the subject of various governmental inquiries and investigations. The Contributed Entities are currently the subject of certain investigations and inquiries by federal and state governmental authorities relating generally to the Contributed Entities' lending practices. The Contributed Entities do not have sufficient information to predict with certainty the ultimate outcome of such investigations and inquiries or their ultimate effect, if any, on the Contributed Entities' results of operations or financial condition or the manner in which the Contributed Entities operate business.

     Legal actions, governmental inquiries and investigations are subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. Some of the matters discussed in the foregoing paragraphs could be decided unfavorably to the Contributed Entities involved and could require the Contributed Entities to pay damages or make other expenditures in amounts or a range of amounts that cannot be estimated at December 31, 1999 and June 30, 2000. The Contributed Entities do not reasonably expect, based on their analysis, that any adverse outcome from such matters would have a material effect on future combined financial statements for a particular year, although such an outcome is possible.

     To broaden its investor base and improve execution in connection with its asset securitization program, ACONA wrote "put options" which require it to purchase, upon request of the holders, securities issued in a securitization transaction. The terms of the put option were, exercisable any time after February 17, 2000, with respect to an aggregate of up to $500 million principal amounts of certificates backed by credit card receivables. On April 17, 2000, the put option was exercised and resulted in the Contributed Entities repurchasing $500 million in finance receivables. Such receivables were securitized in a separate transaction in May 2000. The resulting change in value of the related retained interests was not significant.

NOTE 17 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISKS

     The Contributed Entities maintain cash, cash equivalents, investments and certain other financial instruments with various major financial institutions. To the extent such deposits exceed maximum insurance levels, they are uninsured.

     The Contributed Entities use derivative financial instruments for the purpose of hedging specific exposures as part of its risk management program. Instruments currently used by the Contributed Entities are

                              CONTRIBUTED ENTITIES
foreign currency forward exchange, currency swap, interest rate swap, interest rate option and municipal bond. All of these instruments are held for purposes other than trading.

     Foreign currency swap agreements have been designated for accounting purposes as hedges of specific foreign currency exposures under certain debt obligations. Under these agreements, the Contributed Entities and the agreement counterparties are obligated to exchange foreign currencies at varying times over the next three years. The aggregate notional amount of these agreements at June 30, 2000, and December 31, 1999 and 1998 was $476.4 million, $563.6 million and $823.1 million, respectively. The fair value of such agreements at June 30, 2000, and December 31, 1999 and December 31, 1998 would have been a liability of $39.4 million, $57.0 million and $24.0 million, respectively.

     Interest rate swap agreements are used by the Contributed Entities to hedge the effect of interest rate movements on existing debt. The aggregate notional amount of interest rate swap agreements at June 30, 2000 and December 31, 1999 was $1.5 billion and $1.6 billion, respectively. The fair value of such agreements at June 30, 2000 would have been an asset of $4.0 million. The fair value of such agreements at December 31, 1999 would have been an asset of $7.3 million. These agreements mature on varying dates over the next three years. The aggregate notional amount of interest rate swap agreements at December 31, 1998 was $277.6 million. The fair value of such agreements at December 31, 1998 would have been a liability of $5.8 million.

     Treasury futures and option contracts are used to minimize fluctuations in the value of preferred stock investments. The aggregate notional amount of futures and option contracts at December 31, 1998 was $9.2 million. The fair value of these contracts would have been a liability of $0.2 million at December 31, 1998. Such contracts mature on varying dates through 2000. Treasury futures and option contracts were not utilized in 1999 or 2000 by the Contributed Entities.

NOTE 18 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The information provided below is required by Statement of Financial Accounting Standards No. 107, ("SFAS 107"), Disclosures about Fair Value of Financial Instruments. Amounts disclosed represent estimates of fair values at a particular point in time. Significant assumptions regarding economic conditions, loss experience and risk characteristics associated with particular financial instruments and other factors were used for purposes of this disclosure. These assumptions are subjective in nature and involve matters of judgment. Changes in assumptions could have a material impact on these estimates.

     At December 31, 1999 and 1998, the carrying value and estimated fair value of certain of the Contributed Entities' financial instruments were as follows (in millions):

                                                             DECEMBER 31
                                            ----------------------------------------------
                                                     1999                    1998
                                            ----------------------   ---------------------
                                            CARRYING    ESTIMATED    CARRYING   ESTIMATED
                                              VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                            ---------   ----------   --------   ----------
Cash and cash equivalents(1)..............  $   668.9   $   668.9    $1,069.8   $ 1,069.8
Investment securities(2)..................    3,917.9     3,917.9     4,682.4     4,682.4
Net finance receivables(3)................   15,420.8    17,243.0     9,669.2    11,707.0
Notes payable(1)
  Commercial paper........................    2,693.2     2,693.2     1,513.9     1,513.9
  Bank loans..............................      240.8       240.8       494.8       494.8
Long-term debt(4).........................    5,121.6     5,237.8     3,982.0     4,061.9

---------------

(1) The estimated fair value approximates their carrying value.

                              CONTRIBUTED ENTITIES

(2) Estimated market values of investment securities are based on quoted market prices, if available. If quoted prices are not available, the fair value was estimated by discounting the expected cash flows from the investments at discount rates which approximate the rates that would achieve an expected return on assets with similar risk characteristics.

(3) In order to determine the fair values of loans, the loan portfolio was segmented based on loan type, credit quality and repricing characteristics. The fair value was estimated by discounting the expected cash flows from such loans at discount rates which approximate gross finance charge rates that would achieve an expected return on assets with similar risk characteristics. The estimated fair value of the credit card receivables was based on the Contributed Entities' experience in pricing similar portfolios for acquisition purposes.

(4) The fair value of long-term debt was determined by discounting expected cash flows at discount rates currently available to the Contributed Entities for debt with similar terms and remaining maturities.

     See Note 17 for fair value information regarding derivative financial instruments.

NOTE 19 -- SUBSEQUENT EVENT

     On September 5, 2000, First Capital and Citigroup Inc. entered into an agreement and plan of merger whereby First Capital will be merged with and into Citigroup Inc. (the "Agreement"). Under the Agreement, which was filed as a Form 8-K dated September 6, 2000, holders of First Capital common stock will receive
0.7334 shares of Citigroup Inc. common stock for each share of First Capital common stock.

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          12             -- Computation of Ratio of Earnings to Fixed Charges
          23             -- Consent of Independent Auditors
          23a            -- Consent of Independent Auditors
          27             -- Financial Data Schedule -- ACONA -- December 31, 1999
          27a            -- Financial Data Schedule -- ACONA -- June 30, 2000